                                                                     EXHIBIT D-2


                               JOINT PETITION OF

                          CONSOLIDATED EDISON, INC.,

                     ORANGE AND ROCKLAND UTILITIES, INC.,

                                      AND

                        CONSOLIDATED EDISON COMPANY OF
                                NEW YORK, INC.

                            FOR APPROVAL OF MERGER
                             AND STOCK ACQUISITION
                              AND RELATED RELIEF

PUBLIC SERVICE COMMISSION
STATE OF NEW YORK

--------------------------------------------------------X
Joint Petition of Consolidated Edison, Inc., Orange and   :
Rockland Utilities, Inc., and Consolidated Edison         :  JOINT PETITION
Company of New York, Inc. Under Sections 70 and 108       :
of the Public Service Law for Approval of Merger and      :
Stock Acquisition                                         :
Case No.                                                  :

--------------------------------------------------------X


TO THE PUBLIC SERVICE COMMISSION
OF THE STATE OF NEW YORK:


     On May 10, 1998, Consolidated Edison, Inc. ("CEI"), Orange and Rockland Utilities, Inc. ("Orange and Rockland") and C Acquisition Corp., a wholly-owned subsidiary of CEI (the "Merger Subsidiary"), entered into an Agreement and Plan of Merger ("Merger Agreement") under which the Merger Subsidiary will merge with and into Orange and Rockland (the "Merger") and Orange and Rockland will be the surviving corporation and will become a wholly-owned subsidiary of CEI, which is also the parent of Consolidated Edison Company of New York, Inc. ("Con Edison"). Con Edison and Orange and Rockland are both regulated New York utilities. (Con Edison and Orange and Rockland are jointly referred to herein as the "Utilities.") Upon the effectiveness of the Merger, the holders of Orange and Rockland's Common Stock, $5 par value ("Orange and Rockland's Common Stock"), will receive $58.50 per share in cash. (CEI, Orange and Rockland and Con Edison are jointly referred to herein as "Petitioners".)

     Petitioners request that the Public Service Commission ("the Commission") approve the Merger and provide related relief as set forth in this Joint Petition. The Merger is clearly in the public interest. The Merger creates the potential for increased operating efficiencies and operational and regulatory synergies for both Utilities. Both Utilities are operating in an increasingly competitive energy industry. Both are in the process of divesting large portions of their generating assets to create competition, and both are in the process of transforming their utility operations into regulated companies which utilize their "wires and pipes" infrastructure to provide the energy delivery system critical to the competitive marketplace.

A.  INTRODUCTION

1. Con Edison is an electric, gas and steam corporation organized under the laws of the State of New York, including the Transportation Corporations Law, and has its principal place of business at 4 Irving Place, New York, New York 10003.

2. Con Edison supplies electric service in all of New York City (except part of Queens) and in most of Westchester County; gas service in Manhattan, the Bronx and parts of Queens and Westchester Counties; and steam service in part of Manhattan.

3. Orange and Rockland is an electric and gas corporation, organized under the laws of the State of New York, including the Transportation Corporations Law, and has its principal place of business at One Blue Hill Plaza, Pearl River, New York 10965. Orange and Rockland has two wholly-owned utility subsidiaries, Rockland Electric Company ("RECO"), a New Jersey corporation, and Pike County Light & Power Company ("Pike"), a Pennsylvania corporation.

4. Orange and Rockland supplies electric and gas service in all of Rockland County, most of Orange County and part of Sullivan County. In New Jersey, Orange and Rockland's utility subsidiary, RECO, supplies electric service in parts of Bergen, Passaic and Sussex Counties. In Pennsylvania, Orange and Rockland's utility subsidiary, Pike, supplies electric and gas service in parts of Pike County. Orange and Rockland is exempt from registration under the Public Utility Holding Company Act of 1935 ("PUHCA").

5. CEI is a corporation organized under the laws of the State of New York. On January 1, 1998 it became the holding company for Con Edison. CEI has
     various non-utility subsidiaries./1/   It is exempt from registration under
     PUHCA.

6. Certified copies of Con Edison's Certificate of Incorporation and Orange and Rockland's Restated Certificate of Incorporation and each amendment or restatement of each such Certificate have been filed with the Commission. Certified copies of CEI's and the Merger Subsidiary's Certificates of Incorporation are attached hereto as Appendices A and B, respectively.

B.   RELIEF SOUGHT

7. In accordance with the terms and conditions of the Merger Agreement, a copy of which is annexed hereto as Appendix C, each outstanding share of Orange and Rockland's Common Stock will be converted into the right to receive $58.50 in cash and, after the consummation of the transactions described in the Merger

------------------------------
/1/The Merger Subsidiary is a recently-organized corporation that has not conducted any business except in conjunction with the Merger Agreement. The principal offices of CEI and the Merger Subsidiary are located at 4 Irving Place, New York, New York 10003.

     Agreement, Orange and Rockland will become a wholly-owned subsidiary of CEI. CEI hereby seeks the approval of the Commission under Section 70 of the Public Service Law to acquire the stock of Orange and Rockland as contemplated in and pursuant to the terms of the Merger Agreement. Petitioners hereby also seek Commission approval under Section 108 of the Public Service Law of a certificate of merger between Orange and Rockland and the Merger Subsidiary, which will be delivered for filing to the Department of State of the State of New York.

8. By its orders issued on September 23 and November 3, 1997, in Case 96-E-0897, the Commission approved, subject to certain conditions and understandings, an Agreement and Settlement, dated September 19, 1997, among Con Edison, Staff and other parties ("the Con Edison Settlement Agreement")./2/ Among other things, the Con Edison Settlement Agreement permits the formation of a holding company and sets forth provisions and standards of conduct governing the relationship of Con Edison with the holding company and with its unregulated affiliates. The holding company, CEI, has been formed.

9. By its orders issued on November 26 and December 31, 1997 in Case 96-E-0900, the Commission approved an Electric Rate and Restructuring Plan, dated November 6, 1997, among Orange and Rockland, Staff and other parties ("the

---------------------------
/2/Case 96-E-0897 - Consolidated Edison Company of N.Y., Inc., Order Adopting
                    -----------------------------------------  --------------
Terms of Settlement Subject to Conditions and Understandings (September 23,
------------------------------------------------------------
1997), Confirming Order (October 1, 1997); and Opinion No. 97-16 (November
3, 1997).

     Orange and Rockland Restructuring Plan")./3/ Among other things, the Orange and Rockland Restructuring Plan provides for Orange and Rockland to form a holding company that would be registered under PUHCA, subject to obtaining shareholder and other regulatory approvals. The Orange and Rockland Restructuring Plan also sets forth provisions and standards of conduct that will govern holding company and affiliate relations under the holding company structure.

10. Orange and Rockland will not form a registered holding company under PUHCA, but instead, as a result of the Merger, Orange and Rockland will become a wholly-owned subsidiary of CEI. (It is expected that CEI will remain exempt from registration under PUHCA.) Accordingly, Petitioners request Commission approval of conforming modifications to the corporate structure and related provisions in both the Orange and Rockland Restructuring Plan and the Con Edison Settlement Agreement to reflect the corporate structure that will result from the Merger. The conforming modifications are set forth in Appendix F hereto.

11. In addition, Petitioners request that the Commission approve the cost allocation methodology and accounting procedure described in Appendix G hereto, which provides procedures for the allocation of direct charges and common costs among and between CEI, Con Edison and Orange and Rockland and their affiliates. The proposed cost allocation methodology and accounting procedure is consistent with the allocation and accounting framework contained in the Con Edison Settlement

-----------------------------------
/3/Case 96-E-0900 - Orange and Rockland Utilities, Inc., Order Adopting Terms of
                    ------------------------------------------------------------
Settlement (November 26, 1997) and Opinion No. 97-27 (December 31, 1997).
-----------

     Agreement and the Orange and Rockland Restructuring Plan. The transactions between CEI and Orange and Rockland and between Orange and Rockland and Petitioners' unregulated affiliates would be governed by the affiliate rules and standards of conducts set forth in the Orange and Rockland Restructuring Plan, as modified by Appendix F. Similarly, transactions between CEI and Con Edison and between Con Edison and Petitioners' unregulated affiliates would be governed by the affiliate rules and standards of conduct set forth in the Con Edison Settlement Agreement, as modified by Appendix F.

12. The proposed cost allocation methodology and accounting procedure described in Appendix G hereto also sets forth rules that would govern transactions between Con Edison and Orange and Rockland. These rules are consistent in all substantive respects with the terms of the Con Edison Settlement Agreement and the Orange and Rockland Restructuring Plan. Allocation of costs among Orange and Rockland and its New Jersey and Pennsylvania utility subsidiaries (RECO and Pike, respectively) would continue to be governed by the existing service contracts between Orange and Rockland and its utility subsidiaries. The transfer of assets between regulated Con Edison and Orange and Rockland would be permitted as set forth in the procedures and rules.

13. The Con Edison Settlement Agreement provides for a five-year electric rate plan through March 31, 2002. The Orange and Rockland Restructuring Plan provides for a four-year electric rate plan through November 30, 2001.

14. The Con Edison Settlement Agreement's rate plan provides for electric rate reductions of $1.1 billion on a cumulative basis over the five-year period ending March 31, 2002. All customers under this plan will receive rate reductions of at least 10 percent, with some receiving reductions of up to 25 percent. These savings are exclusive of the savings that electric customers may achieve through participation in newly competitive electric markets being shaped pursuant to the Con Edison Settlement Agreement. Con Edison's customers will continue to receive the substantial benefits of the Con Edison Settlement Agreement's rate plan and, if this Joint Petition is approved, will receive additional benefits as set forth herein as a consequence of the Merger .

15. The Orange and Rockland Restructuring Plan provides for cumulative electric rate reductions over its four-year term of approximately $32.4 million, exclusive of the savings that electric customers may achieve through the new competitive markets. Orange and Rockland's customers also will continue to benefit from the Orange and Rockland Restructuring Plan, and they will receive additional benefits described herein as a consequence of the Merger.

D.   THE MERGER

16. Dramatic changes are occurring in the regulation of the electric and gas industries at the federal and state levels, resulting in an increasingly competitive environment in which gas and electric utilities must operate. Con Edison and Orange and Rockland have each been engaged in an ongoing evaluation of this transformation of the energy industry to determine how best to respond to these changes. Petitioners have agreed that the terms of the business combination set forth in the Merger Agreement will, subject to obtaining required regulatory and shareholder approvals, provide a mutually beneficial setting for responding to this evolving and increasingly competitive energy marketplace. The respective Boards of Directors of Petitioners have approved the Merger Agreement. The Merger Agreement requires the approval of the holders of two-thirds of Orange and Rockland's Common Stock which is outstanding. Orange and Rockland intends to hold a meeting of its shareholders in the third quarter of 1998 to vote on the approval of the Merger Agreement. CEI's shareholders are not required to approve the Merger Agreement.

17. To effect the Merger, the Merger Agreement provides for the Merger Subsidiary to merge with and into Orange and Rockland, with Orange and Rockland being the surviving corporation. Each outstanding share of Orange and Rockland stock will be converted into the right to receive $58.50 in cash. As a result, Orange and Rockland will become a subsidiary of CEI at the time of the Merger. Orange and Rockland's existing regulated subsidiaries, Pike and RECO, will remain its subsidiaries and will not be transferred to CEI.

18. It is expected that Con Edison and Orange and Rockland, each a direct wholly owned subsidiary of CEI, will continue to operate under their respective names.

19. The obligations of CEI and Orange and Rockland to effect the transactions contemplated by the Merger Agreement are subject to a number of conditions including, but not limited to, the approval of the Merger Agreement by Orange and Rockland's shareholders and obtaining all required regulatory and governmental approvals and consents.

20. Until the Merger is consummated, Orange and Rockland has committed in the Merger Agreement to conduct its businesses in the ordinary course consistent with past practices and in accordance with the Orange and Rockland Restructuring Plan. Among other things, Orange and Rockland is required by the Merger Agreement to use its best efforts to enter into a definitive agreement(s) to divest its generating assets pursuant to the Orange and Rockland's Commission-approved divestiture plan.

E.   THE BENEFITS OF THE MERGER

21. The Merger will be beneficial to the customers of both Orange and Rockland and Con Edison. With the Merger, Petitioners will realize operating efficiencies. Petitioners will maintain customer service and system reliability following consummation of the Merger. The Merger should facilitate the development of competitive markets.

22. The Merger will make available rate savings above and beyond the substantial savings captured by the Con Edison Settlement Agreement and the Orange and Rockland Restructuring Plan and the transition to competition. The rate benefits from the Merger are driven by the operating efficiencies expected from the Merger. The forecast ten-year net synergy savings are set forth in Appendix H. Appendix H indicates that the Merger is anticipated to result in cost savings, net of transaction costs and costs to achieve,/4/ of $467.6 million over the first ten years

----------------------------------------
/4/Transaction costs and costs to achieve are the incremental legal, financial, employee and organizational costs incurred and to be incurred to effectuate and implement the merger. Transaction and cost to achieve expenses in 1998 will, subject to Commission approval, be deferred for disposition in this proceeding.

     following the closing of the transaction (assumed closing date of March 31, 1999). Petitioners' propose a reasonable allocation of these synergy savings between consumers and investors. Such a sharing is both consistent with the established practice of apportioning such savings equitably between customers and investors and an appropriate recognition of the investment required to bring about desirable and efficient combinations such as the Merger.

23. As set forth in Appendix H, New York customers of Con Edison and Orange and Rockland will benefit by one-half the synergy savings over the 10-year period ending March 31, 2009, receiving a total benefit of $236.3 million. The allocation of the anticipated savings is further detailed in Appendix
     I. The methodology for the allocation of synergies after March 2002 is reflected in Appendix I, section (IV). As detailed in Appendix I, the Merger will result in cost savings for Con Edison's gas operations and for other services will forestall or reduce near-term rate increases and offset the accumulation of debits expected to build to future rate increases. The nominal-dollar rate decreases will occur as scheduled per the Con Edison Settlement Agreement and the Orange and Rockland Restructuring Plan ($1.1 billion for Con Edison customers and $32.4 million for Orange and Rockland customers). Through March 2002, the Merger will create additional ratepayer credits, beyond the Con Edison Settlement and the Orange and Rockland Restructuring Plan, amounting to $4.9 million for Orange and Rockland customers and $36.5 million for Con Edison customers./5/

-----------------------------
/5/ The Orange and Rockland Restructuring Plan provides for $1 million over four years for the costs incurred in establishing a registered holding company.
Since as a result of the Merger, Orange and

24. Ability to Finance Utility Operations - Under the terms of the Merger, Con Edison and Orange and Rockland will be separate subsidiaries of CEI. As a consequence, the transaction will not impair the ability of Con Edison or Orange and Rockland to continue to raise debt or preferred equity capital in the future. Moreover, additional equity capital, whether raised publicly at the CEI level or generated internally, will be invested in Con Edison and Orange and Rockland, as appropriate, to fund utility capital expenditures while maintaining a cost-effective capital structure at the utility level. In addition, Con Edison and Orange and Rockland will remain as separate regulated utilities, subject to Commission jurisdiction.
     Hence, Commission approval pursuant to Section 69 of the Public Service Law will continue to be required for any additional debt or preferred equity financing by the New York regulated utilities.

25. Customer Service - The proposed transaction will facilitate the achievement of the customer service quality goals set forth in the Con Edison Settlement Agreement and Orange and Rockland Restructuring Plan. Both agreements provide incentives to prevent customer service from deteriorating to unacceptable levels, and those incentive provisions will continue to apply to the respective utilities. Since both Con Edison and Orange and Rockland will remain regulated utilities subject to the full jurisdiction of the Commission, the proposed transaction would

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Rockland will not establish a registered holding company, Orange and
Rockland will apply the unexpended portion of this amount as prescribed by its Restructuring Plan. Specifically, Orange and Rockland will apply this amount to offset regulatory assets in accordance with Section I.E, Accounting Provisions, set forth on pages 10-12 of the Orange and Rockland Restructuring Plan.

     not limit the Commission's authority to take appropriate action to further address customer needs for either or both utilities if required.

26. The combination of the two utilities should strengthen the ability of both operating companies to offer additional services to customers. This will include utilization of best practices and innovative technology now available in the separate companies in responding to service needs. Orange and Rockland, for example, has successfully implemented the integration of multiple telephone call centers into one central call area, an experience that will prove beneficial to Con Edison as it implements its existing plan to consolidate call centers. Similar potential also appears to exist with respect to the phasing in of voice-response unit technology currently employed by Con Edison and in the growth of options afforded to customers in the use of the internet to carry out customer transactions (bill payment, etc.). There are other potential benefits in the application of internet technology, particularly in the data-transmission area, in implementing retail access.

27. Electric System Service and Reliability - The Con Edison Settlement Agreement and the Orange and Rockland Restructuring Plan contain explicit commitment to the provision of high levels of reliability. This commitment will continue in effect after the Merger. The combination of the two utilities will enable the utilities to draw on the combined expertise and strengths of their respective workforces to meet commitments and assure continued system reliability.

28. Because of its size and service area characteristics, Con Edison has developed comprehensive systems to support reliability. These include managerial systems such as performance tracking and root-cause analysis; systematic operating procedure and specification development; remote substation and overhead system monitoring; outage management systems; and power quality services. These systems may be adapted to enhance similar existing Orange and Rockland systems.

29. Employee Benefits - The Merger would also offer unique opportunities to employees. The combined utilities should provide greater opportunity for advancement, as well as training and career development. Con Edison has maintained a long-term commitment to the career development of its employees through, among other things, courses and career development programs offered at Con Edison's Learning Center. The employees of Orange and Rockland will benefit from these programs. While the Utilities will seek to identify and eliminate redundant functions in their operations, the Merger Agreement provides for the honoring of all collective bargaining agreements and for any workforce reductions to be made on a fair and equitable basis reflecting employees' prior experience and skills and without regard to prior affiliation.

30. Commitment to Communities and to Economic Development - As a result of the Merger, both Con Edison and Orange and Rockland will be better positioned to maintain their strong commitment to the economic development and welfare of their respective service territories. This commitment will be enhanced by the improved ability of the combined entity to compete in the energy marketplace. Both utilities have a strong record of community involvement and charitable contributions which will be maintained after the Merger. The Merger Agreement expressly provides for the continuation of charitable contributions in the Orange and Rockland service area at comparable levels to those provided by Orange and Rockland.

31. Economic development has been and will continue as a core objective of the Utilities. The Competitive Opportunities proceeding created significant new incentives for increased economic activity in both service areas. The Merger will add to this not only through a measurable increase in the efficiency of the energy infrastructure of the area, but also by the favorable impact that the Merger will have in facilitating the transition to competition for customers served by the Utilities.

32. Effect on Competition - The proposed business combination will not have an adverse impact on competition in the electric industry. Indeed, the Merger can be expected to advance competitive interests. Both companies have committed to comprehensive generation divestiture programs and have established open access transmission tariffs consistent with the rules and requirements of the Federal Energy Regulatory Commission ("FERC"). The technological innovations that have played a major role in facilitating competition, allowing new markets to form and expanding the types of transactions that utilities can accommodate, cannot be as effectively supported or encouraged on a small scale. Business combinations such as the Merger will provide the resources to foster innovation and will thus add vitality and strength to the drive to competition and thereby increase the savings available to consumers.

33. In terms of the competitive restructuring already underway, both utilities have committed themselves firmly to the development of a competitive electric market in their respective service areas and have implemented retail access programs in compliance with the Con Edison Settlement Agreement and Orange and Rockland Restructuring Plan. The Merger will not diminish this commitment and should have no impact on competition in the gas industry. Both Con Edison and Orange and Rockland have opened up their gas systems in full compliance with all Commission orders in the gas industry restructuring case./6/ The open competition for gas sales in the service territories of Con Edison and Orange and Rockland not only obviates any concern that the transaction will enable CEI to exercise market power in retail gas sales, but also prevents CEI from exercising control over gas commodity sales for electric generation or for end-use applications as a substitute for electricity.

34. Effect on Regulation - The proposed business combination is not expected to impact the Commission's jurisdiction over Con Edison and Orange and Rockland. It will not impede the Commission's regulatory authority over the rates, service, operations, and the financial condition of Petitioners' utility business. Both utilities will continue in existence and be subject to the same governmental orders to which they were subject immediately prior to the Merger.

F.   REQUIRED REGULATORY APPROVALS


-------------------------
/6/ Case 93-G-0932 - Proceeding on Motion of the Commission to Address Issues
                     --------------------------------------------------------
Associated with the Restructuring of the Emerging Competitive Natural Gas
-------------------------------------------------------------------------
Market.
------
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                                      16

35. In addition to the regulatory approvals requested hereby, the Petitioners are required to obtain the following Federal and State regulatory approvals to effect the transaction contemplated by the Merger Agreement (none of which have been obtained as of the date hereof):

     a. Federal Energy Regulatory Commission. Con Edison and Orange and Rockland are subject to the jurisdiction of FERC under Section 205 of the Federal Power Act ("FPA") with respect to certain wholesale electric sales and transmission services. FERC has also asserted jurisdiction over any transfer of ownership and control over FERC jurisdictional facilities under section 203 of the FPA. An application seeking the approval of the FERC will be filed shortly after the date of filing this Joint Petition.

     b. Securities and Exchange Commission. Because of its ownership of all of the issued and outstanding common stock of Con Edison, CEI is a public utility holding company under PUHCA. Approval of the Securities and Exchange Commission ("SEC") pursuant to Section 9(a)(2) of PUCHA will be required to consummate the acquisition by CEI of Orange and Rockland's common stock. It is anticipated that an application seeking SEC approval will be filed in July 1998. CEI currently is exempt from registration under PUCHA under Section 3(a)(1) of the Act as a "predominantly intrastate" public utility holding company. Orange and Rockland is exempt from registration under Section 3(a)(2) of the Act as an operating utility holding company serving contiguous states. It is expected that CEI and Orange and Rockland will continue to qualify for exemptions from registration under PUHCA under Sections 3(a)(1) and 3(a)(2), respectively, following the Merger. CEI and Orange and Rockland will file statements with the SEC claiming the exemptions.

     c. New Jersey Board of Public Utilities. RECO is subject to the jurisdiction of the New Jersey Board of Public Utilities ("NJBPU") and, therefore, the Merger may require approval of the NJBPU under the New Jersey Public

          Utilities Law. A petition requesting that the NJBPU approve the Merger will be filed in the same time frame as this Joint Petition.

     d. Pennsylvania Public Utility Commission. Pike is subject to the jurisdiction of the Pennsylvania Public Utility Commission ("PAPUC") and, therefore, the Merger will require the approval of the PAPUC pursuant to the Pennsylvania Public Utility Code. A petition requesting PAPUC approval will be filed in the same time frame as this Joint Petition.

     e. Hart-Scott-Rodino. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended ("HSR"), the share acquisitions by CEI may not be consummated until the requisite notifications and report forms have been filed with the Antitrust Division of the Department of Justice and the Federal Trade Commission and the HSR waiting period requirements have been satisfied./7/

36. The following appendices, which are attached to this Joint Petition, are incorporated herein and made a part hereof.

     a.   Appendix A - Certified Copy of CEI's Certificate of Incorporation

     b. Appendix B - Certified Copy of Merger Corporation's Certificate of Incorporation

     c.   Appendix C- Agreement and Plan of Merger

------------
/7/ Per the Merger Agreement, application will also be made to the New Jersey Department of Environmental Protection in accordance with the New Jersey Industrial Site Recovery Act.

     d. Appendix D - Statement of Financial Condition of Con Edison as of December 31, 1997

     e. Appendix E - Statement of Financial Condition of Orange and Rockland as of December 31, 1997

     f. Appendix F - Conforming Changes to Affiliate Rules and Standards of Conduct

     g. Appendix G - Conformed Cost Allocation Methodology and Accounting Procedure

     h.   Appendix H - Quantification and Allocation of Synergy Savings

     i.   Appendix I - Benefit Disposition and Methodology

G.   EFFECT ON THE SETTLEMENT AGREEMENT AND RESTRUCTURING PLAN

37. Except for the conforming modifications described in Appendices F and G, and the disposition of synergy benefits proposed herein, the Merger will have no effect on the provisions of the Con Edison Settlement Agreement and the Orange and Rockland Restructuring Plan, including the provisions relating to rate reductions, retail access programs and divestiture of generating facilities./8/

38. Petitioners respectfully request that the Merger described herein be considered and approved on an expeditious basis. Accordingly, Petitioners propose that the Commission adopt a procedural schedule for the processing of this Joint Petition with the objective of obtaining a final Commission decision hereon in as expeditious a manner as possible but in no event later than nine months from the date of this Joint Petition.

H.   OTHER MATTERS

39. Each Petitioner respectfully reserves the right to withdraw this Joint Petition at any time prior to a final Commission decision, and further reserves the right to decide not to consummate the transactions described herein, to the extent either of them is permitted to do so pursuant to the terms of the Merger Agreement. Petitioners waive no rights under their respective settlement agreements and particularly waive no rights respecting the duration, scope and terms of rate and rate-related provisions contained therein.

I.   CORRESPONDENCE AND COMMUNICATIONS

40. All communications and correspondence with respect to this Joint Petition should be addressed to the following:


          Chanoch Lubling, Esq.
          Associate General Counsel
          Consolidated Edison Company of New York, Inc.
          4 Irving Place, New York, New York 10003

          G. D. Caliendo, Esq.
          Senior Vice President and General Counsel
          Orange and Rockland Utilities, Inc.
             One Blue Hill Plaza, Pearl River, New York 10965

---------------------
/8/ The Merger Agreement expressly requires Orange and Rockland to use its best efforts to enter into a contract to divest its generation assets by May 1, 1999, and to consummate the sale as soon as practicable after executing such agreement.

J    CONCLUSION AND REQUEST FOR RELIEF

41. For all of the foregoing reasons, Petitioners believe that their proposed business combination is in the public interest, fully consistent with relevant statutory and regulatory standards, and should be approved. Accordingly, Petitioners request for an order: (1) authorizing Petitioners under Section 70 of the Public Service Law to consummate the transactions as set forth in the Merger Agreement, as described and subject to the conditions proposed herein; (2) approving a certificate of merger under
     Section 108 of the Public Service Law; (3) approving the conforming amendments to the Con Edison Settlement Agreement and to the Orange and Rockland Restructuring Plan described in Appendix F; (4) approving the Proposed Cost Allocation Methodology and Accounting Procedure attached hereto as Appendix G; (5) approving the accounting and rate treatment of the synergy savings as set forth herein; and (6) granting Petitioners such other and further relief to which Petitioners may be entitled.

Dated: New York, New York
       June 22, 1998
                                                Respectfully submitted,

Consolidated Edison, Inc.
4 Irving Place
New York, New York  10003

Consolidated Edison Company of New York, Inc.   Orange and Rockland Utilities, Inc.
4 Irving Place                                  One Blue Hill Plaza
New York, New York  10003                       Pearl River, New York  10965
Tel:  212-460-6330                              Tel:  914-577-2424

By:__________________________                   By__________________________
        John D. McMahon                                 G. D. Caliendo
        Their Attorney                                  Its Attorney

                                 VERIFICATION

STATE OF NEW YORK   )
                   )  ss.:
COUNTY OF NEW YORK  )


     Joan S. Freilich, being duly sworn, deposes and says: I am Executive Vice President and Chief Financial Officer of Consolidated Edison, Inc. and Consolidated Edison Company of New York, Inc., petitioners in the within matter. I have read the attached Petition, and the same is true to the best of my knowledge, information and belief.



                                             ________________________
                                                 Joan S. Freilich



Sworn to and subscribed
before me this ____ day
of June, 1998

                                 VERIFICATION


STATE OF NEW YORK   )
                   )  ss.:
COUNTY OF ROCKLAND  )


     R. LEE HANEY, being duly sworn, deposes and says: I am Senior vice President and Chief Financial Officer of both Rockland Electric Company, petitioner in the within matter, and its corporate parent Orange and Rockland Utilities, Inc. I have read the attached Petition, and the same is true to the best of my knowledge, information and belief.



                                              _______________________
                                                 R. Lee Haney



Sworn to and subscribed
before me this ____ day
of June, 1998

                                                                      APPENDIX F


                          CONFORMING MODIFICATIONS TO
                 CORPORATE STRUCTURE AND RELATED PROVISIONS OF
                     CON EDISON SETTLEMENT AGREEMENT AND
                    ORANGE AND ROCKLAND RESTRUCTURING PLAN
                    --------------------------------------

     Except as otherwise discussed herein, the corporate structure section of the Con Edison Settlement Agreement (Article V and Appendix J) and the corporate structure and affiliate rules sections of the Orange and Rockland Restructuring Plan (Article IV.A - C and Appendices E, H and I) continue unchanged. The changes set forth below are conforming in nature and do not change the substance of the settlement agreements.

     These modifications will take effect when approved by the Commission.


                        CON EDISON SETTLEMENT AGREEMENT
                        -------------------------------

FORMATION OF HOLDING COMPANY
----------------------------

     Section V.1.(iv) - Defining "Subsidiary" and "Affiliate"  As described in
     --------------------------------------------------------
the Joint Petition, Orange and Rockland will become a direct subsidiary of CEI. The subsidiaries of Orange and Rockland will therefore become indirect subsidiaries of CEI and affiliates of CEI's other subsidiaries, including Con Edison and CEI's existing unregulated subsidiaries.

     Section V.1(iv) of the Con Edison Settlement Agreement states that "subsidiaries other than Con Edison are referred to collectively as `the unregulated subsidiaries' or `unregulated affiliates.'" CEI will now have more than one regulated subsidiary, and this provision will therefore be conformed to reflect the fact that the terms "subsidiary" and "affiliate" will include both regulated and unregulated subsidiaries and affiliates. Any provision intended to apply only to either regulated or unregulated subsidiaries and affiliates
         ----
will be amended, where necessary, to make such limitation clear.

Affiliate Relations - In General
--------------------------------

     Section V.4(i) - Separate Building  This provision provides that "[n]o
     ----------------------------------
unregulated affiliate may be located in the same building as Con Edison beyond 180 days after its formation. Con Edison and CEI may occupy the same building." This provision will be conformed to make it clear that Con Edison and Orange and Rockland may be located in the same building, subject to the provisions of the merger agreement.

Transfer of Assets
------------------

     Section V.5(i)- Transfers Between Regulated Affiliates  This provision will
     ------------------------------------------------------
be amended to recognize that transfers of assets between the Con Edison and Orange and Rockland will not require the Commission's approval under Section 70 of the Public Service Law.

     Section V.5(ii) - Transfers Between Regulated Affiliates  This provision
     --------------------------------------------------------
will be amended to permit transfers of assets between regulated affiliates at net book value.

Personnel
---------

     Section V.6(i) - Separate Operating Employees  This provision will be
     ---------------------------------------------
amended to expressly permit Con Edison and Orange and Rockland to share operating employees. Accounting will be in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.6(iii) - Officers  This provision provides that "[o]fficers of
     ---------------------------
CEI may be officers of Con Edison." This provision will be amended by adding the words "and Orange and Rockland, Rockland Electric Company and Pike County Light & Power Company" to the quoted language.

     Sections V.6(iv) and (v) - Employee Transfers  These provisions will be
     ---------------------------------------------
amended to expressly permit the transfer of employees between Con Edison and Orange and Rockland and to recognize that the service limitation and compensation applicable to transfers with unregulated affiliates will not be applicable to the utility transfers.

     Sections V.6(viii) - Common Benefit Plans  This provision permits employees
     -----------------------------------------
of CEI, Con Edison and CEI's unregulated subsidiaries to participate in common pension and benefit plans. This provision will be amended to also permit employees of Orange and Rockland and other regulated affiliates to participate in such plans.

Provision of Services and Goods
-------------------------------

     Section V.7(i) - Corporate Services  This provision will be amended to
     -----------------------------------
permit Con Edison to provide corporate services to Orange and Rockland. Such services will be provided by Con Edison in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(ii) - Other Services   This provision will be amended to permit
     --------------------------------
Con Edison to provide services other than corporate services to Orange and Rockland and to provide such services at fully-loaded cost, except as otherwise required under PSL sec. 110. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(iii) - Services Purchased From Affiliates  This section will be
     -----------------------------------------------------
amended to recognize that CEI and Con Edison may purchase services from regulated affiliates, including Orange and Rockland. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(iv) - Common Insurance  This provision will be amended to
     ----------------------------------
permit CEI and all of its subsidiaries to be covered by common property/casualty and other business insurance policies.


                    Orange and Rockland Restructuring Plan
                    --------------------------------------

     The affiliate rules applicable to Orange and Rockland are included in
Article IV and Appendices H and I of the Orange and Rockland Restructuring Plan.

Corporate Structure
-------------------

     Section IV.A - Holding Company  This section will be amended to conform to
     ------------------------------
the merger agreement, pursuant to which Orange and Rockland will not form a registered holding company but instead will become a subsidiary of CEI.

     This section will also be amended to recognize that to effectuate the mechanics of the merger, Orange and Rockland will transfer ownership of its common equity to CEI.

Appendix H - Standards of Competitive Conduct  - A statement will be added to
---------------------------------------------
this appendix to make clear that the use of the term "Holding Company" refers to CEI rather than to the registered holding company that Orange and Rockland had intended to form.

Appendix I - Transfer of Assets
-------------------------------

     Sections 2(a) and (b) - Transfer of Assets  These sections will be
     ------------------------------------------
conformed to the changes indicated for Sections V.5(i) and (ii) of the Con Edison agreement, described, supra.
                             -----

Appendix I - Personnel
----------------------

     Sections 3(a),(c) and (d) - Separate Operating Employees and Employee
     ---------------------------------------------------------------------
Transfers  These sections will be conformed to the changes indicated for
---------
Sections V.6(i), 6(iv) and 6(v) of the Con Edison agreement, described, supra.
                                                                        -----

     Sections 3(f) - Compensation  This provision, which permits the stock of
     ----------------------------
the Holding company to be used as an element of compensation of common officers of the Holding company and the Delivery company, will be conformed to substitute CEI for the Holding company.

     Sections 3(g) - Common Benefit Plans  This provision permits employees of
     ------------------------------------
the registered holding company that Orange and Rockland had intended to form, Orange and Rockland and its unregulated subsidiaries to participate in common pension and benefit plans. This provision will be amended to eliminate the reference to the to-be-formed holding company and also permit employees of Orange and Rockland and its affiliates to participate in common pension and benefit plans with CEI and its other subsidiaries consistent with the change indicated for Section V.6(viii) of the Con Edison agreement, described, supra.
                                                                        -----

     Appendix I - Provision of Services and Goods
     --------------------------------------------

     Section 4(a) - Corporate Services  This provision was written with the
     ---------------------------------
expectation that Orange and Rockland would form a registered holding company with a service company that would provide services to a "Delivery Company" (i.e., Orange and Rockland) and unregulated subsidiaries. This provision will be conformed to reflect the merger.

     Section 4(b) - Other Services  This provision will be amended to recognize
     -----------------------------
that Orange and Rockland may provide non-corporate services to Con Edison and to provide such services at fully-loaded cost, except as otherwise required under PSL sec. 110. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section 4(d) - Common Insurance  This provision would be conformed to
     -------------------------------
permit CEI and all of its subsidiaries to be covered by common property/casualty and other business insurance policies consistent with the change indicated for
Section V.7(iv) of the Con Edison agreement described, supra.
                                                       -----

                                    * * * *

     Development of a single set of procedures is indicated, and the Petitioners are willing to discuss such a step if other parties also believe such a step to be feasible.

                                                                      APPENDIX G

                          CONFORMING MODIFICATIONS TO
                AFFILIATE TRANSACTIONS ACCOUNTING PROCEDURES OF
                      CON EDISON SETTLEMENT AGREEMENT AND
                    ORANGE AND ROCKLAND RESTRUCTURING PLAN


     Except as otherwise discussed herein, the accounting appendices to the Con Edison Settlement Agreement (Appendix I) and the Orange and Rockland Restructuring Plan (Appendix J) would continue unchanged./1/ The changes set forth below are conforming in nature and do not change the substance of the settlement agreements.

         Modifications to Appendix I To Con Edison Settlement Agreement
         --------------------------------------------------------------

     Section 3.1 - Background  This provision will be amended to (1) recognize
     ------------------------
Orange and Rockland and its subsidiaries as direct and indirect subsidiaries of CEI and as affiliates of Con Edison and CEI's other unregulated subsidiaries and
(2) make this accounting procedure also applicable to Orange and Rockland.

     Section 3.2(a) - Transfer of Assets  This section will be amended to
     -----------------------------------
conform to the change to Section V.5(i) of the settlement, which establishes that transfers of assets between regulated affiliates will be made at net book cost.

     Section 3.3(a) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the changes to Sections V.7(i) and (ii) of the settlement, which permit Con Edison to provide corporate and other services to Orange and Rockland. This section will also recognize that the provision of electric energy or gas to Orange and Rockland shall be governed by PSL sec. 110, subject to any applicable FERC requirements, and that Con Edison will charge Orange and Rockland the same rates for Con Edison's tariff services as Con Edison charges all similarly-situated customers.

     Section 3.3(d) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the change to Section V.7(iii), which recognizes that Con Edison may purchase goods and services from Orange and Rockland and that the pricing of such services shall be in accordance with the accounting guidelines set forth in the Orange and Rockland Restructuring Plan.

__________________
/1/ The cost allocation guidelines in Appendix J to the Plan were in draft form. Orange and Rockland committed to "file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines, thirty days prior to making such change(s)" and the Plan provided that such changes would be considered in either the unbundling phase of the proceeding or as part of the application to form a holding company (Appendix I, section 1(b)). In light of the proposed merger, Orange and Rockland proposes that these changes be considered as part of the Joint Petition and will submit a copy of this Appendix G to the Director in satisfaction of the aforementioned filing requirement.

     Section 3.4(a)(1) - Direct Cost Allocations  This section will be amended
     -------------------------------------------
to conform to the change to Section V.7(ii), which provides that other (non-corporate) services provided by Con Edison to Orange and Rockland will be provided on a fully-loaded cost basis.

     Sections 3.4(c)(2) and (3) - Proportional and Other Allocations  These
     ---------------------------------------------------------------
sections will be amended to conform to the changes to Sections V.6(viii) and 7(iv), which permit (1) Orange and Rockland employees to participate in common pension and benefit plans and (2) CEI and all affiliates to be covered by common property/casualty and other business insurance policies, respectively.

     Modifications to Appendix J to Orange and Rockland Restructuring Plan
     ---------------------------------------------------------------------

     Section 3.1 - Background  This provision will be amended to (1) recognize
     ------------------------
Orange and Rockland and its subsidiaries as direct and indirect subsidiaries of CEI and as affiliates of Con Edison and CEI's other unregulated subsidiaries and
(2) make this accounting procedure also applicable to Con Edison.

     Section 3.2 - Transfers of Assets and Employees A section will be added to
     -----------------------------------------------
Appendix J to provide accounting guidelines for transfers of assets and employees, consistent with the rules set forth in sections 2 and 3 of Appendix I.

     Section 3.3(c) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the changes to Sections V.7(i) and (ii) of the Con Edison Settlement Agreement, which permits Con Edison to provide corporate and other services to Orange and Rockland at fully-loaded cost, recognizing that Con Edison's provision of electric energy or gas to Orange and Rockland shall be governed by PSL sec. 110, subject to any applicable FERC requirements, and that Orange and Rockland will pay the same rates for Con Edison's tariff services as all similarly-situated customers.

     Sections 3.4(c)(2)/2/ and Exhibit A, Section (4) - Cost Causative
     -----------------------------------------------------------------
Allocations - These sections will be amended to clarify the bases for allocating
-----------
costs by deleting, for example, references to consolidated assets.

      Sections 3.4(c)(2)/3/ and (3) - Proportional and Other Allocations
     -------------------------------------------------------------------
These sections will be amended to conform to the changes to Sections 3(g) and 4(d) of the Orange and Rockland Restructuring Plan, which permit (1) employees of CEI, Con Edison, Orange and Rockland and their affiliates to participate in common pension and benefit plans and (2) CEI and all affiliates to be covered by common property/casualty and other business insurance policies, respectively.

_____________________
/2/ Note: there are two provisions numbered "(c)2." The proposed change relates to the second one.

/3/ Note: there are two provisions numbered "(c)2." This proposed change relates to the second one.

                                    * * * *

     Development of a single set of procedures is indicated, and the Petitioners are willing to discuss such a step if other parties also believe such a step to be feasible.

                                                                      APPENDIX H
               QUANTIFICATION AND ALLOCATION OF SYNERGY SAVINGS
                            (THOUSANDS OF DOLLARS)

                                  RY 3-00*   RY 3-01   RY 3-02   RY 3-03   RY 3-04   RY 3-05   RY 3-06   RY 3-07   RY 3-08  RY 3-09
                                  -------    -------   -------   -------   -------   -------   -------   -------   -------  -------
NET SYNERGY SAVINGS
BEFORE COSTS TO ACHIEVE            $19,991   $39,315   $45,195   $47,141   $49,163   $51,226   $53,357   $55,569   $57,865   $60,249

5-YEAR AMORTIZATION OF
COSTS TO ACHIEVE                    (5,928)   (7,905)   (7,905)   (7,905)   (7,905)   (1,976)     -         -         -         -

NET SYNERGY SAVINGS
AFTER COSTS TO ACHIEVE              14,063    31,410    37,290    39,237    41,258    49,250    53,357    55,569    57,865    60,249

DISPOSITION OF SAVINGS
 O&R CUSTOMER BENEFIT***               922       922     3,049     3,496     3,965     5,579     6,449     6,964     7,502     8,067
 CON ED CUSTOMER BENEFIT***          7,409    13,484    15,597    16,122    16,664    19,046    20,229    20,821    21,430    22,058

     TOTAL CUSTOMER BENEFIT          8,331    14,406    18,645    19,618    20,629    24,625    26,678    27,784    28,933    30,125

  CEI SHAREHOLDER BENEFIT            5,732    17,004    18,645    19,618    20,629    24,625    26,678    27,784    28,933    30,125

     TOTAL DISPOSITION             $14,063   $31,410   $37,290   $39,237   $41,258   $49,250   $53,357   $55,569   $57,865   $60,249

                                          Total
                                          -----
NET SYNERGY SAVINGS
BEFORE COSTS TO ACHIEVE                 $479,072

5-YEAR AMORTIZATION OF
COSTS TO ACHIEVE                         (39,523)

NET SYNERGY SAVINGS
AFTER COSTS TO ACHIEVE                   439,549**

DISPOSITION OF SAVINGS
 O&R CUSTOMER BENEFIT***                  46,914       21%
 CON ED CUSTOMER BENEFIT***              172,860       79%

     TOTAL CUSTOMER BENEFIT              219,774      100%

  CEI SHAREHOLDER BENEFIT                219,774

     TOTAL DISPOSITION                  $439,549

*    Synergies begin July 1, 1999 and RY 3-00 includes 9 months of savings.
** Total savings of $467,576 inclusive of Orange and Rockland's out-of-state utility operations.
*** Total customer savings, inclusive of gross receipts taxes, amount to $50,445 for Orange and Rockland customers and $185,871 for Con Edison customers.

                                  APPENDIX I


                      Benefit Disposition and Methodology
                      -----------------------------------

I.  Framework:
    ---------

     i) Amortize actual costs to achieve and transaction costs over five-year period ending June 2004.

     ii) Allocate to customers one-half estimated synergies, net of transaction costs and costs to achieve, through March 31, 2002. Disposition thereof is per this appendix.

     iii) For post March 2002 period, apply merger savings retention procedure (below, sec. IV) as part of next general rate case for each service indicated.

II.  Application to Orange and Rockland
     ----------------------------------

     Electric Operations
     -------------------

          The following amounts will be accrued for electric ratepayer benefit on the books of Orange and Rockland and used to offset other deferred debits accrued under the Orange and Rockland Restructuring Plan:

          12 months ending March 31, 2000: -      $  694,000
          12 months ending March 31, 2001: -      $  694,000
          12 months ending March 31, 2002: -      $2,296,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: -      $1,716,000
          12 months ending March 31, 2001: -      $2,288,000
          12 months ending March 31, 2002: -      $2,288,000

     Gas Operations
     --------------

          The estimated share of benefits that will be applied to Orange and Rockland gas customers is:

          12 months ending March 31, 2000: -      $227,000
          12 months ending March 31, 2001: -      $227,000
          12 months ending March 31, 2002: -      $752,000

          In the absence of a settlement agreement in effect, specific prospective application of such estimated savings benefit would be addressed in Orange and Rockland's next gas rate case.

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: -      $562,000
          12 months ending March 31, 2001  -      $750,000
          12 months ending March 31, 2002: -      $750,000

     Post March 31, 2002:
     -------------------

          Subject to the merger savings retention prescribed below (sec. IV), Orange and Rockland's electric and gas customers will realize merger savings under the revenue requirement set forth in Orange and Rockland's next general rate cases.

III. Application to Con Edison
     -------------------------

     Electric Operations
     -------------------

          The following amounts will be accrued for ratepayer benefit on the books of Con Edison and used to benefit electric customers under the Con Edison Settlement Agreement:

          12 months ending March 31, 2000: -      $ 6,001,000
          12 months ending March 31, 2001: -      $10,922,000
          12 months ending March 31, 2002: -      $12,633,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: -      $ 2,956,000
          12 months ending March 31, 2001: -      $ 3,942,000
          12 months ending March 31, 2002: -      $ 3,942,000

     Gas Operations
     --------------

          The estimated share of benefits applicable to Con Edison gas customers is:

          12 months ending March 31, 2000: -      $ 1,111,000
          12 months ending March 31, 2001: -      $ 2,023,000
          12 months ending March 31, 2002: -      $ 2,339,000

          These amounts will be credited to gas customers through the gas adjustment in the period indicated.

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: -      $547,000
          12 months ending March 31, 2001: -      $730,000
          12 months ending March 31, 2002: -      $730,000

     Steam Operations
     ----------------

          The following amounts will be accrued for steam ratepayers benefit on the books of Con Edison and used to benefit customers:


          12 months ending March 31, 2000: -      $296,000
          12 months ending March 31, 2001: -      $539,000
          12 months ending March 31, 2002: -      $624,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: -      $146,000
          12 months ending March 31, 2001: -      $195,000
          12 months ending March 31, 2002: -      $195,000

     Post March 31, 2002:
     -------------------

         Subject to the merger savings retention prescribed below (sec. IV), Con Edison electric, gas and steam customers will realize merger savings under the revenue requirement set forth in Con Edison's next general rate case for each service.

IV.  Merger Savings Retention Procedure
     ----------------------------------

         The 50% shareholder retention in RY 3-03 through RY 3-09 will be based on actual achieved synergy savings. The respective utilities' cost of service will reflect the full realized synergy savings, offset by an entry to reflect the one-half sharing with the shareholder calculated in the manner herein set forth. The calculation compares the actual (reduced by synergy savings) cost of the affected areas to a target (i.e, projection of costs in the absence of
                                     ---
  Merger), crediting 50% of the difference to the shareholder up to a maximum annual amount. The target will be the actual 1998 costs of the affected areas shown on the attached, escalated by the CPI and reduced for non-synergy productivity of 2% annually. The shareholder benefit will be contingent on actual costs being below targeted levels, ensuring customer benefit. The maximum annual shareholder benefit will be 150% of the estimated savings for customers set forth in Appendix H. Under the methodology, the investor share can exceed estimated investor benefit only when customers' benefits are also in excess of the estimate.

         The calculation of shareholder benefit will be done on a total company basis and allocated proportionately among services. Disposition of savings after RY 3-09 will be determined at that time.

                    CENTRAL FUNCTIONS AFFECTED BY SYNERGIES


                              Accounting (including public accounts)
                              Tax
                              Treasurer/Shareholders Services
                              Rate Engineering/Compliance

                              Auditing

                              Business Development

                              Office of CEO

                              Public Affairs

                              Employee Relations
                              Environmental, Health & Safety
                              Purchasing
                              Information Resources
                              R&D (including EPRI & GRI dues)

                              Legal

                              Corporate and Fiscal Expenses

                              Associations & Dues



Note: The target for the cost centers shown above for either company will be the actual costs recorded for the year 1998, adjusted to reflect generation divestiture and normalized for major organizational changes or extraordinary expenses or credits that may occur. The resulting target will be increased by the annual CPI and reduced by non-synergy productivity of 2% annually.

                                  APPENDIX A

                           CONSOLIDATED EDISON, INC.


                                  CERTIFICATE
                                  -----------


          I, ARCHIE M. BANKSTON, Secretary of CONSOLIDATED EDISON, INC. (the "Company"), do hereby certify that:

     (a) The Restate Certificate of Incorporation was filed by the New York Department of State on December 8, 1997, and there have been no amendments to the Certificate of Incorporation.

     (b) Attached hereto as Exhibit A is a true and correct copy of the Restated Certificate of Incorporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Company this 15th day of June, 1998.


                                             /s/ Archie M. Bankston
                                           --------------------------
                                                 Archie M. Bankston
                                                     Secretary


SEAL

                                                                [CONFORMED COPY]
================================================================================
________________________________________________________________________________



                     RESTATED CERTIFICATE OF INCORPORATION

                                      OF

                          CONSOLIDATED EDISON, INC.

               UNDER SECTION 807 OF THE BUSINESS CORPORATION LAW



                                 _____________



                               STATE OF NEW YORK
                              DEPARTMENT OF STATE
                              FILED DEC. 8, 1997

                               Filing Fee - $60
                                 Tax - $28,000


________________________________________________________________________________
================================================================================


                             PETER A. IRWIN, ESQ.
                                4 IRVING PLACE
                           NEW YORK, NEW YORK 10003

                     RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                           CONSOLIDATED EDISON, INC.
                                     under
                  Section 807 of the Business Corporation Law


The undersigned, being the Senior Vice President and Chief Financial Officer and the Senior Vice President, General Counsel and Secretary of Consolidated Edison, Inc., a New York corporation, DO HEREBY CERTIFY as follows:

1.   The name of the corporation is Consolidated Edison, Inc.

2. The certificate of incorporation of the corporation was filed by the Department of State of the State of New York on September 3, 1997.

3. This restated certificate of incorporation was authorized by the board of directors of the corporation by unanimous written consent, dated December 5, 1997, followed by the unanimous written consent of the shareholder of the corporation, dated December 5, 1997.

4. The certificate of incorporation of the corporation is hereby amended, as authorized by the Business Corporation Law of the State of New York, to (i) increase the authorized number of Common Shares from 100 to 500,000,000;
     (ii) authorize the issuance of 6,000,000 Preferred Shares of the par value of $1.00 per share; and (iii) provide for the limitation of liability and indemnification of directors or officers, a maximum number of directors, removal of directors, only for cause, amendment of the by-laws by the board of directors, shareholders not to have any preemptive rights and the required approval for certain transactions. The text of the certificate of incorporation of the corporation is hereby restated as so amended to read as follows:

     FIRST. The name of the corporation is Consolidated Edison, Inc. (the "Company").

     SECOND. The purpose for which the Company is formed is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York; provided, however, that the Company is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency, or other body without such consent or approval first being obtained.

     THIRD. The office of the Company in the State of New York is to be located in the County of New York, State of New York.

FOURTH.   Authorized Shares.

     1. The aggregate number of shares which the Company shall have authority to issue is 506,000,000 of which 6,000,000 shares of the par value of $1.00 per share shall be designated "Preferred Shares" and 500,000,000 shares of the par value of $.10 per share shall be designated "Common Shares".

     2. Authority is hereby expressly granted to the Board of Directors of this Company from time to time to issue the Preferred Shares as Preferred Shares of any series and, in connection with the creation of each such series, to fix by resolution or resolutions providing for the issuance thereof the number of shares of such series, and the designations, relative rights, preferences, and limitations of such series, including provisions for sharing dividends and other distributions of assets with other series of Preferred Shares in the event that dividends and amounts payable on liquidation are not paid in full, to the full extent now or hereafter permitted by the law of the State of New York, except that that holders of Preferred Shares shall not be entitled to more than one vote for each share of Preferred Shares held. The Preferred Shares shall have no voting rights except as fixed by the Board of Directors pursuant to this paragraph and as otherwise required by applicable law.

FIFTH.    THE Secretary of State of the State of New York is hereby designated as the agent of the Company upon whom process against it may be served, and the post office address to which the Secretary of State shall mail a copy of any process against the Company which may be served upon him or her is: Consolidated Edison, Inc., 4 Irving Place, New York, New York 10003; Attention: Corporate Secretary.

SIXTH.    Except to the extent limitation of liability or indemnification is not permitted by applicable law: (i) a Director or officer of the Company shall not be liable to the Company or any of its shareholders for damages for any breach of duty in such capacity, and (ii) the company shall fully indemnify any person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, including an investigative, administrative or legislative proceeding, and including an action by or in the right of the company or any other corporation of any type or kind, domestic or foreign, or any partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise ("Other Enterprise"), by reason of the fact that the person, or the testator or intestate of the person, is or was a Director or officer of the Company, or is or was serving at the request of the Company any Other Enterprise as a director, officer or in any other capacity, against any and all damages incurred as a result of or in connection with such action or proceeding or any appeal thereof, and, except in the case of an action or proceeding specifically approved by the Board of Directors of the Company, the Company shall pay expenses incurred by or on behalf of such person in defending such action or proceeding or any appeal thereof in advance of the final disposition thereof promptly upon receipt by the Company, from time to time, of a written demand of the person for the advancement, together with an undertaking by or on behalf of the person to repay any expenses so advanced to the extent that the person is ultimately found not to be entitled to indemnification for the expenses. For purposes of this Article Sixth, "damages" shall mean judgments, fines, amounts paid in settlement, penalties, punitive damages, excise or other taxes assessed with respect to an employee benefit plan and reasonable expenses, including attorneys' fees and disbursements actually and necessarily incurred. This Article Sixth shall be deemed to constitute contractual obligations of the Company, subject to any amendment of this Certificate of Incorporation, and shall not limit or exclude, but shall be in addition to, any other rights which may be granted by or pursuant to any statute, certificate of incorporation, by-law, resolution or agreement. Any repeal or modification of this Article Sixth shall not adversely affect any limitation of liability or right, Indemnity, immunity or protection of a Director or officer of the Company or other person existing hereunder with respect to any act or omission occurring prior to the repeal or modification. The Company may, if authorized by the Board of Directors, enter modification. The Company may, if authorized by the Board of Directors, enter into an agreement with any person who is, or is about to become, a Director or officer of the Company, or who is serving, or is about to serve, at the request of the Company, any Other Enterprise as a director, officer or in any other capacity, which agreement may provide for indemnification of the person and advancement of defense expenses to the person upon such terms, and to the extent, as may be permitted by law. It is the intent of this Article Sixth to require the Company to indemnify the persons referred to herein for the aforementioned damages, in each and every circumstance in which such indemnification could lawfully be permitted by an express provision of this Certificate of Incorporation, and the indemnification required by this Article Sixth shall not be limited by the absence of an express recital of the circumstances.

SEVENTH. The number of Directors of the Company shall be not more than 16, the exact number of the Directors to be determined from time to time solely by the affirmative vote of a majority of the total number of Directors the Company would have if there were no vacancies in the Board of Directors. A Director may be removed from office only for cause, except that any Director elected by a series of Preferred Shares may be removed upon such terms as may be fixed by the Board of Directors in connection with the creation of the series of Preferred Shares pursuant to Article Fourth hereof.

EIGHTH. The By-laws of the Company may be adopted, amended or repealed by the affirmative vote of a majority of the Directors then in office.

NINTH. No holder of shares or the Company of any class shall have any preemptive right to purchase or subscribe for any part of the shares of the Company or of any shares of the Company to be issued by reason of any increase of the authorized shares of the Company, or to purchase or subscribe for any bonds, certificates of indebtedness, debentures or other securities convertible into or carrying rights, options or warrants to purchase shares of the

     Company or to purchase or subscribe for any shares of the Company purchased by or on behalf of the Company, or to have any preemptive rights as now or hereafter defined by applicable law.

     TENTH. Except as otherwise required by applicable law, the approval of the Board of Directors followed by the affirmative vote of a majority of all outstanding shares of the Company entitled to vote thereon shall be required for (i) a merger or consolidation to which the Company is a party, other than a merger between the Company and a subsidiary of the Company for which authorization by the shareholders of the Company is not required by applicable law; (ii) the sale, lease, exchange or other disposition of all or substantially all the assets of the Company; or (iii) a binding share exchange to which the Company is a party.

IN WITNESS WHEREOF, we have made, signed, and subscribed this restated certificate of incorporation this 5/th/ day of December 1997 and affirm that the statements contained herein are true under the penalties of perjury.


                                                /s/ Joan S. Freilich
                                                -------------------------------
                                                Joan S. Freilich
                                                Senior Vice President and
                                                  Chief Financial Officer

                                                /s/ Peter J. O'Shea Jr.
                                                -------------------------------
                                                Peter J. O'Shea, Jr.
                                                Senior Vice President,
                                                General Counsel and Secretary

                                  APPENDIX B

                              C Acquisition Corp.


                                  CERTIFICATE
                                  -----------

          I, PETER A. IRWIN, Secretary of C ACQUISITION CORP. (the "Company"), do hereby certify that:

     (a) The Certificate of Incorporation was filed by the New York Department of State on February 25, 1998, and there have been no amendments to the Certificate of Incorporation.

     (b) Attached hereto as Exhibit A is a true and correct copy of the Certificate of Incorporation.

          IN WITNESS WHEREOF, I have hereunto set my hand and the seal of the Company this 15th day of June, 1998.


                                           /s/ Peter A. Irwin
                                           -----------------------
                                               Peter A. Irwin
                                                  Secretary


SEAL

                          CERTIFICATE OF INCORPORATION

                                      OF

                              C ACQUISITION CORP.

                                     under
                  Section 402 of the Business Corporation Law


          I, Paul H. Zumbro, being a natural person over the age of 18 years, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of the State of New York (the "Business Corporation Law of the State of New York (the "Business Corporation Law"), do hereby certify as follows:


                                 ARTICLE FIRST

          The name of the corporation (the "Corporation") is C Acquisition Corp.


                                ARTICLE SECOND

          The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Business Corporation Law; provided, however, that the Corporation is not formed to engage in any act
     --------  -------
or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.


                                 ARTICLE THIRD

          The office of the Corporation in the State of New York is to be located in the County of New York, State of New York.


                                ARTICLE FOURTH

          The aggregate number of shares which the Corporation shall have authority to issue shall be 1,000 shares of Common Stock, par value $.01 per share.

                                 ARTICLE FIFTH

          The Secretary of State of the State of New York is designated as agent of the Corporation upon whom process against the Corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the Corporation served upon him is: CT Corporation System, 1633 Broadway, New York, New York 10019.


                                 ARTICLE SIXTH

          The Corporation's registered agent shall be CT Corporation System (the "Registered Agent"). The Registered Agent's address is: 1633 Broadway, New York, New York 10019. The Registered Agent is the agent of the Corporation upon whom process against it may be served.


                                ARTICLE SEVENTH

          Pursuant to Section 402(b) of the Business Corporation law, the personal liability of the Corporation's directors to the Corporation or its shareholders for damages for any breach of duty in such capacity shall be eliminated to the fullest extent permitted by the Business Corporation Law, as such exists on the date hereof or as such may hereafter be amended. No amendment to or repeal of this ARTICLE SEVENTH shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment or repeal.

          IN WITNESS WHEREOF, I have executed this Certificate of Incorporation this 25th day of February, 1998.


                                        /s/ Paul H. Zumbro
                                        ------------------------------
                                        Paul H. Zumbro
                                        Sole Incorporator

                                        Mailing Address:
                                        Cravath, Swaine & Moore
                                        Worldwide Plaza
                                        825 Eighth Avenue
                                        New York, NY 10019

                                ACKNOWLEDGMENT

STATE OF NEW YORK,  )
                    ) ss.:
COUNTY OF NEW YORK, )

     On this 25th day of February, 1998, personally came before me Paul H. Zumbro, a person known to me to be the person who executed the foregoing Certificate of Incorporation, and he acknowledged that he signed said Certificate of Incorporation and acknowledged the same as his free act and deed.

     Given under my hand and seal the day and year first above written.


                                                /s/ Louise Mello
                                        -----------------------------------
                                                  Notary Public


                                            [NOTARY STAMP APPEARS HERE]

                                  APPENDIX C

                                  APPENDIX D

                                                                          PAGE 1
                                  SCHEDULE A
                                  ----------
                       STATEMENT OF FINANCIAL CONDITION
                       --------------------------------
                            AS OF DECEMBER 31, 1997
                            -----------------------

(a)
CONSOLIDATED BALANCE SHEET CONSOLIDATED EDISON, INC.
          ASSETS
          At December 31 (thousands of Dollars)                                                          1997                   1996
          --------------------------------------------------------------------------------------------------------------------------
          Utility plant, at original cost (Note A)
          Electric                                                                              $  11,743,745          $  11,588,344
          Gas                                                                                       1,741,562              1,642,231
          Steam                                                                                       576,206                536,672
          General                                                                                   1,203,427              1,152,001
          --------------------------------------------------------------------------------------------------------------------------
          Total                                                                                    15,264,940             14,919,248
          Less: Accumulated depreciation                                                            4,392,377              4,285,732
          --------------------------------------------------------------------------------------------------------------------------
          Net                                                                                      10,872,563             10,633,516
          Construction work in progress                                                               292,218                332,333
          Nuclear fuel assemblies and components, less accumulated amortization                       102,321                101,461
          --------------------------------------------------------------------------------------------------------------------------
          Net utility plant                                                                        11,267,102             11,067,310
          --------------------------------------------------------------------------------------------------------------------------

          Current assets
          Cash and temporary cash investments (Note A)                                                183,458                106,882
          Funds held for refunding of debt                                                            328,874                      -
          Accounts receivable - customer, less allowance for uncollectible accounts of $21,600
           in 1997 and 1996                                                                           581,163                544,004
          Other receivables                                                                            60,759                 42,056
          Regulatory accounts receivable (Note A)                                                      (1,682)                45,397
          Fuel, at average cost                                                                        53,697                 64,709
          Gas in storage, at average cost                                                              37,209                 44,979
          Materials and supplies, at average cost                                                     191,759                204,801
          Prepayments                                                                                  75,516                 64,492
          Other current assets                                                                         16,457                 15,167
          --------------------------------------------------------------------------------------------------------------------------
          Total current assets                                                                      1,527,210              1,132,487
          --------------------------------------------------------------------------------------------------------------------------
          Investments and nonutility property (note A)                                                292,397                177,224
          --------------------------------------------------------------------------------------------------------------------------
          Deferred charges (Note A)
          Enlightened Energy program costs                                                            117,807                133,718
          Unamortized debt expense                                                                    126,085                130,786
          Recoverable fuel costs (Note A)                                                              98,301                101,462
          Power contract termination costs                                                             80,978                 58,835
          Other deferred charges                                                                      239,559                271,081
          --------------------------------------------------------------------------------------------------------------------------
          Total deferred charges                                                                      662,730                695,882
          --------------------------------------------------------------------------------------------------------------------------
          Regulatory asset - future federal income taxes (Notes A and I)                              973,079                984,282
          --------------------------------------------------------------------------------------------------------------------------
          Total                                                                                 $  14,722,518          $  14,057,185
          --------------------------------------------------------------------------------------------------------------------------

CAPITALIZATION AND LIABILITIES
At December 31 (Thousands of Dollars)                                                                            1997           1996
------------------------------------------------------------------------------------------------------------------------------------
Capitalization (see Consolidated Statement of Capitalization)
Common shareholders' equity                                                                              $  5,930,079   $  5,727,568
Preferred stock subject to mandatory redemption (Note B)                                                       84,550         84,550
Other preferred stock (Note B)                                                                                233,468        238,098
Long-term debt                                                                                              4,188,906      4,238,622
------------------------------------------------------------------------------------------------------------------------------------
Total capitalization                                                                                       10,437,003     10,288,838
------------------------------------------------------------------------------------------------------------------------------------


Noncurrent liabilities
Obligations under capital leases                                                                               39,879         42,661
Other noncurrent liabilities                                                                                  106,137         80,499
------------------------------------------------------------------------------------------------------------------------------------
Total noncurrent liabilities                                                                                  146,016        123,160
------------------------------------------------------------------------------------------------------------------------------------


Current liabilities
Long-term debt due within one year (Note B)                                                                   529,385        106,256
Accounts payable                                                                                              440,114        431,115
Customer deposits                                                                                             161,731        159,616
Accrued taxes                                                                                                  65,736         27,342
Accrued interest                                                                                               85,613         83,090
Accrued wages                                                                                                  82,556         80,225
Other current liabilities                                                                                     183,122        147,968
------------------------------------------------------------------------------------------------------------------------------------
Total current liabilities                                                                                   1,548,257      1,035,612
------------------------------------------------------------------------------------------------------------------------------------


Provisions related to future federal income taxes and other deferred credits (Notes A and I)
Accumulated deferred federal income tax                                                                     2,307,835      2,289,092
Accumulated deferred investment tax credits                                                                   163,680        172,510
Other deferred credits                                                                                        119,727        147,973
------------------------------------------------------------------------------------------------------------------------------------
Total deferred credits                                                                                      2,591,242      2,609,575
------------------------------------------------------------------------------------------------------------------------------------
Contingencies (Note F)
------------------------------------------------------------------------------------------------------------------------------------
Total                                                                                                    $ 14,722,518   $ 14,057,185
------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED INCOME STATEMENT CONSOLIDATED EDISON, INC.

     Year Ended December 31 (Thousands of Dollars)                                                    1997        1996        1995
     -------------------------------------------------------------------------------------------------------------------------------
     Operating revenues (Note A)
     Electric                                                                                   $5,635,575  $5,541,117  $5,389,408
     Gas                                                                                         1,093,880   1,015,070     813,356
     Steam                                                                                         391,799     403,549     334,133
     -------------------------------------------------------------------------------------------------------------------------------
     Total operating revenues                                                                    7,121,254   6,959,736   6,536,897
     -------------------------------------------------------------------------------------------------------------------------------
     Operating expenses
     Purchased power                                                                             1,349,421   1,272,854   1,107,223
     Fuel                                                                                          596,824     573,275     504,104
     Gas purchased for resale                                                                      479,218     418,271     259,789
     Other operations                                                                            1,108,845   1,163,159   1,139,732
     Maintenance                                                                                   474,788     450,815     512,102
     Depreciation and amortization (Note A)                                                        502,779     496,412     455,776
     Taxes, other than federal income tax                                                        1,181,081   1,166,199   1,120,232
     Federal income tax (Notes A and I)                                                            382,910     397,160     396,560
     -------------------------------------------------------------------------------------------------------------------------------
     Total operating expenses                                                                    6,075,866   5,946,145   5,495,518
     -------------------------------------------------------------------------------------------------------------------------------
     Operating income                                                                            1,045,388   1,013,591   1,041,379
     -------------------------------------------------------------------------------------------------------------------------------
     Other income (deductions)
     Investment income (Note A)                                                                     11,554       8,327      16,966
     Allowance for equity funds used during construction (Note A)                                    4,448       3,468       3,763
     Other income less miscellaneous deductions                                                    (18,696)     (8,749)     (8,149)
     Federal income tax (Notes A and I)                                                              3,190         970      (1,060)
     -------------------------------------------------------------------------------------------------------------------------------
     Total other income                                                                                496       4,016      11,520
     -------------------------------------------------------------------------------------------------------------------------------
     Income before interest charges                                                              1,045,884   1,017,607   1,052,899
     -------------------------------------------------------------------------------------------------------------------------------
     Interest on long-term debt                                                                    318,158     307,820     301,917
     Other interest                                                                                 17,083      17,331      28,954
     Allowance for borrowed funds used during construction (Note A)                                 (2,180)     (1,629)     (1,822)
     -------------------------------------------------------------------------------------------------------------------------------
     Net interest charges                                                                          333,061     323,522     329,049
     -------------------------------------------------------------------------------------------------------------------------------
     Net income                                                                                    712,823     694,085     723,850
     Preferred stock dividend requirements                                                         (18,344)    (19,859)    (35,565)
     Gain on refunding of preferred stock (Note B)                                                       -      13,943           -
     -------------------------------------------------------------------------------------------------------------------------------
     Net income for common stock                                                                $  694,479  $  688,169  $  688,285
     -------------------------------------------------------------------------------------------------------------------------------
     Basic and diluted earnings per common share                                                $     2.95  $     2.93  $     2.93
     Average number of shares outstanding during each year (235,082,063; 234,976,697 and
     234,930,301)
     -------------------------------------------------------------------------------------------------------------------------------

     The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF CASH FLOWS CONSOLIDATED EDISON, INC.

Year Ended December 31 (thousands of Dollars)                                       1997          1996           1995
--------------------------------------------------------------------------------------------------------------------------
Operating activities
Net income                                                                     $   712,823    $   694,085     $   723,850
Principal non-cash charges (credits) to income
Depreciation and amortization                                                      502,779        496,412         455,776
Deferred recoverable fuel costs                                                      3,161        (42,008)        (61,937)
Federal income tax deferred                                                         22,620         40,600          69,020
Common equity component of allowance for funds used during construction             (4,321)        (3,274)         (3,546)
Other non-cash charges                                                              17,268          9,602          14,382
Changes in assets and liabilities
Accounts receivable - customer, less allowance for uncollectibles                  (37,159)       (46,789)        (56,719)
Regulatory accounts receivable                                                      47,079        (51,878)         32,827
Materials and supplies, including fuel and gas in storage                           31,824        (26,505)         43,341
Prepayments, other receivables and other current assets                            (31,017)         5,117           4,566
Enlightened Energy program costs                                                    15,911         10,564          25,919
Power contract termination costs                                                    11,551         30,827          55,387
Accounts payable                                                                     8,999         10,263          46,383
Other - net                                                                        (62,978)       (19,679)        (72,785)
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from operating activities                                         1,238,540      1,107,337       1,276,464
--------------------------------------------------------------------------------------------------------------------------
Investing activities including construction
Construction expenditures                                                         (654,221)      (675,233)       (692,803)
Nuclear fuel expenditures                                                          (14,579)       (48,705)        (12,840)
Contributions to nuclear decommissioning trust                                     (21,301)       (21,301)        (18,893)
Common equity component of allowance for funds used during construction              4,321          3,274           3,546
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from investing activities including construction                   (685,780)      (741,965)       (720,990)
--------------------------------------------------------------------------------------------------------------------------
Financing activities including dividends
Issuance of long-term debt                                                         480,000        525,000         228,285
Retirement of long-term debt                                                      (106,256)      (183,524)        (10,889)
Advance refunding of preferred stock and long-term debt                                  -       (412,311)       (155,699)
Issuance and refunding costs                                                        (8,930)       (18,480)         (5,269)
Funds held for refunding of debt                                                  (328,874)             -               -
Common stock dividends                                                            (493,711)      (488,756)       (479,262)
Preferred stock dividends                                                          (18,413)       (22,711)        (35,569)
--------------------------------------------------------------------------------------------------------------------------
Net cash flows from financing activities including dividends                      (476,184)      (600,782)       (458,403)
--------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and temporary cash investments                      76,576       (235,410)         97,071
--------------------------------------------------------------------------------------------------------------------------
Cash and temporary cash investments at January 1                                   106,882        342,292         245,221
--------------------------------------------------------------------------------------------------------------------------
Cash and temporary cash investments at December 31                             $   183,458    $   106,882     $   342,292
--------------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of cash flow information
Cash paid during the period for:
  Interest                                                                     $   310,310    $   309,279     $   309,953
  Income taxes                                                                     335,631        346,755         344,754
--------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

CONSOLIDATED STATEMENT OF RETAINED EARNINGS CONSOLIDATED EDISON, INC.

               Year Ended December 31 (Thousands of Dollars)                   1997              1996         1995
               ---------------------------------------------------------------------------------------------------
               Balance, January 1                                       $ 4,283,935       $ 4,097,035   $3,888,010
               Net income for the year                                      712,823           694,085      723,850
               ---------------------------------------------------------------------------------------------------
               Total                                                      4,996,758         4,791,120    4,611,860
               ---------------------------------------------------------------------------------------------------
               Dividends declared on capital stock
               Cumulative Preferred, at required annual rates                18,148            18,145       35,259
               Cumulative Preference, 6% Convertible Series B                   198               284          304
               Common, $2.10, $2.08 and $2.04 per share                     493,711           488,756      479,262
               ---------------------------------------------------------------------------------------------------
               Total dividends declared                                     512,055           507,185      514,825
               ---------------------------------------------------------------------------------------------------
               Balance, December 31                                     $ 4,484,703       $ 4,283,935   $4,097,035
               ---------------------------------------------------------------------------------------------------

               The accompanying notes are an integral part of these financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

     CORPORATE RESTRUCTURING

     On January 1, 1998 Consolidated Edison Company of New York, Inc. (Con Edison), the regulated utility, became a subsidiary of its new parent holding company. Consolidated Edison, Inc. (CEI), when the outstanding shares of common stock, $2.50 par value, of Con Edison were exchanged on a share-for-share basis for shares of common stock, $.10 par value, of CEI. Con Edison's debt securities and preferred stock remained securities of Con Edison.

     OPERATIONS

     CEI, through its subsidiaries, provides a wide range of energy-related products and services to its customers. The principal subsidiaries, by addition to Con Edison, are Con Edison Solutions and Con Edison Development. Con Edison supplies electric service in all of New York City (except part of Queens) and most of Westchester County, a service area with a population of more than eight million. It also supplies gas in Manhattan, the Bronx and parts of Queens and Westchester, and steam in part of Manhattan. Con Edison Solutions is a full-service energy company offering wholesale and retail electricity and natural gas sales, as well as energy-related products and services, primarily in the Northeast. Con Edison Development invests in energy infrastructure projects and markets technical services worldwide.

     NOTE A  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     PRINCIPLES OF CONSOLIDATION The accompanying consolidated financial statements include the accounts of Con Edison and its wholly-owned subsidiaries and, therefore, also represent the consolidated financial statements of CEI and its wholly-owned subsidiaries. Intercompany transactions have been eliminated.

     PSC SETTLEMENT AGREEMENT  The New York State Public Service Commission
     (PSC). by order issued and effective May 20, 1996 in its Competitive Opportunities proceeding, endorsed a fundamental restructuring of the electric utility Industry In New York State, based on competition in the generation and energy services sections of the industry. The PSC, by order issued and effective September 23, 1997, approved a settlement agreement between Con Edison, the PSC staff and certain other parties (the Settlement Agreement).

     The Settlement Agreement provides for a transition to a competitive electric market through the development of a "retail access" plan, a rate plan for the period ended March 31, 2002 (the Transition), a reasonable opportunity for recovery of "???? costs" and the divestiture by Con Edison to unaffiliated third parties of at least 50 percent of its New York City fossil-fueled electric generating capacity.

     The "retail access" plan will eventually permit all of Con Edison's electric customers to buy electricity from other suppliers. The delivery of electricity to customers will continue to be through Con Edison's transmission and distribution systems. Con Edison's electric fossil-fueled generating capacity not divested to third parties will be transferred by December 31, 2002 to an unregulated subsidiary of CEI. Con Edison's contracts with non-utility generators (NUGs), absent renegotiation of these contracts, will remain contractual obligations of Con Edison, which could resell electricity provided under the contracts in the competitive energy supply market. The Settlement Agreement does not contemplate the divestiture or transfer of Con Edison's Indian Point 2 nuclear generating unit. In August 1997 the PSC solicited comments as to the future treatment of nuclear generating facilities in New York.

Con Edison's potential electric "strandable costs" are those prior utility investments and commitments that may not be recoverable in a competitive energy supply market, including the unrecovered cost of Con Edison's electric generating plants, the future cost of decommissioning the Indian Point nuclear generating station and charges under contracts with NUGs. During the Transition Con Edison will continue to recover its potential electric strandable costs in the rates it charges all customers, including those customers purchasing electricity from others. Following the Transition Con Edison will be given a reasonable opportunity to recover, through a non-bypassable charge to customers, remaining strandable costs, including a reasonable return on investments. For remaining fossil-related strandable costs, the recovery period will be 10 years. For the remaining nuclear-related strandable costs, the recovery period will be the then-remaining life of Con Edison's Indian Point 2 nuclear unit (the operating license for which extends to 2013). With respect to its NUG contracts, Con Edison will be permitted to recover at least 90 percent of the amount, if any, by which the actual costs of its purchases under the contracts exceed market value after the Transition. Any potential NUG contract disallowance after the Transition will be limited to the lower of (i) 10 percent of the above-market costs or (ii) $300 million (net present value in 2002). The potential disallowance will be offset by the amount of NUG contract mitigation achieved by Con Edison after April 1, 1997 and 10 percent of the gross proceeds of generating unit sales to third parties. Con Edison will be permitted a reasonable opportunity to recover any costs subject to disallowance that are not offset by these two factors if it makes good faith efforts in implementing provisions of the Settlement Agreement leading to the development of a competitive electric market in its service territory and the development of an independent system operator (which is expected to administer the wholesale electric market in New York State).

ACCOUNTING POLICIES The accounting policies of CEI and its subsidiaries conform to generally accepted accounting principles. For regulated public utilities, generally accepted accounting principles include Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation," and, in accordance with SFAS No. 71, the accounting requirements and rate-making practices of the Federal Energy Regulatory Commission (FERC) and the PSC.

In September 1997 Con Edison applied the standards in SFAS No. 101. "Regulated Enterprises - Accounting for the Discontinuation of Application of the Financial Accounting Standards Board (FASB) Statement No. 71," to the non-nuclear electric supply portion of its business that is being deregulated as a result of the Settlement Agreement (the Deregulated Business). The Deregulated Business includes all of Con Edison's fossil electric generating assets, which had a net book value of approximately $1.4 billion at December 31, 1997, including approximately $196 million relating to Con Edison's share of the Bowline Point and Roseton stations (which are located outside New York City and operated by other utilities). The application of SFAS No. 101 to the Deregulated Business had no material adverse effect on Con Edison's Financial position or results of operations.

SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," requires certain assets to be reviewed for impairment if the carrying amount of the assets may not be recoverable, requires that assets to be disposed of be carried at the lower of net book value or fair value, and amends SFAS No. 71 to require that regulatory assets be charged to earnings if such assets are no longer considered probable of recovery. Con Edison has not recognized an impairment of its fossil generating assets because the estimated cash flows from the operation and/or sale of the assets, together with the cash flows from the strandable cost recovery provisions of the Settlement Agreement, will not be less than the net carrying amount of the generating assets.

Certain deferred charges (regulatory assets) principally relating to future federal income taxes and certain deferred credits (regulatory liabilities) have resulted from transactions relating or allocated to the Deregulated Business. At December 31, 1997 regulatory assets net of regulatory liabilities amounted to approximately $1.4 billion, of which approximately $300 million is attributable to the Deregulated Business. Con Edison has not written-off against earnings any net regulatory assets because recovery of the assets is probable under the Settlement Agreement.

SFAS No. 5, "Accounting for Contingencies," requires accrual of a loss if it is probable that a liability has been incurred and the amount of loss can be reasonably estimated. Con Edison has not accrued a loss for its contracts with NUGs because it is not probable that the charges by NUGs under the contracts will exceed the cash flows from the sale by Con Edison of the electricity provided by the NUGs, together with the cash flows provided pursuant to the Settlement Agreement.

UTILITY PLANT AND DEPRECIATION   The capitalized cost of additions to utility
plant includes indirect costs such as engineering, supervision, payroll taxes, pensions, other benefits and an allowance for funds used during construction
(ATDC). The original cost of property, together with removal cost, less salvage, is charged to accumulated depreciation as property is retired.

The cost of repairs and maintenance is charged to expense, and the cost of betterments is capitalized.

Dates used for ATDC include the cost of borrowed funds and a reasonable rate on Con Edison's own funds when so used, determined in accordance with PSC and FERC regulations. The ATDC rate was 9.1 percent in 1997, 9.0 percent in 1996 and 9.1 percent in 1995. The rate was compounded semiannually, and the amounts applicable to borrowed funds were treated as a reduction of interest charges.

The annual charge for depreciation is computed on the straight line method for financial statement purposes using rates based on average lives and net salvage factors, with the exception of the Indian Point 2 nuclear unit, Con Edison's share of the Roseton generating station, certain leaseholds and certain general equipment, which are depreciated on a remaining life amortization method. Depreciation rates averaged approximately 3.4 percent in 1997 and 1998 and 3.3 percent in 1995. In 1996 an additional provision for depreciation of $13.9 million was accrued in connection with a preferred stock refunding. See Note B.

Con Edison is a joint owner of two 1,200 megawall (MW) electric generating stations: (1) Bowline Point, operated by Orange and Rockland Utilities, Inc., with Con Edison owning a two-thirds interest, and (2) Roseton, operated by Central Hudson Gas & Electric Corp., with Con Edison owning a 40 percent interest. Central Hudson has the option to acquire Con Edison's interest in the Roseton station in 2004. Con Edison's share of the investment in these stations at original cost and as included in its balance sheet at December 31, 1997 and 1996 was:

(thousand of dollars)                            1997                 1996
--------------------------------------------------------------------------
Bowline Point: Plant in service              $206,128             $204,484
  Construction work in progress                 1,796                2,788
Roseton: Plant in service                     146,066              146,623
  Construction work in progress                   652                  846
--------------------------------------------------------------------------

Con Edison's share of accumulated depreciation for the Roseton station at December 31, 1997 and 1996 was $75.3 million and $70.3 million, respectively. A seperate depreciation account is not maintained for Con Edison's share of the Bowline Point station. Con Edison's share of operating expenses for these stations is included in its income statement. Both Orange and Rockland and Central Hudson have agreed to divest generation as part of their Competitive Opportunities settlements with the PSC.

NUCLEAR DECOMMISSIONING. Depreciation charges include a provision for decommissioning both the Indian Point 2 and the retired Indian Point 1 nuclear units. Decommissioning costs are being accrued ratably over the Indian Point 2 license period, which extends to the year 2013. Con Edison has been accruing for the costs of decommissioning within the internal accumulated depreciation reserve since 1975. In 1989 the PSC permitted Con Edison to establish an external trust fund for the costs of decommissioning the nuclear portions of the plants, pursuant to Nuclear Regulatory Commission (NRC) regulations. Accordingly, beginning in 1989, Con Edison has made contributions to such a trust. The external trust fund is discussed below under "Investments" in this Note A.

Accumulated decommissioning provisions at December 31, 1997 and 1996, which include earnings on funds externally invested, were as follows:

                                                            Amounts included in
                                                       Accumulated Depreciation
-------------------------------------------------------------------------------
(Millions of Dollars)                                  1997                1996
-------------------------------------------------------------------------------
Nuclear                                              $211.7              $164.7
Non-Nuclear                                            58.2                57.0
-------------------------------------------------------------------------------
Total                                                $269.9              $221.7
-------------------------------------------------------------------------------

In 1994 a site-specific decommissioning study was prepared for both the Indian Point 2 and the retired Indian Point 1 nuclear units. Based upon this study, the estimated decommissioning cost in 1993 dollars is approximately $657 million, of which $252 million is for extended on site storage of spent nuclear fuel. Using a 3.25 percent annual escalation factor, the estimated cost in 2016, the assumed midpoint for decommissioning expenditures, is approximately $1,372 million. Under a 1995 electric rate agreement, effective April 1995, the PSC approved an annual decommissioning expense allowance for the nuclear and non-nuclear portions of the plants of $21.3 million and $1.8 million, respectively, to fund the future estimated costs of decommissioning. The annual expense allowance assumes a 6 percent after-tax annual return on fund assets.

The FASB is currently reviewing the utility industry's accounting treatment of nuclear and certain other plant decommissioning costs. In an exposure draft issued in February 1996, the FASB concluded that decommissioning costs should be accounted for as a liability at present value, with a corresponding asset in utility plant, rather than as a component of depreciation. Discussions of issues addressed in the exposure draft are ongoing.

NUCLEAR FUEL Nuclear fuel assemblies and components are amortized to operating expenses based on the quantity of heat produced in the generation of electricity. Fuel costs also include provisions for payments to the U.S. Department of Energy (DOE) for future off-site storage of the spent fuel and for a portion of the costs to decontaminate and decommission the DOE facilities used to enrich uranium purchased by Con Edison. Such payments amounted to $7.4 million in 1997. Nuclear fuel costs are recovered in revenues through base rates or through the fuel adjustment clause.

LEASES   In accordance with SFAS No. 71, those leases that meet the criteria for capitalization are capitalized for accounting purposes. For rate-making purposes, all leases have been treated as operating leases.

REVENUES Revenues for electric, gas and steam service are recognized on a monthly billing cycle basis. Pursuant to the 1992 and 1995 electric rate agreements, actual electric net revenues (operating revenues less fuel and purchased power costs and revenue taxes) were adjusted by accrual to target levels established under the agreements in accordance with an electric revenue adjustment mechanism (ERAM). Revenues were also increased (or decreased) each month to reflect rewards (or penalties) earned under incentive mechanisms for the Enlightened Energy (demand side management) program and for customer service activities. The agreements provided that the net regulatory asset (or liability) thus accrued in each rate year would be reflected in customers' bills in the following rate year. Effective April 1, 1997 the Settlement Agreement eliminated the ERAM and the Enlightened Energy and electric customer service incentives. The Settlement Agreement includes a penalty mechanism (estimated maximum, $26 million per year) for failure to maintain certain customer service standards.

The 1994 gas rate agreement provided for revenues to be increased (or decreased) each month to reflect rewards (or penalties) earned under incentive mechanisms related to gas customer service and system improvement targets. The 1997 gas rate agreement discontinued the incentive mechanisms effective October 1, 1997, after which Con Edison is subject to a penalty (maximum, $1.7 million per year) if it fails to maintain targeted levels of customer service.

RECOVERABLE FUEL COSTS   Fuel and purchased power costs that are above the
levels included in base rates are recoverable under electric, gas and steam fuel adjustment clauses. If costs fall below these levels, the difference is credited to customers. For electric and steam, such costs are deferred until the period in which they are billed or credited to customers (40 days for electric, 30 days for steam). For gas, the excess or deficiency is accumulated for refund or surcharge to customers on an annual basis.

Effective April 1992 a partial pass-through electric fuel adjustment clause (PPFAC) was implemented with monthly targets for electric fuel and purchased power costs. Con Edison retains for stockholders 30 percent of any savings in actual costs below the target amount, but must bear 30 percent of any excess of actual costs over the target. For each rate year there is a $35 million cap on the maximum incentive or penalty, with a limit (within the $35 million) of $10 million for costs associated with generation at Con Edison's Indian Point 2 nuclear unit.

REGULATORY ACCOUNTS RECEIVABLE   Regulatory accounts receivable at December 31,
1997 amounted to a credit due customers of $1.7 million, reflecting an accrual for the PPTAC. The amounts accrued under the PPTAC are billed or credited to customers on a monthly basis through the electric fuel adjustment clause. Effective April 1, 1997 the Settlement Agreement eliminated the modified ERAM and the Enlightened Energy and electric customer service incentives; at that time, the regulatory accounts receivable recorded for the modified ERAM and these incentives were, along with certain other debit and credit balances in Con Edison's financial statements, eliminated. The elimination of these balances had no material adverse effect on Con Edison's financial position or results of operations.

ENLIGHTENED ENERGY PROGRAM COSTS   In accordance with PSC directives, Con Edison
deferred the costs of its Enlightened Energy program for future recovery from ratepayers. Such deferrals amounted to $117.8 million at December 31, 1997 and $133.7 million at December 31, 1996. In accordance with the 1992 and 1995 electric rate agreements, deferred charges for the Enlightened Energy program are generally recoverable over a five-year period.

TEMPORARY CASH INVESTMENTS   Temporary cash investments are short-term, highly
liquid investments which generally have maturities of three months or less. They are stated at cost which approximates market. CEI and Con Edison consider temporary cash investments to be cash equivalents.

INVESTMENTS   For 1997 investments consisted primarily of the nuclear
decommissioning trust fund ($211.7 million at December 31, 1997) and investments of Con Edison Solutions and Con Edison Development ($66.0 million at December 31, 1997). For 1996 investments consisted primarily of the nuclear decommissioning trust fund ($164.7 million at December 31, 1996). The nuclear decommissioning trust fund is stated at market; investments of Con Edison Solutions and Con Edison Development are stated at cost. Earnings on the nuclear decommissioning trust fund are not recognized in income but are included in the accumulated depreciation reserve. See Nuclear Decommissioning in this Note A.

GAS HEDGING   Con Edison purchases put options and sells futures contracts under its gas hedging program in order to protect its gas inventory against adverse market price fluctuations. Con Edison defers the related hedging gains and losses until the underlying gas commodity is withdrawn from storage and then adjusts the cost of its gas in storage accordingly.

All hedging gains or losses are credited or charged to customers through Con Edison's gas fuel adjustment clause. Con Edison Solutions uses futures contracts to hedge natural gas transactions in order to minimize the risk of unfavorable market price fluctuations. Gains or losses on these futures contracts are deferred until gas is purchased, at which time gas expense is adjusted accordingly. At December 31, 1997 deferred gains or losses on open positions were not material.

Neither CEI nor any of its consolidated subsidiaries, including Con Edison, enters into derivative transactions that do not meet the criteria for hedges and that do not qualify for deferred accounting treatment. If for any reason a derivative transaction were no longer classified as a hedge, inventory or gas expense, as appropriate, would be adjusted for unrealized gains and losses relating to the transaction.

FEDERAL INCOME TAX   In accordance with SFAS No. 109, "Accounting for Income
Taxes," Con Edison has recorded an accumulated deferred federal income tax liability for substantially all temporary differences between the book and tax bases of assets and liabilities at current tax rates. In accordance with rate agreements, Con Edison has recovered amounts from customers for a portion of the tax expense it will pay in the future as a result of the reversal or "turn-around" of these temporary differences. As to the remaining temporary differences. In accordance with SFAS No. 71, Con Edison has established a regulatory asset for the net revenue requirements to be recovered from customers for the related future tax expense. In 1993 the PSC issued an Interim Policy Statement proposing accounting procedures consistent with SFAS No. 109 and providing assurances that these future increases in taxes will be recoverable in rates. The final policy statement is not expected to differ materially from the interim policy statement. See Note 1.

Accumulated deferred investment tax credits are amortized ratably over the lives of the related properties and applied as a reduction in future federal income tax expense.

Con Edison and its subsidiaries file, and CEI expects that it and its subsidiaries will file, a consolidated federal income tax return. Income taxes are allocated to each company based on its taxable income.

RESEARCH AND DEVELOPMENT COSTS   Research and development costs relating to
specific construction projects are capitalized. All other such costs are charged to operating expenses as incurred. Research and development costs in 1997, 1996 and 1995, amounting to $25.9 million, $32.3 million and $45.0 million, respectively, were charged to operating expenses. No research and development costs were capitalized in these years.

NEW FINANCIAL ACCOUNTING STANDARDS   The FASB has issued the following two
standards effective for fiscal years beginning after December 15, 1997: SFAS No. 130, "Reporting Comprehensive Income," and SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The application of these standards will not have a material effect on CEI's financial position or results of operations or materially change its current disclosure practices.

RECLASSIFICATION   Certain prior year amounts have been reclassified to conform with current year presentation.

ESTIMATES   The accompanying consolidated financial statements reflect judgments and estimates made in the application of the above accounting policies.

NOTE B   CAPITALIZATION

COMMON STOCK AND PREFERRED STOCK NOT SUBJECT TO MANDATORY REDEMPTION   In
December 1997 Con Edison redeemed its Series B preference stock. Each share of Series B preference stock was convertible into 13 shares of common stock at a conversion price of $7.69 per share. During 1997, 1996 and 1995, 38,158 shares, 2,869 shares and 3,928 shares of Series B preference stock were converted into 496,054 shares, 37,297 shares and 51,064 shares of common stock, respectively.

The prices at which Con Edison has the option to redeem its preferred stock other than Series I and Series J (in each case, plus accrued dividends) are as follows:

----------------------------------------------------------
$5 Cumulative Preferred Stock                     $ 105.00
----------------------------------------------------------
Cumulative Preferred Stock:
  Series A                                        $ 102.00
  Series B                                          102.00
  Series C                                          101.00
  Series D                                          101.00
----------------------------------------------------------

PREFERRED STOCK SUBJECT TO MANDATORY REDEMPTION

Con Edison is required to redeem 25,000 of the Series I shares on May 1 of each year in the five-year period commencing with the year 2002 and to redeem the remaining Series I shares on May 1, 2007. Con Edison is required to redeem the Series J shares on August 1, 2002. In each case the redemption price is $100 per share plus accrued and unpaid dividends to the redemption date. In addition, Con Edison may redeem Series I shares at redemption price of $103.60 per share, plus accrued dividends, if redeemed prior to May 1, 1998 (and thereafter at prices declining annually to $100 per share, plus accrued dividends, after April 30,
2002). Neither Series I nor Series J shares may be called for redemption while dividends are in arrears on outstanding shares of $5 cumulative preferred stock or cumulative preferred stock.

PREFERRED STOCK REFUNDING   In March 1996 Con Edison canceled approximately $227
million of its preferred stock purchased pursuant to a lender offer and redeemed an additional $90 million of its preferred stock. In accordance with the PSC order approving the issuance of subordinated deferrable interest debentures to refund the preferred stock, Con Edison offset the net gain of $13.9 million by accruing an additional provision for depreciation equal to the net gain.

DIVIDENDS   Beginning in 1998, dividends on CEI's common shares will depend primarily on the dividends and other distributions that Con Edison and the other subsidiaries will pay to CEI and the capital requirements of CEI and its subsidiaries. The PSC Settlement Agreement limits the dividends that Con Edison may pay to not more than 100 percent of Con Edison's income available for dividends, calculated on a two-year rolling average basis. Excluded from the calculation of "income available for dividends" are non-cash charges to income resulting from accounting changes or charges to income resulting from significant unanticipated events. The restriction also does not apply to dividends necessary to transfer to CEI proceeds from major transactions, such as asset sales, or to dividends reducing Con Edison's equity ratio to a level appropriate to Con Edison's business risk.

Payment of Con Edison common stock dividends to CEI is subject to certain additional restrictions. No dividends may be paid, or funds set apart for payment, on Con Edison's common stock until all dividends accrued on the $5 cumulative preferred stock and cumulative preferred stock have been paid, or declared and set apart for payment, and unless Con Edison is not in arrears on its mandatory redemption obligation for the Series I and Series J cumulative preferred stock. No dividends may be paid on any of Con Edison's capital stock during any period in which Con Edison has deferred payment of interest on its subordinated deferrable interest debentures.

LONG-TERM DEBT   In December 1997 Con Edison issued $330 million of 10-year
6.45% Series 1997 B debentures to refund in January 1998 three series of tax-exempt debt that Con Edison issued through the New York State Energy Research and Development Authority: 7-1/2% Series 1986 A, 9-1/4% Series 1987 B and 7-3/4% Series 1989 A.

Long-term debt maturing in the period 1998-2002 is as follows:

---------------------------------------------------------------
1998                                              $ 200,000,000
1999                                                225,000,000
2000                                                275,000,000
2001                                                300,000,000
2002                                                300,000,000
---------------------------------------------------------------

Con Edison's long-term debt is stated at cost which, as of December 31, 1997, approximates fair value. The fair value of the company's long-term debt is estimated based on current rates for debt of the same remaining maturities.

NOTE C   SHORT-TERM BORROWING

Con Edison has been authorized by FERC to issue short-term debt of up to $500 million outstanding at any one time. At December 31, 1997 Con Edison had no short-term debt outstanding. In January 1998 Con Edison initiated a $500 million commercial paper program, supported be revolving credit agreements with banks. Bank commitments under the revolving credit agreements may terminate upon a change in control of CEI and borrowings under the agreements are subject to certain conditions, including that Con Edison's ratio (calculated in accordance with the agreements) of debt to total capital not at any time exceed 0.65 to 1. At December 31, 1997 this ratio was 0.43 to 1. Borrowings under the commercial paper program or the revolving credit facilities are expected to be at prevailing market rates.

NOTE D   PENSION BENEFITS

Con Edison has pension plans that cover substantially all of its employees and certain employees of other CEI subsidiaries. The plans are designed to comply with the Employee Retirement Income Security Act of 1974 (ERISA). Contributions are made solely by Con Edison and the other subsidiaries based on an actuarial valuation, and are not less than the minimum amount required by ERISA. Con Edison's policy is to fund the actuarially computed net pension cost as such cost accrues subject to statutory maximum (and minimum) limits. Benefits are generally based on a final five-year average pay formula.

In accordance with SFAS No.87, "Employers' Accounting for Pensions," Con Edison uses the projected unit credit method for determining pension cost. Pension costs for 1997, 1996 and 1995 amounted to $11.8 million, $73.2 million and $11.4 million, respectively, of which $9.3 million for 1997, $57.8 million for 1996 and $8.9 million for 1995 was charged to operating expenses. Pension costs reflect the amortization of a regulatory asset established pursuant to SFAS No.71 to offset the $33.3 million increase in pension obligations from a special retirement program Con Edison offered in 1993, which provided special termination benefits as described in SFAS No. 88, "Employers' Accounting for Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Pension cost for 1995 also includes an actuarially determined credit of $7.3 million representing a prepayment on one of the plans. This credit reduced pension funding in 1996.

Con Edison recognizes investment gains and losses over five years and amortizes unrecognized actuarial gains and losses over ten years.

The components of net periodic pension cost for 1997, 1996 and 1995 were as follows:

(Millions of Dollars)                        1997           1996         1995
------------------------------------------------------------------------------
Service cost - benefits earned
  during the period                       $ 111.4         $ 120.2      $  98.2
Interest cost on projected
  benefit obligation                        334.3           320.1        296.7
Actual return on plan assets               (878.6)         (593.6)      (865.8)
Unrecognized investment gain
   (loss) deferred                          471.3           217.6        521.6
Net amortization                            (28.8)            6.7        (41.5)
------------------------------------------------------------------------------
Net periodic pension cost                     9.6            71.0          9.2*
------------------------------------------------------------------------------
Amortization of regulatory asset              2.2             2.2          2.2
------------------------------------------------------------------------------
Total pension cost                        $  11.8         $  73.2      $  11.4
------------------------------------------------------------------------------

*    Includes a prepayment credit of $7.3 million.

The funded status of the pension plans as of December 31, 1997, 1996 and 1995 was as follows:

(Millions of Dollars)                        1997           1996         1995
------------------------------------------------------------------------------
Actuarial present value of
  benefit obligation:
     Vested                               $ 3,800.7      $3,525.9     $3,319.2
     Nonvested                                175.9         190.5        267.9
------------------------------------------------------------------------------
     Accumulated to date                    3,976.6       3,716.4      3,587.1
     Effect of projected future
      compensation levels                     964.0         906.6      1,070.3
------------------------------------------------------------------------------
     Total projected benefit obligation     4,940.6       4,703.0      4,657.4
Plan assets at fair value                   5,988.7       5,269.3      4,775.8
------------------------------------------------------------------------------
Plan assets less projected
   benefit obligation                       1,048.1         566.3        118.4
Unrecognized net gain                      (1,157.4)       (703.0)      (240.3)
Unrecognized prior service cost*               90.4         100.1         85.3
Unrecognized net transition liability
   at January 1, 1987*                         11.3          14.3         17.2
------------------------------------------------------------------------------
Accrued pension cost**                    $    (7.6)     $  (23.1)    $  (19.4)
------------------------------------------------------------------------------

*    Being amortized over approximately 15 years.
** Accrued liability primarily for special retirement program, reduced in 1997 by a prepayment credit.

To determine the present value of the projected benefit obligation, the discount rates assumed were 7.25 percent for 1997 and 1996 and 7 percent for 1995. A weighted average rate of increase in future compensation levels of 5.8 percent and long-term rate of return on plan assets of 8.5 percent were assumed for all years.

The pension plan assets consist primarily of corporate common stocks and bonds, group annuity contracts and debt of the United States government and its agencies.

NOTE E    POSTRETIREMENT BENEFITS OTHER THAN PENSIONS (OPEB)

Con Edison has a contributory comprehensive hospital, medical and prescription drug program for all retirees, their dependents and surviving spouses. Con Edison also provides life insurance benefits for approximately 6,400 retired employees. All of Con Edison's employees becomes eligible for these benefits upon retirement, except that the amount of life insurance is limited and is available only to management employees and to those bargaining unit employees who participated in the optional program prior to retirement. Con Edison has reserved the right to amend or terminate these programs.

Con Edison's policy is to fund in external trusts the actuarially determined annual costs for retiree health and life insurance subject to statutory maximum limits.

Con Edison recognizes investment gains and losses over five years and amortizes unrecognized actuarial gains and losses over ten years.

The cost to Con Edison for retiree health benefits for 1997, 1996 and 1995 amounted to $76.7 million, $89.2 million and $65.5 million, respectively, of which $61.0 million for 1997, $70.5 million for 1996 and $51.6 million for 1995 was charged to operating expenses. The cost of the retiree life insurance plan for 1997, 1996 and 1995 amounted to $20.8 million, $22.8 million and $18.0 million, respectively, of which $16.5 million for 1997, $18.0 million for 1996 and $14.2 million for 1995 was charged to operating expenses.

the components of postretirement benefit (health and life insurance) costs for 1997, 1996 and 1995 were as follows:

(Millions of Dollars)                            1997         1996         1995
-------------------------------------------------------------------------------
Service cost - benefits earned during the
  period                                       $  15.7      $  17.4      $ 10.7
Interest cost on accumulated postretirement
  benefit obligation                              71.0         68.9        61.2
Actual return on plan assets                    (100.3)       (51.3)      (60.8)
Unrecognized investment gain (loss)
  deferred                                        63.8         23.5        40.4
Amortization of transition obligation and
  unrecognized net loss                           47.3         53.5        32.0
-------------------------------------------------------------------------------
Net periodic postretirement benefit cost       $  97.5      $ 112.0      $ 83.5
-------------------------------------------------------------------------------


The following table sets forth the program's funded status at December 31, 1997, 1996 and 1995:

(Millions of Dollars)                               1997        1996       1995
-------------------------------------------------------------------------------
Accumulated postretirement benefit
  obligation:
    Retirees                                     $ 470.6     $ 471.1   $  447.7
    Employees eligible to retire                   240.1       248.8      250.7
    Employees not eligible to retire               253.4       279.2      305.6
-------------------------------------------------------------------------------
    Total projected benefit obligation             964.1       999.1    1,004.0
Plan assets at fair value                          574.1       444.2      322.2
-------------------------------------------------------------------------------
Plan assets less accumulated postretirement
  benefit obligation                              (390.0)     (554.9)    (681.8)
Unrecognized net loss                               41.3       139.9      240.8
Unrecognized net transition liability
  at January 1, 1993*                              322.6       415.0      441.0
-------------------------------------------------------------------------------
Accrued postretirement benefit cost              $ (26.1)    $     0   $      0
-------------------------------------------------------------------------------

* Being amortized over a period of 20 years.


To determine the accumulated postretirement benefit obligation, the discount sales assumed were 7.25 percent for 1997 and 1996 and 7 percent for 1995. The assumed long-term rate of return on plan assets was 8.5 percent for these years. The health care cost trend rate assumed for 1997 was 8.5 percent, for 1998, 8 percent, and then declining one-half percent per year to 5 percent for 2004 and thereafter. If the assumed health care cost trend rate were to be increased by one percentage point each year, the accumulated postretirement benefit obligation would increase by approximately $114.8 million and the service cost and interest component of the net periodic postretirement benefit cost would increase by $12.6 million.

Postretirement plan assets consist of corporate common stocks and bonds, group annuity contracts, debt of the United States government and its agencies and short-term securities.


NOTE F  CONTINGENCIES

INDIAN POINT Nuclear generating units similar in design to Con Edison's Indian Point 2 unit have experienced problems that have required steam generator replacement. Inspections of the Indian Point 2 steam generators since 1976 have revealed various problems, some of which appear to have been arrested, but the remaining service life of the steam generators is uncertain. The projected service life of the steam generators is reassessed periodically in the light of the inspections made during scheduled outages of the unit. Based on the latest available data and current NRC criteria. Con Edison estimates that steam generator replacement will not be required before 2001. Con Edison has replacement steam generators, which are stored at the site. Replacement of the steam generators would require estimated additional expenditures of approximately $108 million (1997 dollars, exclusive of replacement power costs) and an outage of approximately four months. However, securing necessary permits and approvals or other factors could require a substantially longer outage if steam generator replacement is required on short notice.

NUCLEAR INSURANCE The insurance policies covering Con Edison's nuclear facilities for property damage, excess property damage, and outage costs permit assessments under certain conditions to cover insurers' losses. As of December 31, 1997, the highest amount that could be assessed for losses during the current policy year under all of the policies was $24 million. While assessments may also be made for losses in certain prior years, Con Edison is not aware of any losses in such years that it believes are likely to result in an assessment.

Under certain circumstances, in the event of nuclear incidents at facilities covered by the federal government's third-party liability indemnification program, Con Edison could be assessed up to $79.3 million per incident, of which not more than $10 million may be assessed in any one year. The per incident limit is to be adjusted for inflation not later than 1990 and not less than once every five years thereafter.

Con Edison participates in an insurance program covering liabilities for injuries to certain workers in the nuclear power industry. In the event of such injuries, Con Edison is subject to assessment up to an estimated maximum of approximately $3.1 million.

ENVIRONMENTAL MATTERS    The normal course of Con Edison's operations
necessarily involves activities and substances that expose it to potential liabilities under federal, state and local laws protecting the environment. Such liabilities can be material and in some instances may be imposed without ___ to fault, or may be imposed for past acts, even though such past acts may have been lawful at the time they occurred. Sources of such potential liabilities include (but are not limited to) the Federal Comprehensive Environmental Response, Compensation and Liability Act of 1980 (Superfund), a 1994 settlement with the New York State Department of Environmental Conservation (DEC), asbestos, and electric and magnetic fields (EMF).

SUPERFUND    By its terms Superfund imposes joint and several strict liability, regardless of fault, upon generators of hazardous substances for resulting removal and remedial costs and environmental damages. Con Edison has received process or notice concerning possible claims under Superfund or similar state statutes relating to a number of sites at which it is alleged that hazardous substances generated by Con Edison (and, in most instances, a large number of other potentially responsible parties) were deposited. Estimates of the investigative, removal, remedial and environmental damage costs (if any) that Con Edison will be obligated to pay with respect to each of these sites range from extremely preliminary to highly refined. Based on these estimates Con Edison had accrued at December 31, 1997 a liability of approximately $25.4 million. There will be additional costs with respect to those and possibly other sites, the materiality of which is not presently determinable.

DEC SETTLEMENT    In 1994 Con Edison agreed to a consent order settling a civil administrative proceeding instituted by the DEC alleging environmental violations by the company. Pursuant to the consent order, Con Edison has conducted an environmental management systems evaluation and an environmental compliance audit. Con Edison also must implement "best management practices" plans for certain facilities and undertake a remediation program at certain sites. At December 31, 1997 Con Edison had an accrued liability of $16.9 million for these sites. Expenditures for environmental-related capital projects in the five years 1998-2002, including expenditures to comply with the consent order, are estimated at $148 million. These estimated expenditures do not reflect divestiture by Con Edison of generating plants pursuant to the Settlement Agreement (see Note A) or otherwise.

ASBESTOS CLAIMS    Suits have been brought in New York State and federal courts against Con Edison and many other defendants, wherein several hundred plaintiffs sought large amounts of compensatory and punitive damages for deaths and injuries allegedly caused by exposure to asbestos at various premises of Con Edison. Many of these suits have been disposed of without any payment by Con Edison, or for immaterial amounts. The amounts specified in all the remaining suits total billions of dollars but Con Edison believes that these amounts are greatly exaggerated, as were the claims already disposed of. Based on the information and relevant circumstances known to Con Edison at this time, it is the opinion of Con Edison that these suits will not have a material adverse effect on the company's financial position, results of operations or liquidity.

EMF    Electric and magnetic fields are found wherever electricity is used. Con
Edison is the defendant in several suits claiming properly damage resulting from EMF. The aggregate amount sought in these suits is not material. In the event, however, that a causal relationship between EMF and adverse health effects is established, or independently of any such causal determination, in the event of adverse developments in related legal or public policy doctrines, there could be a material adverse effect on the electric utility industry, including Con Edison.

NOTE G  NON-UTILITY GENERATIONS (NUGS)

Con Edison has contracts with NUGs for 2,059 MW of electric generating capacity. Payments by Con Edison under the contracts are reflected in rates. Assuming performance by the NUGs, Con Edison is obligated over the terms of these contracts (which extend for various periods, up to 2036) to make capacity and other fixed payments.

For the years 1998 - 2002, capacity and other fixed payments are estimated to be $510 million, $508 million, $478 million, $485 million and $494 million. Such payments gradually increase to approximately $600 million in 2013, and thereafter decline significantly.

For energy delivered under these contracts, Con Edison is obligated to pay variable prices that are estimated to be approximately at market levels.

NOTE H  STOCK-BASED COMPENSATION

Under CEI's Stock Plan, options may be granted to officers and key employees for up to 10,000,000 shares of CEI's common stock. Generally, options become exercisable three years after the grant date and remain exercisable until ten years from the grant date.

As permitted by SFAS No. 123, "Accounting for Stock-Based Compensation," CEI has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations in accounting for its employee stock options. Under APB 25, because the exercise price of CEI's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense is recognized.

Disclosure of pro-forma information regarding net income and earnings per share is required by SFAS No. 123. This information has been determined as if CEI had accounted for its employee stock options under the fair value method of that statement. The fair values of 1997 and 1996 options are $2.84 and $2.49 per share, respectively. They were estimated at the date of grant using the Black Scholes option pricing model with the following weighted-average assumptions used for grants in 1997 and 1996, respectively; risk-free interest rates of 6.46 percent and 6.74 percent; expected lives of eight years for 1997 and 1996; expected volatility of 14.00 percent and 16.28 percent; and dividend yields of
6.67 percent and 7.46 percent.

Had CEI used SFAS No. 123, basic and diluted earnings per share for 1997 and 1996 would be unaffected and pro-forma net income for common stock would be $693,680,000 or $799,000 less than the amount reported for 1997, and $687,938,000 or $231,000 less than the amount reported for 1996.

A summary of the status of the Plan as of December 31, 1997 and 1996 and changes during those years is as follows:

                                             1997               1996
                             -------------------- ------------------
                                         Exercise           Exercise
                               Options      Price  Options     Price
--------------------------------------------------------------------
Outstanding at
 beginning of year             697,200   $ 27.875        0  $      -
Granted                        834,600      31.50  704,200    27.875
Exercised                            0                   0
Forfeited                      (14,000)     29.62   (7,000)   27.875
--------------------------------------------------------------------
Outstanding at end
 of year                     1,517,700   $  29.85  697,200  $ 27.875
--------------------------------------------------------------------
Options exercisable at
 end of year                         0                   0
Fair value of options
 granted during the year     $    2.84             $  2.49
--------------------------------------------------------------------

The following summarizes the Plan's stock options outstanding at December 31, 1997 and 1998:

                         Options
Plan     Exercise    Outstanding          Remaining
Year        Price    at 12/31/97   Contractual Life
---------------------------------------------------
1997     $  31.50        827,600            9 years
1996     $ 27.875        689,900            6 years
---------------------------------------------------

NOTE 1  FEDERAL INCOME TAX

The net revenue requirements for the future federal income tax component of accumulated deferred federal income taxes (see Note A) at December 31, 1997 and 1996 are shown on the following table:

(Millions of Dollars)                                   1997        1996
------------------------------------------------------------------------
Future federal income tax liability
 Temporary differences between the book and
  tax bases of assets and liabilities:
    Property related                              $ 5,791.0   $ 5,595.0
    Reserve for injuries and damages                  (57.4)      (55.7)
    Other                                            (112.9)       16.7
-------------------------------------------------------------------------
 Total                                              5,620.7     5,556.0
-------------------------------------------------------------------------
Future federal income tax computed at
 statutory rate - 35%                               1,967.2     1,944.6
Less: Accumulated deferred federal income
 taxes previously recovered                         1,334.7     1,304.8
-------------------------------------------------------------------------
Net future federal income tax expense
 to be recovered                                      632.5       639.8
-------------------------------------------------------------------------
Net revenue requirements for above
 (Regulatory assets - future federal income taxes)*   973.1       904.3
Add: Accumulated deferred federal income taxes
       previously recovered
        Depreciation                                1,188.7     1,115.5
        Unbilled revenues                             (98.3)      (94.6)
        Advance refunding of long-term debt            30.1        32.7
        Other                                         214.2       251.2
-------------------------------------------------------------------------
       Subtotal                                     1,334.7     1,304.8
-------------------------------------------------------------------------
Total accumulated deferred federal income tax     $ 2,307.8   $ 2,289.1
-------------------------------------------------------------------------

* Net revenue requirements will be offset by the amortization to federal income tax expense of accumulated deferred investment tax credits, the tax benefits of which Con Edison has already realized. Including the full effect therefrom, the net revenue requirements related to future federal income taxes at December 31, 1997 and 1996 are $809.4 million, and $811.8 million respectively.

NOTE 1  FEDERAL INCOME TAX, continued                                    PAGE 16

Year Ended December 31 (Thousands of Dollars)                                  1997           1996           1995
-----------------------------------------------------------------------------------------------------------------
Charged to:  Operations                                                  $  382,910     $  397,160     $  396,560
             Other income                                                    (3,190)          (970)         1,060
-----------------------------------------------------------------------------------------------------------------
Total federal income tax                                                    379,720        396,190        397,620
-----------------------------------------------------------------------------------------------------------------
Deconciliation of reported net income with taxable income
Federal income tax - current                                                357,100        355,590        328,600
Federal income tax - deferred                                                31,450         49,510         78,330
Investment tax credits deferred                                              (8,830)        (8,910)        (9,310)
-----------------------------------------------------------------------------------------------------------------
Total federal income tax                                                    379,720        396,190        397,620
Net income                                                                  712,823        694,085        723,850
-----------------------------------------------------------------------------------------------------------------
Income before federal income tax                                          1,092,543      1,090,275      1,121,470
-----------------------------------------------------------------------------------------------------------------
Effective federal income tax rate                                              34.8%          36.3%          35.5%
-----------------------------------------------------------------------------------------------------------------
Adjustments decreasing (increasing) taxable income
Tax depreciation in excess of book depreciation:
             Amounts subject to normalization                               215,370        201,760        202,230
             Other                                                          (64,502)       (99,576)       (85,538)
Deferred recoverable fuel costs                                              (3,161)        42,008         61,937
Regulatory accounts receivable                                              (47,079)        51,878        (32,827)
Excess research and development                                              14,980        (13,025)        (2,969)
Pension and other postretirement benefits                                    (6,820)       (34,136)        38,102
Power contract termination costs                                            (40,657)       (38,759)       (56,397)
Other - net                                                                  (9,200)       (45,729)        25,356
-----------------------------------------------------------------------------------------------------------------
Total                                                                        58,931         64,421        149,894
-----------------------------------------------------------------------------------------------------------------
Taxable income                                                            1,033,612      1,025,854        971,576
-----------------------------------------------------------------------------------------------------------------
Federal income tax - current
Amount computed at statutory rate - 35%                                     361,764        359,049        340,052
Tax credits                                                                  (4,664)        (3,459)       (11,452)
-----------------------------------------------------------------------------------------------------------------
Total                                                                       357,100        355,590        328,600
-----------------------------------------------------------------------------------------------------------------
Charged to:  Operations                                                     359,300        357,000        328,200
             Other income                                                    (2,200)        (1,410)           400
-----------------------------------------------------------------------------------------------------------------
Total                                                                       357,100        355,590        328,600
-----------------------------------------------------------------------------------------------------------------
Federal income tax - deferred
Charged to:  Operations                                                      32,440         49,070         77,670
             Other income                                                      (990)           440            660
-----------------------------------------------------------------------------------------------------------------
Total                                                                    $   31,450     $   49,510     $   78,330
-----------------------------------------------------------------------------------------------------------------

NOTE J  FINANCIAL INFORMATION BY BUSINESS SEGMENTS(a)

                                                      Electric                                         Steam
                                       ----------------------------------------       ----------------------------------------
(Thousands of Dollars)                        1997           1996          1995              1997           1996          1995
-------------------------------------------------------------------------------       ----------------------------------------
Operating revenues*                    $ 5,646,916    $ 5,552,247   $ 5,401,524       $   393,418    $   405,040   $   335,694
-------------------------------------------------------------------------------       ----------------------------------------
Operating expenses
Purchased power                          1,319,472      1,269,092     1,107,223            29,949          3,762            -
Fuel                                       429,324        377,351       354,086           167,500        195,924       150,018
Other operations and maintenance*        1,311,983      1,331,801     1,372,715            82,100         83,837        79,929
Depreciation and amortization              429,407        425,397       393,382            16,239         15,900        13,064
Taxes, other than federal income           989,791        980,309       951,095            53,108         51,361        45,788
Federal income tax                         311,878        330,103       339,863             8,442         14,131        12,598
-------------------------------------------------------------------------------       ----------------------------------------
Total operating expenses*                4,791,855      4,714,053     4,518,364           357,338        364,915       301,397
-------------------------------------------------------------------------------       ----------------------------------------
Operating income                           855,061        838,194       883,160            36,080         40,125        34,297
-------------------------------------------------------------------------------       ----------------------------------------
Construction expenditures                  504,644        515,006       538,454            29,905         38,290        27,559
-------------------------------------------------------------------------------       ----------------------------------------
Net utility plant**                      9,251,149      9,150,261     9,027,031           489,091        458,019       399,028
Fuel                                        51,629         64,231        40,444             2,068            478            62
Other identifiable assets                1,669,957      1,703,906     1,724,005            66,448         42,817        51,969
-------------------------------------------------------------------------------       ----------------------------------------
* Intersegment rentals included in segments' income but eliminated for total:

Operating revenues                     $    11,341    $    11,130   $    12,116       $     1,619    $     1,491   $     1,561
Operating expenses                           2,605          2,472         2,513            12,519         12,190        13,102
------------------------------------------------------------------------------------------------------------------------------

                                                         Gas                                            Total
                                       ----------------------------------------       ----------------------------------------
                                              1997           1996          1995              1997           1996          1995
-------------------------------------------------------------------------------       ----------------------------------------
Operating revenues*                    $ 1,096,057    $ 1,017,124   $   815,307       $ 7,121,254    $ 6,959,736   $ 6,536,897
-------------------------------------------------------------------------------       ----------------------------------------
Operating expenses
Purchased power                                  -              -             -         1,349,421      1,272,854     1,107,223
Fuel                                             -              -             -           596,824        573,275       504,104
Gas purchased for resale                   479,218        418,271       259,789           479,218        418,271       259,789
Other operations and maintenance*          204,687        221,011       214,818         1,583,633      1,621,974     1,651,834
Depreciation and amortization               57,133         55,115        49,330           502,779        496,412       455,776
Taxes, other than federal income           138,182        134,529       123,349         1,181,081      1,166,199     1,120,232
Federal income tax                          62,590         52,926        44,099           382,910        397,160       396,560
-------------------------------------------------------------------------------       ----------------------------------------
Total operating expenses*                  941,810        881,852       691,385         6,075,866      5,946,145     5,495,518
-------------------------------------------------------------------------------       ----------------------------------------
Operating income                           154,247        135,272       123,922         1,045,388      1,013,591     1,041,379
-------------------------------------------------------------------------------       ----------------------------------------
Construction expenditures                  119,672        121,937       126,790           654,221        675,233       692,803
-------------------------------------------------------------------------------       ----------------------------------------
Net utility plant**                      1,526,862      1,459,030     1,388,344        11,267,102     11,067,310    10,814,403
Fuel and gas in storage                     37,209         44,979        26,452            90,906        109,688        66,958
Other identifiable assets                  165,977        197,033       177,374         1,902,382      1,943,756     1,953,348
Other corporate assets                                                                  1,462,128        936,431     1,115,181
-------------------------------------------------------------------------------       ----------------------------------------
Total assets                                                                          $14,722,518    $14,057,185   $13,949,890
-------------------------------------------------------------------------------       ----------------------------------------
* Intersegment rentals included in segments' income but eliminated for total:

  Operating revenues                   $     2,177    $     2,054   $     1,951       $    15,137    $    14,675   $    15,628
  Operating expenses                            13             13            13            15,137         14,675        15,628

** General Utility Plant was allocated to Electric and Gas on the departmental use of such plant. Pursuant to PSC requirements the Steam department is charged an interdepartmental rent for general plant used in Steam operations, which is credited to the Electric and Gas departments.
--------------------------------------------------------------------------------
(a) Con Edison supplies electric service in all of New York City (except part of Queens) and most of Westchester County. It also supplies gas in Manhattan, the Bronx and parts of Queens and Westchester, and steam in part of Manhattan.

                           CONSOLIDATED EDISON INC.
                           ------------------------

                                FINANCIAL DATA
                                --------------

(b)

                                            Year            Year        Year
                                            1997            1996        1995
                                            ----            ----        ----
Interest coverage (Times)
  SEC-Book                                    4.09            4.18        4.20

Earnings per share                         $  2.95         $  2.93     $  2.93

Return on average common
  Equity                                      12.1%           12.3%       12.8%

Book value per share
  Average                                  $ 24.49         $ 23.74     $ 22.89
  End of period                              25.18           24.37       23.51

Effective tax rate                            34.8%           36.3%       35.5%

Capitalization ratios:
  SEC Basis
   Long term debt                             40.1%           41.2%       38.9%
   Preferred stock                             3.1             3.1         6.3
   Common equity                              56.8            55.7        54.8
                                             -----           -----       -----
                                             100.0%          100.0%      100.0%

  PSC Basis
   Long term debt                             40.8%           41.3%       39.4%
   Preferred stock                             2.9             3.0         6.1
   Customer deposits                           1.5             1.5         1.5
   Common equity                              54.8            54.2        53.0
                                             -----           -----       -----
                                             100.0%          100.0%      100.0%

(c) The complete terms, preferences, privileges and voting powers of the $5 Cumulative Preferred Stock, Cumulative Preferred Stock 5-3/4% Series A, 5-1/4% Series B, 4.65% Series C, 4.65% Series D, 5-3/4% Series E, 6.20%
     Series F, 7.20% Series I, 6-1/8% Series J and Cumulative Preference Stock, 6% Convertible Series B, are as set forth in Con Edison's Certificate of Incorporation, as amended, previously filed with the Commission to which reference is made. In March 1996 Con Edison canceled approximately $227 million of its preferred stock purchased pursuant to a tender offer and redeemed an additional $90 million of its preferred stock. In December 1997 Con Edison redeemed its Series B preference stock. In general the preferences of such stocks are as follows:

     $5 Cumulative Preferred Stock

        The $5 Cumulative Preferred Stock shall be entitled to receive, when and as declared from surplus or net profits, dividends at the rate of five dollars a share per annum and no more, which dividends shall be cumulative from the dividend date next preceding the date of issue of the respective shares (or from the date of issue if that be a dividend date), and shall be payable quarterly on the first day of February, May, August, and November in each year.

        Upon any liquidation or distribution of capital assets, the $5 Cumulative Preferred Stock shall be entitled to receive $100 a share and in addition thereto, a sum equivalent to all unpaid dividends accumulated thereon, and any preferred stock of any class ranking equally with the $5 Cumulative Preferred Stock in the distribution of capital assets shall be entitled to receive an equivalent amount before any distribution shall be made to any other preferred stock or common stock, which shall be entitled to receive all the remainder of such capital assets so distributed in accordance with provisions governing their respective rights thereto.

        Con Edison shall have the right to redeem the $5 Cumulative Preferred Stock on any dividend date, either in whole or in such portions as, from time to time, the Board of Trustees may determine, upon the payment of the sum of $105 a share and the amount of all unpaid dividends accumulated thereon to the date fixed for such redemption, provided, that, if less than all of the outstanding shares of $5 Cumulative Preferred Stock shall be redeemed at any time, the shares to be redeemed shall be selected in such manner as the Board of Trustees may determine.

       Cumulative Preferred Stock

          The Cumulative Preferred Stock may be issued from time to time in one or more series, the Board of Trustees having the authority to fix from time to time the designations, preferences, privileges and voting powers of each series except for such provisions as are to be applicable to all series. The $5 Cumulative Preferred Stock shall rank superior in all respects to the new Cumulative Preferred Stock except that one or more series of new Cumulative Preferred Stock may rank equally with the $5 Cumulative Preferred Stock with respect to priority in the payment of dividends and the distribution of assets if the earnings of Con Edison and its affiliated companies, as defined, for the fiscal year ending next prior to the date of issue of the new Cumulative Preferred Stock are at least equal to three times the annual dividend on all shares of preferred stock to be outstanding immediately after the issue of such new Cumulative Preferred Stock. In such case, however, any series of new Cumulative Preferred Stock theretofore or thereafter issued shall also rank equally with the $5 Cumulative Preferred Stock and shall also comply or have complied with such earnings requirements.

          With respect to each series of new Cumulative Preferred Stock, the Board of Trustees may determine, among other things, the provisions relating to the dividend rate, the sum per share (not less than $100) payable upon voluntary or involuntary dissolution, liquidation or winding up of Con Edison, the redemption price and the conversion rights and sinking fund provisions, if any, applicable thereto and any other provisions not inconsistent with the provisions applicable to all shares.

       Cumulative Preferred Stock, 5-3/4% Series A

          The Cumulative Preferred Stock, 5-3/4% Series A has a par value of $100 per share; is entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon and is redeemable at $102 per share plus accrued but unpaid dividends to the redemption date.

       Cumulative Preferred Stock, 5-1/4% Series B

          The Cumulative Preferred Stock, 5-1/4% Series B has a par value of $100 per share; is entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon and is redeemable at $102 per share plus accrued but unpaid dividends to the redemption date.

     Cumulative Preferred Stock, 4.65% Series C

       The Cumulative Preferred Stock, 4.65% Series C has a par value of $100 per share; is entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon and is redeemable at $101 per share plus accrued but unpaid dividends to the redemption date.

     Cumulative Preferred Stock, 4.65% Series D

       The Cumulative Preferred Stock, 4.65% Series D has a par value of $100 per share; is entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon and is redeemable at $101 per share plus accrued but unpaid dividends to the redemption date.

     Cumulative Preferred Stock, 5-3/4% Series E

       The Cumulative Preferred Stock, 5-3/4% Series E had a par value of $100 per share; was entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon.

     Cumulative Preferred Stock, 6.20% Series F

       The Cumulative Preferred Stock, 6.20% Series F had a par value of $100 per share; was entitled to receive (1) on voluntary liquidation an amount equal to the redemption price then in effect and (2) on involuntary liquidation $100 per share plus accrued but unpaid dividends thereon.

     Cumulative Preferred Stock, 7.20% Series I

       The Company is required to redeem 25,000 of the Series I shares on May 1 of each year in the five-year period commencing with the year 2002 and to redeem the remaining Series I shares on May 1, 2007. The redemption price is $100 per share plus accrued and unpaid dividends to the redemption date. In addition, the Company may redeem Series I shares at a redemption price of $103.60 per share, plus accrued dividends, if redeemed prior to May 1, 1998. Series I shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 Cumulative Preferred Stock or Cumulative Preferred Stock. Nevertheless, the redemption obligation of Con Edison with respect to such shares is cumulative and if the redemption requirement is in arrears Con Edison may not purchase or redeem or pay any dividends on the common stock or any other stock ranking junior as to dividends or assets to the Cumulative Preferred Stock, except for payments or distributions in common stock or such junior stock.

(c)  (Concluded)


     Cumulative Preferred Stock, 6-1/8% Series J

       Con Edison is required to redeem the Series J shares on August 1, 2002. The redemption price is $100 per share plus accrued and unpaid dividends to the redemption date. Series J shares may not be called for redemption while dividends are in arrears on outstanding shares of $5 Cumulative Preferred Stock or Cumulative Preferred Stock. Nevertheless, the redemption obligation of Con Edison with respect to such shares is cumulative and if the redemption requirement is in arrears Con Edison may not purchase or redeem or pay any dividends on the common stock or any other stock ranking junior as to dividends or assets to the Cumulative Preferred Stock, except for payments or distributions in common stock or such junior stock.


     Cumulative Preference Stock

       The Cumulative Preference Stock was issued from time to time in one or more series, the Board of Trustees having the authority to fix from time to time the designations, preferences, privileges and voting powers of each series except for such provisions as are applicable to all series. The $5 Cumulative Preferred Stock and the Cumulative Preferred Stock rank superior in all respects to the Cumulative Preference Stock. No holder of any Cumulative Preference Stock had any preemptive rights and, except as otherwise provided by law and the Certificate of Incorporation, as amended, had any voting rights.

       With respect to each series of Cumulative Preference Stock, the Board of Trustees determined, among other things, the provisions relating to the dividend rate, the sum per share (not less than $100) payable upon voluntary or involuntary dissolution, liquidation or winding-up of Con Edison, the redemption price, the conversion rights and sinking fund provisions, if any, applicable thereto and any other provisions not inconsistent with the provisions applicable to all shares.


     Cumulative Preference Stock, 6% Convertible Series B

       The Cumulative Preference Stock, 6% Convertible Series B had a par value of $100 per share; was convertible, unless previously redeemed, into Common Stock at a conversion price of $7.69 per share subject to adjustment under certain conditions; was redeemable at $100 per share, plus dividends accrued to the redemption date.

(d) Rate and amount of dividends declared upon the Capital Stock and the amount of dividends paid during each of the years
     1993 to 1997.

                                               Dividends Declared    Dividends
                                               ------------------
                                                 Rate     Amount       Paid
                                                 ----     ------     ---------
     $5 Cumulative Preferred Stock
              1993                             $ 5.00   $ 9,576,595 $ 9,576,595
              1994                               5.00     9,576,595   9,576,595
              1995                               5.00     9,576,595   9,576,595
              1996                               5.00     9,576,595   9,576,595
              1997                               5.00     9,576,595   9,576,595

     Cumulative Preferred Stock
        5-3/4% Series A
              1993                               5.75     3,450,000   3,450,000
              1994                               5.75     3,450,000   3,450,000
              1995                               5.75     3,450,000   3,450,000
              1996                               5.75       406,019     406,019
              1997                               5.75       406,019     406,019

        5-1/4% Series B
              1993                               5.25     3,937,500   3,937,500
              1994                               5.25     3,937,500   3,937,500
              1995                               5.25     3,937,500   3,937,500
              1996                               5.25       726,800     726,800
              1997                               5.25       726,800     726,800

        4.65% Series C
              1993                               4.65     2,790,002   2,790,002
              1994                               4.65     2,790,002   2,790,002
              1995                               4.65     2,790,002   2,790,002
              1996                               4.65       712,828     712,828
              1997                               4.65       712,828     712,828

        4.65% Series D
              1993                               4.65     3,487,502   3,487,502
              1994                               4.65     3,487,502   3,487,502
              1995                               4.65     3,487,502   3,487,501
              1996                               4.65     1,033,836   1,033,836
              1997                               4.65     1,033,835   1,033,835

        5-3/4% Series E
              1993                               5.75     2,875,003   2,875,003
              1994                               5.75     2,875,002   2,875,002
              1995                               5.75     2,875,002   2,875,002

(d) Rate and amount of dividends declared upon the Capital Stock and the amount of dividends paid during each of the years
     1993 to 1997.

                                         Dividends Declared       Dividends
                                         ------------------
                                        Rate          Amount         Paid
                                        ----          ------      ---------
     6.20% Series F
          1993                          6.20     $  2,480,000   $  2,480,000
          1994                          6.20        2,480,000      2,480,000
          1995                          6.20        2,480,000      2,480,000


     7.20% Series I
          1993                          7.20        3,600,000      3,600,000
          1994                          7.20        3,600,000      3,600,000
          1995                          7.20        3,600,000      3,600,000
          1996                          7.20        3,420,000      3,420,000
          1997                          7.20        3,420,000      3,420,000

     6-1/8% Series J

          1993                         6.125        3,062,500      3,062,500
          1994                         6.125        3,062,500      3,062,500
          1995                         6.125        3,062,500      3,062,500
          1996                         6.125        2,269,313      2,269,313
          1997                         6.125        2,269,313      2,269,313

     Cumulative Preference Stock
      6% Convertible Series B
          1993                          6.00          354,555        362,559
          1994                          6.00          325,715        331,974
          1995                          6.00          303,801        310,112
          1996                          6.00          283,562        287,370
          1997                          6.00          198,324        198,324

     Common Stock
          1993                        $ 1.94      453,902,284    453,902,284
          1994                          2.00      469,560,742    469,560,742
          1995                          2.04      479,262,332    479,262,332
          1996                          2.08      488,755,428    488,755,428
          1997                          2.10      493,711,770    493,711,770

(e) No Contingent Assets. See footnotes to Financial Statements for Contingent Liabilities.

                                  APPENDIX E

                                                                      SCHEDULE A
                                                                    Page 1 of 19

                      ORANGE AND ROCKLAND UTILITIES, INC.
                      ----------------------------------
                  FINANCIAL CONDITION AS OF DECEMBER 31, 1997
                  -------------------------------------------
              (As defined by Part 3 of the Rules of Procedure of
                    the New York Public Service Commission)

(a) Capital Stock Authorized by Amended Certificate of Incorporation
    ----------------------------------------------------------------

    Preferred Stock  -  1,000,000 shares - $100 Par value                   $100,000,000
    Preference Stock -  1,500,000 shares -   No Par value                          -
    Common Stock     - 50,000,000 shares -   $5 Par value                    250,000,000
                                                                           -------------
                                                                            $350,000,000
                                                                           =============

(b) Commission Authorization for Capital Stock Outstanding
    ------------------------------------------------------

                Date of                      Number
               Commission                      of              Par                     Amount
    Case          Order                      Shares           Value                 Outstanding
-----------------------------------------------------------------------------------------------
Common Stock
------------
    1322          8/05/25        885
                                (855)*
                                                -
    3058          4/28/26    515,000
                  2/09/28    200,000
                             -------
                             715,000                           $10   $7,150,000
                                (400)*                         $10       (4,000)
                                             714,600           $10                   $ 7,146,000
    4135          2/09/28                    261,535           $10                     2,615,350
    4577         11/01/28                    125,000           $10                     1,250,000
    5062         12/20/28    120,000
                  2/07/30    137,509
                             -------
                             257,509                           $10    2,575,090
                              (5,591)*                         $10      (55,910)
                                             251,918           $10                     2,519,180
    15786        12/17/52                    122,000           $10                     1,220,000
    16438        10/06/53                    210,721           $10                     2,107,210
    18542        10/07/57                    144,580           $10                     1,445,800
    18672         1/28/58                    127,905           $10                     1,279,050
    21156         4/12/60                    117,429           $10                     1,174,290
    22666         5/28/63                  2,075,688    2 for 1 Stock Split              None
    23966         4/12/66                    200,736           $ 5                     1,003,680
    25419         1/08/70                    700,000           $ 5                     3,500,000
    26036         2/22/71                    700,000           $ 5                     3,500,000
    26168        11/03/71                  1,000,000           $ 5                     5,000,000
    26301         9/26/72                  1,500,000           $ 5                     7,500,000
    26557         2/14/74                  1,500,000           $ 5                     7,500,000
    27067(1)     11/09/76                    750,000           $ 5                     3,750,000
    27067(2)     11/09/76                     20,916           $ 5                       104,580
    27369         7/25/78                     44,190           $ 5                       220,950
    27638         1/08/80                  1,000,000           $ 5                     5,000,000
    27645        10/08/80                     40,019           $ 5                       200,095
    27858        12/30/80                      8,606           $ 5                        43,030
    27878         1/27/81                    150,000           $ 5                       750,000
    28078        12/09/81                     43,794           $ 5                       218,970
    28295        10/06/82                    778,453           $ 5                     3,892,265
    28297        12/22/82                     26,820           $ 5                       134,100
    28449         4/20/83                     31,305           $ 5                       156,525
    88M055        5/25/88                  1,008,696           $ 5                     5,043,480
    97M1302      12/31/97                    (65,900)          $ 5                      (329,500)
                                          ----------                                 -----------
          Total Common Stock              13,589,011                                 $67,945,055
                                          ==========                                 ===========

                                                                      SCHEDULE A
                                                                    Page 2 of 19

                DATE OF                     NUMBER
               COMMISSION                     OF        PAR         AMOUNT
   CASE          ORDER                      SHARES     VALUE      OUTSTANDING
--------------------------------------------------------------------------------
$1.52 Convertible Cumulative Preference Stock, Series A
-------------------------------------------------------
     23966       4/12/66    159,669
                           (148,030)**      11,639      None    $    379,310
                                                                   ---------

Preferred Stock Series A
------------------------
     14865        6/06/50                   50,000      $100       5,000,000

Preferred Stock Series B
------------------------
     16842        7/27/54                   40,000      $100       4,000,000

Preferred Stock Series D
------------------------
     18672        1/28/58                    3,443      $100         344,300

Preferred Stock Series F
------------------------
     23234        8/11/64                   75,000      $100       7,500,000

Preferred Stock Series G
------------------------
     25007       12/17/68                  110,000      $100      11,000,000

Preferred Stock Series H
------------------------
     26285        8/01/72                  150,000      $100      15,000,000
                                                                ------------
     TOTAL PREFERRED STOCK                                        42,844,300
                                                                ------------

     TOTAL OUTSTANDING CAPITAL STOCK                            $111,168,665
                                                                ============

 * Authorization canceled prior to issue.
** Converted to Common Stock.


(c)  Information re: Capital Stock
     -----------------------------

                                                                 AMOUNT ACTUALLY
                                                                     PAID TO
                                                                   CORPORATION
                                                                 ---------------
     Common Stock - $5 Par value
      (Includes Premium of $132,715,599)                          $200,660,654
     $1.52 Convertible Preference Stock, Series A -
      No Par Value***                                                  379,310
     Preferred Stock, Series A - $100 Par Value
      (Includes Premium of $26,000)                                  5,026,000
     Preferred Stock, Series B - $100 Par Value                      4,000,000
     Preferred Stock, Series D - $100 Par Value                        344,300
     Preferred Stock, Series F - $100 Par Value                      7,500,000
     Preferred Stock, Series G - $100 Par Value                     11,000,000
     Preferred Stock, Series H - $100 Par Value
      (Includes Premium of $243,750)                                15,243,750
                                                                  ------------
     Total Amount Actually Paid to Corporation                    $244,154,014
                                                                  ============

***Net of shares converted to Common Stock. Original amount paid-$5,202,353.

                                                                      SCHEDULE A
                                                                    Page 3 of 19

(d)  TERMS OF PREFERENCE FOR PREFERRED STOCK
     ---------------------------------------

     Series A
     --------

     The holders of the 50,000 shares of Cumulative Preferred Stock, Series A, 4.65%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions on the preference and common stock, cumulative preferential dividends at the rate of 4.65% per annum, payable quarterly on the first days of February, May, August and November.

     The Cumulative Preferred Stock, Series A, 4.65% is redeemable at a price of $104.25 per share, plus an amount equal to all dividends accumulated and unpaid to the date fixed for redemption.

     The amount payable to the holders of the Cumulative Preferred Stock, Series A, 4.65%, upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

     There shall be no sinking fund with respect to the shares of the Cumulative Preferred Stock, Series A, 4.65%; and

     The shares of the Cumulative Preferred Stock, Series A, 4.65%, shall not be convertible or exchangeable for other securities of the Company.

     Series B
     --------

     The holders of the 40,000 shares of Cumulative Preferred Stock, Series B, 4.75%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions on the preference and common stock, cumulative preferential dividends at the rate of 4.75% per annum, payable quarterly on the first days of January, April, July and October.

     The Cumulative Preferred Stock, Series B, 4.75% is redeemable at a price of $102.00 per share, plus an amount equal to all dividends accumulated and unpaid to the date fixed for redemption.

     The amount payable to the holders of the Cumulative Preferred Stock, Series B, 4.75%, upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

     There shall be no sinking fund with respect to the shares of the Cumulative Preferred Stock, Series B, 4.75%; and

     The shares of the Cumulative Preferred Stock, Series B, 4.75%, shall not be convertible into or exchangeable for other securities of the Company.

                                                                      SCHEDULE A
                                                                    Page 4 of 19

Series D
--------

The holders of the 3,443 shares of Cumulative Preferred Stock, Series D, 4%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions of the preference and common stock, cumulative preferential dividends at the rate of 4% per annum, payable quarterly on the first days of January, April, July and October.

The Cumulative Preferred Stock, Series D, 4%, is redeemable at a price of $100.00 per share plus an amount equal to all dividends accumulated and unpaid to the date fixed for redemption.

The amount payable to the holders of the Cumulative Preferred Stock, Series D, 4%, upon the voluntary liquidation, dissolution or winding up of the corporation and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

There shall be no sinking fund with respect to the shares of the Cumulative Preferred Stock, Series D, 4%; and

The shares of Cumulative Preferred Stock, Series D, 4%, shall not be convertible into or exchangeable for other securities of the Company.

Series F
--------

The holders of the 75,000 shares of Cumulative Preferred Stock, Series F, 4.68%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions on the preference and common stock, cumulative preferential dividends at the rate of 4.68% per annum, payable quarterly on the first days of January, April, July and October.

The Cumulative Preferred Stock, Series F, 4.68% is redeemable at a price of $102.00 per share, plus an amount equal to all dividends accumulated and unpaid to the date fixed for redemption.

The amount payable to the holders of the Cumulative Preferred Stock, Series F, 4.68%, upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

There shall be no sinking fund with respect to the shares of the Cumulative Preferred Stock, Series F, 4.68%; and

The shares of the Cumulative Preferred Stock, Series F, 4.68%, shall not be convertible into or exchangeable for other securities of the Company.

                                                                      SCHEDULE A
                                                                    Page 5 of 19

Series G
--------

The holders of the 110,000 shares of Cumulative Preferred Stock,Series G, 7.10%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions on the preference and common stock, cumulative preferential dividends at the rate of 7.10% per annum, payable quarterly on the first days of January, April, July and October.

The Cumulative Preferred Stock, Series G, 7.10%, is redeemable at a price of $101.00 per share together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for redemption.

The amount payable to the holders of the Cumulative Preferred Stock, Series G, 7.10% upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

There shall be no sinking fund with respect to the shares of the Cumulative Preferred Stock, Series G, 7.10%; and

The shares of the Cumulative Preferred Stock, Series G, 7.10% shall not be convertible into or exchangeable for other securities of the Company.

Series H
--------

The holders of the 150,000 shares of Cumulative Preferred Stock, Series H, 8.08%, now outstanding, are entitled to receive, when and as declared by the Board of Directors, in preference to any dividends or other distributions on the preference and common stock, cumulative preferential dividends at the rate of 8.08% per annum, payable quarterly on the first days of January, April, July and October.

The Cumulative Preferred Stock, Series H, 8.08%, is redeemable at a price of $102.43 per share together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for redemption.

The amount payable to the holders of Cumulative Preferred Stock, Series H, 8.08% upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon the involuntary liquidation, dissolution or winding up of the corporation shall be $100.00 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

There shall be no sinking fund with respect to the shares of the Cumulative Stock, Series H, 8.08%; and

The shares of the Cumulative Preferred Stock, Series H, 8.08% shall not be convertible into or exchangeable for other securities of the Company.

Series I
--------

On January 6, 1997, the Company redeemed the remaining 13,896 shares of Redeemable Cumulative Preferred Stock, Series I, 8 1/8% then outstanding, at $100 per share.

                                                                      SCHEDULE A
                                                                    Page 6 of 19
$1.52 Convertible Cumulative Preference Stock, Series A
-------------------------------------------------------

The holders of the 11,639 shares of $1.52 Convertible Cumulative Preference Stock, Series A, now outstanding, are entitled to receive, when and as declared by the Board of Directors, after all dividends through the current period have been paid, or declared and funds set apart for payment, on the outstanding shares of the Company's Cumulative Preferred Stock, in preference to any dividends or other distributions on the common stock, cumulative preferential dividends at the rate of $1.52 per annum, payable quarterly on the second days of February, May, August and November.

The $1.52 Convertible Cumulative Preference Stock, Series A is redeemable at a price of $32.50 per share plus an amount equal to all dividends accumulated and unpaid to the date fixed for redemption.

The amount payable to the holders of the $1.52 Convertible Cumulative Preference Stock, Series A upon the voluntary liquidation, dissolution or winding up of the corporation shall be the redemption price per share in effect at the time of such voluntary liquidation, dissolution or winding up, and upon involuntary liquidation, dissolution or winding up of the corporation shall be $32.50 per share, together, with a sum, in each case, equal to all dividends accumulated and unpaid to the date fixed for the payment of such distributive amounts.

There shall be no sinking fund with respect to the shares of the $1.52 Convertible Cumulative Preference Stock, Series A.

The $1.52 Convertible Cumulative Preference Stock, Series A is convertible into Common Stock of the Company at any time. The conversion price is reduced upon issuance of additional shares of common stock according to the formula set forth in the Company's Certificate of Incorporation.

                                                                      SCHEDULE A
                                                                    Page 7 of 19

(e)  Information re: No-Par Stock
     ----------------------------
     $1.52 Convertible Cumulative Preference Stock, Series A - No Par Value
     ----------------------------------------------------------------------
                                            Number of
                                             Shares              Stated Value
                                             ------              ------------
     Issued May 2, 1966 (Case 23966)        159,669               $5,202,353
     Converted to Common Stock during
     the period:
       5/02/66 -  3/31/67                         5                      163
       4/01/67 -  9/30/68                        62                    2,020
      10/01/68 -  9/30/69                       459                   14,954
      10/01/69 - 11/30/70                       440                   14,335
      12/01/70 -  8/31/71                       383                   12,478
       9/01/71 -  4/30/72                       169                    5,506
       5/01/72 -  5/31/72                        10                      326
       6/01/72 - 12/31/72                       331                   10,784
       1/01/73 - 10/31/73                     3,239                  105,527
      11/01/73 -  8/31/74                       870                   28,345
       9/01/74 -  4/30/75                     1,080                   35,186
       5/01/75 -  7/31/76                    10,174                  331,469
       7/31/76 - 12/31/76                    11,806                  384,639
       1/01/77 -  6/30/77                    28,515                  929,019
       7/01/77 -  9/30/77                     7,875                  256,568
      10/01/77 -  3/31/78                    17,362                  565,654
       4/01/78 -  7/31/79                    24,935                  812,382
       8/01/79 -  6/30/80                     9,814                  319,740
       7/01/80 - 12/31/80                     1,895                   61,739
       1/01/81 -  6/30/81                     1,698                   55,321
       7/01/81 -  5/31/82                     3,032                   98,782
       6/01/82 - 11/30/82                     2,584                   84,202
      12/01/82 -  6/30/83                     1,913                   62,344
       7/01/83 -  6/30/84                     1,516                   49,407
       7/01/84 -  3/31/85                     1,577                   51,394
       4/01/85 - 12/31/87                     4,616                  150,436
       1/01/88 -  3/31/89                       784                   25,550
       4/01/89 - 12/31/90                     6,529                  212,780
       1/01/91 -  6/30/92                     1,378                   44,909
       7/01/92 -  9/30/92                       271                    8,832
       0/01/92 -  9/30/94                     1,169                   38,097
      10/01/94 -  9/30/96                       957                   31,188
      10/01/96 - 12/31/96                        41                    1,336
       1/01/96 -  3/31/97                        84                    2,738
       4/01/97 - 12/31/97                       457                   14,893
                                             ------                 --------
     Balance as of December 31, 1997         11,639                $ 379,310
                                             ======                 ========

(f)  Commission Authorization for Bonds and Other Long-Term Debt
     -----------------------------------------------------------
                 Date of
               Commission                                                                    Face Value
     Case        Order                 Description           Series   Percent       Due     Outstanding
     --------------------------------------------------------------------------------------------------
     89-M-120     9/01/89     Debentures                      A       9.375       3/15/00    80,000,000
     92-M-0862   10/22/92     Debentures                      C       6.14        3/01/00    20,000,000
     92-M-0862   10/22/92     Debentures                      D       6.56        3/01/03    35,000,000
     97-M-0822   08/26/97     Debentures                      E/F     6.50       12/01/27    80,000,000
     91-M-0437   09/14/92     Pollution Control Bonds        1994     6.09       10/01/14    55,000,000
     95-M-0229   06/11/95     Pollution Control Bonds        1995     Variable    8/01/15    44,000,000
                                                                                            -----------
Total Face Value Outstanding                                                               $314,000,000
                                                                                            ===========

                                                                      SCHEDULE A
                                                                    Page 8 of 19

     (g) On October 1, 1997 the Company's First Mortgage Bonds, Series I, 6 1/2% were redeemed at maturity. The Series I Bonds were the final series of bonds outstanding under the Orange and Rockland Utilities, Inc. First Mortgage Indenture, and the Company has canceled its First Mortgage and discharged the lien thereon.

                                                                     SCHEDULE A
                                                                   Page 9 of 19

(h)  Information re: Bonds and Other Long-Term Debt
     ----------------------------------------------
                                                                                           Outstanding
                                           Date of          Date of        Authorized          at
                    Title                   Issue -        Maturity        and Issued      Dec. 31, 1997
     ---------------------------------------------------------------------------------------------------
     Orange and Rockland Utilities, Inc.
     -----------------------------------
           Promissory Notes:
             Note 1(a)  6.90%               8/15/95         7/15/99          23,650          10,451
             Note 2(a)  6.90%               8/15/95         7/15/99          24,000          10,601
             Note 7     6.90%               8/15/95         7/15/99          26,016          17,636
             Note 3     6.90%               2/15/95         1/15/01          27,865          22,087
             Note 8     6.90%               2/15/95         1/15/01          27,865          22,087
             Note 9     6.97%               5/15/95         4/15/01          27,310          23,696

           Unsecured Promissory Notes:
             Pollution Control Bonds:
               1994 Series, 6.09%           8/31/94        10/01/14      55,000,000      55,000,000
               1995 Series, Variable Rate   8/01/95         8/01/15      44,000,000      44,000,000
             Debentures:
               Series A, 9.375%             3/15/90         3/15/00      80,000,000      80,000,000
               Series C, 6.14%              3/10/93         3/01/00      20,000,000      20,000,000
               Series D, 6.56%              3/10/93         3/01/93      35,000,000      35,000,000
               Series E/F, 6.50%           12/18/97        12/01/27      80,000,000      80,000,000
                                                                                        -----------
                                                                                       $314,106,558
                                                                                        ===========
(i)  Indebtedness to Affiliated Companies, December 31, 1997
     -------------------------------------------------------
     Payables to Associated Companies                                                  $    255,022
                                                                                        ===========
(j)  Other Indebtedness, December 31, 1997
     -------------------------------------
     Customers' Deposits                                                               $  3,530,817
                                                                                        ===========
(k)  Interest Expense and Rates of Interest - Year Ended December 31, 1997
     ---------------------------------------------------------------------
     Long-Term Debt:
       Mortgage Bonds Series I 6.50%                                                   $  1,121,250
       Promissory Notes 6.9%                                                                  7,729
       Unsecured Promissory Notes:
         Pollution Control Bonds:
           1994 Series, 6.09%                                                             3,349,500
           1995 Series, Variable Rate                                                     1,566,904
       Debentures:
         Series A, 9.375%                                                                 7,500,000
         Series B, 6.50%                                                                  2,830,208
         Series C, 6.14%                                                                  1,228,000
         Series D, 6.56%                                                                  2,296,000
         Series E/F, 6.50%                                                                  216,667
                                                                                        -----------

                            Total Interest on Long-Term Debt                           $ 20,116,258
                                                                                        ===========

                                                                      SCHEDULE A
                                                                   Page 10 of 19

     Short-Term Debt:
          Interest on Short-Term Debt - 5.36% - 6.97%                                         $7,072,763
          Interest on Underground Deposits - 5.65%                                                33,316
          Interest on Customer Accounts Receivable 5.65%                                         104,761
          Interest on Unrefundable Share of Savings from
               Gas Used in Generation - 5.65 - 7.875%                                            184,255
          Interest on Customer Deposits - 5.65%                                                  192,139
          Interest on Deferred Directors Fees - 9.04%                                             84,346
          Interest on Pipeline Supplier Refunds - 7.40%                                           56,167
          Interest on GAC Revenues - 7.40%                                                       140,348
          Interest on Utility Low Income Energy Efficiency Program - 7.40%                         6,672
          Interest on Least Costs Annual Power Supply - 7.40%                                     51,754
          Interest on Insurance Policy - 11.70%                                                  189,857
          Interest on Tax Audits - 7.00 - 11.00%                                                     653
          Interest on Pensions - 11.62% - 13.10%                                                 234,260
          Interest on OPEBs - 11.62% - 13.10%                                                     15,704
          Interest on Tilcon Settlement - 9.00%                                                  181,587
                                                                                              ----------
                 Total Other Interest Expenses                                                $8,548,582
                                                                                              ==========


(i)  Dividends Declared and Paid
     ---------------------------

          Year             Rate            Declared                Paid
          ----             ----            --------                ----
     Common Stock
     ------------
          1997            $2.58           $35,228,840            $35,228,840
          1996             2.58            35,227,108             35,227,108
          1995             2.57            35,088,740             35,088,740
          1994             2.54            34,486,055             34,486,055
          1993             2.49            33,693,780             33,586,839


     $1.52 Convertible Preference Stock Series A - No Par Value
     ----------------------------------------------------------

          1997            $1.52           $    17,983            $    17,983
          1996             1.52                18,807                 18,807
          1995             1.52                16,241                 16,241
          1994             1.52                20,877                 20,877
          1993             1.52                21,093                 21,093


     Preferred Stock Series A
     ------------------------

          1997            $4.65           $   232,500            $   232,500
          1996             4.65               232,500                232,500
          1995             4.65               232,500                232,500
          1994             4.65               232,500                232,500
          1993             4.65               232,500                232,500


     Preferred Stock Series B
     ------------------------

          1997            $4.75           $   190,000            $   190,000
          1996             4.75               190,000                190,000
          1995             4.75               190,000                190,000
          1994             4.75               190,000                190,000
          1993             4.75               190,000                190,000

                                                                      SCHEDULE A
                                                                   Page 11 of 19


     Preferred Stock Series D
     ------------------------
        1997          $ 4.00             $   13,772          $   13,772
        1996            4.00                 13,772              13,772
        1995            4.00                 13,772              13,772
        1994            4.00                 13,772              13,772
        1993            4.00                 13,772              13,772

     Preferred Stock Series F
     ------------------------

        1997          $ 4.68             $  351,000          $  351,000
        1996            4.68                351,000             351,000
        1995            4.68                351,000             351,000
        1994            4.68                351,000             351,000
        1993            4.68                351,000             351,000

     Preferred Stock Series G
     ------------------------

        1997          $ 7.10             $  781,000          $  781,000
        1996            7.10                781,000             781,000
        1995            7.10                781,000             781,000
        1994            7.10                781,000             781,000
        1993            7.10                781,000             781,000

     Preferred Stock Series H
     ------------------------

        1997          $ 8.08             $1,212,000          $1,212,000
        1996            8.08              1,212,000           1,212,000
        1995            8.08              1,212,000           1,212,000
        1994            8.08              1,212,000           1,212,000
        1993            8.08              1,212,000           1,212,000

     Preferred Stock Series I
     ------------------------

        1997          $8.125             $    1,568          $    1,568
        1996           8.125                197,202             225,371
        1995           8.125                305,457             337,399
        1994           8.125                422,775             450,304
        1993           8.125                562,770             590,938

(m)  Contingent Assets and Liabilities
     ---------------------------------
     There are no contingent assets or liabilities.

(n)  Analysis of Unearned Surplus
     ----------------------------
     There is no unearned surplus.

                                                                      SCHEDULE A
                                                                   Page 12 of 19

(o)  Amortization of Deferred Debits and Credits
     -------------------------------------------

     Unamortized Debt Discount:
     -------------------------

                                  Yearly        Amortization       Original         Amortized to         Balance at
          Description         Amortization       Period to      Discount-Gross      Dec. 31, 1997       Dec. 1, 1997
     -----------------------------------------------------------------------------------------------------------------
     Debenture
     ---------
     Series A      9.375%        $17,920           3/15/00          $179,200           $139,626            $39,574
                                                                                                           -------
        Total Unamortized Discount on Debt - Dec. 31, 1997                                                 $39,574
                                                                                                           =======

     Unamortized Debt Expenses:
     -------------------------

                                 Yearly         Amortization       Cost of          Amortized to        Balance at
          Description         Amortization       Period to      Issuing-Gross      Dec. 31, 1997       Dec. 31, 1997
     -----------------------------------------------------------------------------------------------------------------
     First Mortgage Bonds
     --------------------
     Series K      7.50%           8,336           4/01/01           499,236            342,849            156,387
     Series L         8%           5,479          12/01/01           347,375            190,389            156,986
     Series M      8.50%          17,072           5/15/03           877,692            420,407            457,285

     Pollution Control Bonds
     -----------------------

     1985             9%          66,384           8/01/15         2,471,473            288,388          2,183,135 (A)
     1984         10.25%          53,835          10/01/14         2,544,525            413,485          2,131,040 (B)
     1994      Var. Rate         100,000          10/01/14         2,000,000            325,000          1,675,000
     1995      Var. Rate          55,455          08/01/15         1,109,109            129,248            979,861

     Debentures
     ----------

     Series A     9.375%          80,699           3/15/00           806,986            628,776            178,210
     Series C      6.14%          30,754           3/01/00           212,718            143,520             69,198
     Series D      6.56%          39,375           3/01/03           390,740            183,751            206,719
     Series E/F    6.50%          27,500          12/01/97           825,000              1,146            823,854
                                                                                                         ---------

          Total unamortized Debt Expense - Dec. 1, 1997                                                 $9,017,675
                                                                                                         =========

(A) $44 million of Pollution Control Debt was refinanced in July 1995. The net unamortized balance of $2,471,472 was transferred from PSC Account 181-Unamortized Debt Expense to PSC Account 189-Loss on Reacquired Debt and is being amortized over 20 years.

(B) $55 million of Pollution Control Debt was refinanced in September 1994. The net unamortized balance of $2,544,525 was transferred from PSC Account 181-Unamortized Debt Expense to PSC Account 189-Loss on Reacquired Debt and is being amortized over 20 years.

                                                                      SCHEDULE A
                                                                   Page 13 of 19

     Amortization of Deferred Debits:
     -------------------------------

                                                                           Balance at
                                                                         Dec. 31, 1997
                                                                         -------------
     1)   Electric and Gas Rate Case Costs - By NYPSC Order in
          connection with Case 89-E-175 issued June 26, 1990, the
          deferral and amortization of program costs are covered
          by the Commission RDM Accounting Procedures and in Case
          92-G-050 issued October 23, 1992 as outlined in the Order      $    370,459

     2)   Electric Underground Cable - By NYPSC Order dated
          February 13, 1993, in connection with Case 92-E-0866, the
          Company received permission to defer and amortize costs
          previously capitalized.                                        $  4,251,034

                                                                      SCHEDULE A
                                                                   Page 14 of 19

Amortization of Deferred Credits:
--------------------------------

                                                                     Balance at
                                                                   Dec. 31, 1997
                                                                   -------------

1)  Refunds from Natural Gas Suppliers - Refunds received during
    the year are refunded over the next twelve-month period.         $  954,086

2)  Fuel Savings from Gas Used in Electric Generation - Savings deferred during the year are refunded over the next
    twelve-month period.                                             $3,940,767

3)  Stony Point Gate Station - By NYPSC Order dated June 20,
    1984, in connection with Case No. 27554. Current amortization
    period is for fifteen years commencing December 1, 1985.         $   12,478

4)  TRANSCO Project - By NYPSC Order dated March 5, 1986 in
    connection with Case No.'s 27910 and 19047. Current
    amortization period is for fifteen years commencing March 1,
    1986.                                                            $   81,153

                                                                      SCHEDULE A
                                                                   Page 15 of 19

                      ORANGE AND ROCKLAND UTILITIES, INC.
                      -----------------------------------
                      BALANCE SHEET AT DECEMBER 31, 1997
                      ----------------------------------

ASSETS AND OTHER DEBITS
-----------------------
Utility Plant
-------------
     Electric Plant in Service*                                  $  880,453,423
     Gas Plant in Service**                                         231,265,803
     Common Utility Plant in Service                                 64,501,371
     Electric Plant Held for Future Use                               2,152,274
     Gas Plant Held for Future Use                                       88,153
     Construction Work in Progress                                   61,116,991
                                                                 --------------
          Utility Plant                                           1,239,578,015
                                                                 --------------
     Accumulated Provision for Depreciation:
       Electric                                                     308,903,705
       Gas                                                           81,803,458
       Common                                                        27,227,703
       Electric Plant Held for Future Use                               160,938
       Gas Plant Held for Future Use                                      2,055
     Accumulated Provision for Amortization:
       Electric                                                       1,973,257
       Gas                                                                6,933
                                                                 --------------
          Total Accumulated Provisions                              420,078,049
                                                                 --------------
          Net Utility Plant                                         819,499,966
                                                                 --------------

Other Property and Investments
------------------------------
     Non-Utility Property                                               264,076
     Accumulated Provision for Depreciation                            (160,788)
     Investments in Subsidiary Companies                            114,226,843
     Other Investments                                                    6,628
                                                                 --------------
          Total Other Property and Investments                      114,336,759
                                                                 --------------

Current and Accrued Assets
--------------------------
     Cash                                                             1,245,871
     Other Special Deposits                                               1,000
     Working Funds                                                       42,824
     Notes Receivable                                                    29,827
     Customer Accounts Receivable                                    49,909,007
     Other Accounts Receivable                                       19,712,394
     Deferred Accounts Receivable                                       400,762
     Accumulated Provision for Uncollectible Accounts                (2,427,954)
     Accounts Receivable from Associated Companies                   11,675,406
     Materials and Supplies                                          17,213,972
     Gas Stored Underground                                          11,103,456
     Prepayments                                                     23,315,519
     Accrued Utility Revenue                                         20,545,578
     Miscellaneous Current and Accrued Assets                        19,138,309
                                                                 --------------
          Total Current and Accrued Assets                          171,905,971
                                                                 --------------

                                                                      SCHEDULE A
                                                                   Page 16 of 19
                      ORANGE AND ROCKLAND UTILITIES, INC.
                      -----------------------------------
                      BALANCE SHEET AT DECEMBER 31, 1997
                      ----------------------------------
                                  (continued)

Deferred Debits
---------------
     Unamortized Debt Expense                                                $  9,017,675
     Preliminary Survey and Investigation Charges                                 295,102
     Miscellaneous Deferred Debits                                            119,058,241
     Research and Development                                                  (2,016,195)
     Accumulated Deferred Federal Income Tax                                   28,196,559
                                                                            -------------
          Total Deferred Debits                                               154,551,382
                                                                            -------------

          TOTAL ASSETS AND OTHER DEBITS                                    $1,260,294,078
                                                                            =============

      *Electric Plant in Service includes Franchise - $20,657
     **Gas Plant in Service includes Franchise - $20,826

                                                                      SCHEDULE A
                                                                   Page 17 of 19

                      ORANGE AND ROCKLAND UTILITIES, INC.
                      -----------------------------------
                      BALANCE SHEET AT DECEMBER 31, 1997
                      ----------------------------------

LIABILITIES AND OTHER CREDITS
-----------------------------
Proprietary Capital
-------------------
     Common Stock Issued (13,589,011 shares outstanding)       $    67,945,055
     Preference Stock Issued (11,639 shares outstanding)               379,310
     Preferred Stock Issued (428,443 shares outstanding)            42,844,300
     Premium on Capital Stock                                      132,985,349
     Capital Stock Expense                                          (6,058,678)
     Retained Earnings                                              96,349,510
     Unappropriated Undistributed
       Subsidiary Earnings                                          85,123,123
                                                                --------------
          Total Proprietary Capital                                419,567,969
                                                                --------------

Long-Term Debt
--------------
     Other Long-Term Debt                                          314,106,558
     Unamortized Discount on Debt                                      (39,574)
                                                                --------------
          Total Long-Term Debt                                     314,066,984
                                                                --------------

Current and Accrued Liabilities
-------------------------------
     Notes Payable                                                 147,457,000
     Accounts Payable                                               56,721,241
     Accounts Payable to Associated Companies                          255,022
     Customer Deposits                                               3,530,817
     Taxes Accrued                                                     999,189
     Interest Accrued                                                4,702,621
     Dividends Declared                                                636,493
     Miscellaneous Current and Accrued Liabilities                  39,272,302
                                                                --------------
          Total Current and Accrued Liabilities                    253,574,685
                                                                --------------

Deferred Credits
----------------
     Customer Advances for Construction                              1,134,505
     Other Deferred Credits                                         17,592,661
     Accumulated Deferred Investment Tax Credits                    12,313,109
     Accumulated Deferred Income Taxes:
       Accelerated Amortization                                     13,088,521
       Liberalized Depreciation                                    135,583,054
       Other                                                        48,679,490
                                                                --------------
          Total Deferred Credits                                   228,391,340
                                                                --------------

Non-Current Liabilities
-----------------------
     Obligations Under Capital Leases                                1,641,203
     Accumulated Provision for Contingencies                        43,051,897
                                                                --------------
          Total Non-Current Liabilities                             44,693,100
                                                                --------------

          TOTAL LIABILITIES AND OTHER CREDITS                   $1,260,294,078
                                                                ==============

                                                                      SCHEDULE A
                                                                   Page 18 of 19

                      ORANGE AND ROCKLAND UTILITIES, INC.
                      -----------------------------------
                               INCOME STATEMENT
                               ----------------
                         YEAR ENDED DECEMBER 31, 1997
                         ----------------------------

                                                    Electric          Gas
                                                   Department     Department        Total
                                                   ----------     ----------        -----
Operating Revenues
------------------
   Residential Sales                              $154,491,511    114,574,204   $269,065,715
   Commercial and Industrial Sales                 161,411,333     48,606,480    210,017,813
   Public Street & Highway Lighting                  3,952,282              -      3,952,282
   Other Sales to Public Authorities                 2,754,846              -      2,754,846
   Sales for Resale                                 78,743,718        763,715     79,507,433
   Interdepartmental Sales                              10,047         28,561         38,608
                                                   -----------    -----------    -----------
          Total Sales Revenues                     401,363,737    163,972,960    565,336,697
                                                   -----------    -----------    -----------

   Miscellaneous Service Revenue                       145,773          2,925        148,698
   Rent from Operating Property                      4,998,282         33,072      5,031,354
   Transportation of Gas for Others                          -      4,506,212      4,506,212
   Other Operating Revenue                           5,924,866       (184,441)     5,740,425
                                                   -----------    -----------    -----------
          Total Miscellaneous Revenues              11,068,921      4,357,768     15,426,689
                                                   -----------    -----------    -----------

          Total Operating Revenues                 412,432,658    168,330,728    580,763,386
                                                   -----------    -----------    -----------

Operating Expenses
------------------
   Production                                      163,264,201     66,764,495    230,028,696
   Storage Well Rents                                        -      3,237,500      3,237,500
   Transmission                                      8,540,466     31,169,976     39,710,422
   Distribution                                     21,400,219     11,398,976     32,799,195
   Customer Accounts                                11,517,792      3,750,138     15,267,930
   Customer Service                                  6,128,817      1,211,620      7,340,437
   Sales Promotion                                      90,113          1,639         91,752
   Administrative and General                       41,464,855     13,174,167     54,639,022
   Depreciation                                     25,373,256      4,958,573     30,331,829
   Amortization of Limited Term Plant                  847,230        125,411        972,641
   Taxes Other than Income Taxes                    61,513,743     17,162,443     78,676,186
   Federal Income Taxes                             14,023,071      1,325,625     15,348,696
   Deferred Federal Income Taxes                     3,664,826      1,180,819      4,845,645
                                                   -----------    -----------    -----------
          Total Operating Expenses                 357,828,589    155,461,382    513,289,971
                                                   -----------    -----------    -----------

          Net Operating Income                    $ 54,604,069   $ 12,869,346     67,473,415
                                                   ===========    ===========    ===========

Other Income
------------
   Non-Operating Rental Income                                                        13,025
   Equity in Earnings of Subsidiary Companies                                     (7,896,157)
   Interest Income                                                                   976,242
   Allowance for Funds Used During Construction                                    1,347,797
   Miscellaneous Non-Operating Income or (Loss)                                     (115,021)
                                                                                 -----------
          Total Other Income                                                      (5,674,114)
                                                                                 -----------

          Total Income - Carried Forward                                          61,799,301
                                                                                 ===========

                                                                      SCHEDULE A
                                                                   Page 19 of 19


                      ORANGE AND ROCKLAND UTILITIES, INC.
                      -----------------------------------
                               INCOME STATEMENT
                               ----------------
                         YEAR ENDED DECEMBER 31, 1997
                         -----------------------------
                                  (CONTINUED)

          Total Income - Carried Forward                            $61,799,301
                                                                    -----------

Other Income Deductions
-----------------------
     Miscellaneous Income Deductions                                  3,116,497
                                                                    -----------
       Total Other Income Deductions                                  3,116,497
                                                                    -----------

Taxes Applicable to Other Income and Deductions
-----------------------------------------------
     Taxes Other than Income Taxes                                      206,404
     Federal Income Tax                                              (1,084,931)
     Deferred Federal Income Tax                                         28,700
     Investment Tax Credit Adjustment                                  (689,336)
                                                                    -----------

          Total Taxes on Other Income and Deductions                 (1,539,163)
                                                                    -----------

Interest Charges
----------------
     Interest on Long-Term Debt                                      20,116,258
     Amortization of Debt Discount and Expense                        1,209,133
     Amortization of Premium on Debt (Credit)                            (1,150)
     Interest on Debt to Associated Companies                           843,435
     Other Interest Expense                                           8,548,582
                                                                    -----------

          Total Interest Charges                                     30,716,258
                                                                    -----------

          Net Income                                                $29,505,709
                                                                    ===========

-------------------------------------------------------------------------------------------------------------------------------
Name of Respondent                           This Report Is:               Date of Report           Year of Report
Orange and Rockland Utilities, Inc.          (1) [X] An Original           (Mo, Da, Yr)
                                             (2) [_] A Resubmission        04/30/98                 Dec. 31, 1997
-------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  STATEMENT OF RETAINED EARNINGS FOR THE YEAR
--------------------------------------------------------------------------------

     1. Report all changes in appropriated retained earnings, unappropriated retained earnings, and unappropriated undistributed subsidiary earnings for the year.

     2. Each credit and debit during the year should be identified as to the retained earnings account in which recorded (Accounts 433, 436 - 439 inclusive). Show the contra primary account affected in column (b).

     3. State the purposes and amount of each reservation or appropriation of retained earnings.

     4. List first account 439, Adjustments to Retained Earnings, reflecting adjustments to the opening balance of retained earnings. Follow by credit, then debit items in that order.

     5. Show dividends for each class and series of capital stock.

     6. Show separately the State and Federal income tax effect of items shown in account 439, Adjusted Retained Items.

     7. Explain in a footnote the basis for determining the amount reserved or appropriated. If such reservation or appropriation is to be recurrent, state the number and annual amounts to be reserved or appropriated as well as the totals eventually to be accumulated.

     8. If any notes appearing in the report to stockholders are applicable to this statement, include them on pages 122-123.

-------------------------------------------------------------------------------------------------------------------------------
                                                                                               Contra
                                                                                               Primary
Line                                    Item                                                   Account             Amount
No.                                                                                            Affected
                                         (a)                                                     (b)                 (c)
-------------------------------------------------------------------------------------------------------------------------------
                    UNAPPROPRIATED RETAINED EARNINGS (Account 216)
-------------------------------------------------------------------------------------------------------------------------------
 1   Balance - Beginning of Year                                                                                 $99,040,619
-------------------------------------------------------------------------------------------------------------------------------
 2     Changes (Identify by prescribed retained earnings accounts)
-------------------------------------------------------------------------------------------------------------------------------
 3   Adjustments to Retained Earnings (Account 439)
-------------------------------------------------------------------------------------------------------------------------------
 4     Credit:                                                                                                             0
-------------------------------------------------------------------------------------------------------------------------------
 5     Credit:
-------------------------------------------------------------------------------------------------------------------------------
 6     Credit:
-------------------------------------------------------------------------------------------------------------------------------
 7     Credit:
-------------------------------------------------------------------------------------------------------------------------------
 8     Credit:
-------------------------------------------------------------------------------------------------------------------------------
 9        TOTAL Credits to Retained Earnings (Acc. 439) (Total of lines 4 thru 8)                                          0
-------------------------------------------------------------------------------------------------------------------------------
10     Debit: Common Stock Repurchase Program                                                                     (2,064,312)
-------------------------------------------------------------------------------------------------------------------------------
11     Debit:
-------------------------------------------------------------------------------------------------------------------------------
12     Debit:
-------------------------------------------------------------------------------------------------------------------------------
13     Debit:
-------------------------------------------------------------------------------------------------------------------------------
14     Debit:
-------------------------------------------------------------------------------------------------------------------------------
15        TOTAL Debits to Retained Earnings (Acc. 439) (Total of lines 10 thru 14)                               ($2,064,312)
-------------------------------------------------------------------------------------------------------------------------------
16    Balance Transferred from Income (Account 433 less Account 418.1)                         * Note A           37,401,866
-------------------------------------------------------------------------------------------------------------------------------
17   Appropriations of Retained Earnings (Account 436)
-------------------------------------------------------------------------------------------------------------------------------
18
-------------------------------------------------------------------------------------------------------------------------------
19
-------------------------------------------------------------------------------------------------------------------------------
20
-------------------------------------------------------------------------------------------------------------------------------
21
-------------------------------------------------------------------------------------------------------------------------------
22        TOTAL Appropriations of Retained Earnings (Acc. 436) (Total of lines 18 thru 21)
-------------------------------------------------------------------------------------------------------------------------------
23   Dividends Declared - Preferred Stock (Account 437)
-------------------------------------------------------------------------------------------------------------------------------
24   Preferred Stock                                                                           238                (2,781,840)
-------------------------------------------------------------------------------------------------------------------------------
25   Preference Stock                                                                          238                   (17,983)
-------------------------------------------------------------------------------------------------------------------------------
26
-------------------------------------------------------------------------------------------------------------------------------
27
-------------------------------------------------------------------------------------------------------------------------------
28
-------------------------------------------------------------------------------------------------------------------------------
29        TOTAL Dividends Declared - Preferred Stock (Acct. 437) (Total of lines 24 thru 28)                      (2,799,823)
-------------------------------------------------------------------------------------------------------------------------------
30   Dividends Declared - Common Stock (Account 438)
-------------------------------------------------------------------------------------------------------------------------------
31   Common Stock                                                                              238               (35,228,840)
-------------------------------------------------------------------------------------------------------------------------------
32
-------------------------------------------------------------------------------------------------------------------------------
33
-------------------------------------------------------------------------------------------------------------------------------
34
-------------------------------------------------------------------------------------------------------------------------------
35
-------------------------------------------------------------------------------------------------------------------------------
36        TOTAL Dividends Declared - Common Stock (Acct. 438) (Total of lines 31 thru 35)                       ($35,228,840)
-------------------------------------------------------------------------------------------------------------------------------
37   Transfers from Acct. 216.1, Unappropriated Undistributed Subsidiary Earnings
-------------------------------------------------------------------------------------------------------------------------------
38   Balance - End of Year (Total of lines 01, 09, 15, 16, 22, 29, 36 and 37)                                    $96,349,510
-------------------------------------------------------------------------------------------------------------------------------

FERC FORM NO. 1 (ED. 12-96)        Page 118

----------------------------------------------------------------------------------------------------------------------------------
Name of Respondent                           This Report is:                    Date of Report                Year of Report
Orange and Rockland Utilities, Inc.          (1) [X] An Original                (Mo. Da. Yr)
                                             (2) [_] A Resubmission               04/30/98                     Dec. 31, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                      STATEMENT OF RETAINED EARNINGS FOR THE YEAR (Continued)
----------------------------------------------------------------------------------------------------------------------------------
Line                                               Item                                                               Amount
No.                                                 (a)                                                                 (b)
----------------------------------------------------------------------------------------------------------------------------------

                              APPROPRIATED RETAINED EARNINGS (Account 215)

         State balance and purpose of each appropriated retained earnings amount at end of year and give accounting entries for any applications of appropriated retained earnings during the year.

----------------------------------------------------------------------------------------------------------------------------------
39
40
41
42
43
44
----------------------------------------------------------------------------------------------------------------------------------
45       TOTAL Appropriated Retained Earnings (Account 215)
----------------------------------------------------------------------------------------------------------------------------------

                       APPROPRIATED RETAINED EARNINGS-AMORTIZATION RESERVE, FEDERAL
                                              (Account 215.1)

         State below the total amount set aside through appropriations of retained earnings, as of the end of the year, in compliance with the provisions of Federally granted hydroelectric project licenses held by the respondent. If any reductions or changes other than the normal annual credits hereto have been made during the year, explain such items in a footnote.

----------------------------------------------------------------------------------------------------------------------------------
46       TOTAL Appropriated Retained Earnings - Amortization Reserve, Federal (Account 215.1)
----------------------------------------------------------------------------------------------------------------------------------
47       TOTAL Appropriated Retained Earnings (Account 215, 215.1) (Enter total of lines 45 and 46)                             0
----------------------------------------------------------------------------------------------------------------------------------
48       TOTAL Retained Earnings (Account 215, 215.1, 216) (Enter total of lines 38 and 47)                           $96,349,510
----------------------------------------------------------------------------------------------------------------------------------

          UNAPPROPRIATED UNDISTRIBUTED SUBSIDIARY EARNINGS (ACCOUNT 216.1)

----------------------------------------------------------------------------------------------------------------------------------
49     Balance -- Beginning of Year (Debit or Credit)                                                                  93,019,280
----------------------------------------------------------------------------------------------------------------------------------
50       Equity in Earnings for Year (Credit) (Account 418.1)                                                          (7,896,157)
----------------------------------------------------------------------------------------------------------------------------------
51       (Less) Dividends Received (Debit)
----------------------------------------------------------------------------------------------------------------------------------
52       Other Changes (Explain)
----------------------------------------------------------------------------------------------------------------------------------
53     Balance -- End of Year   (Total of Lines 49 Thru 52)                                                           $85,123,123
----------------------------------------------------------------------------------------------------------------------------------

         Note A
         ------
         Net Income                                                                                                   $29,505,709
         Equity in Earnings of Subsidiary Companies                                                                    (7,896,157)
                                                                                                                      -----------
                                                                                                                      $37,401,866
                                                                                                                      ===========

----------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
Name of Respondent                                   This Report Is:            Date of Report            Year of Report
Orange and Rockland Utilities, Inc.                  (1) [X] An Original        (No. Da. Yr.)
                                                     (2) [ ] A Resubmission        04/30/98               Dec. 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                                      STATEMENT OF CASH FLOWS
------------------------------------------------------------------------------------------------------------------------------------
1. If the notes to the cash flow statement in the respondents annual stockholders report are applicable to this statement, such notes should be included in pages 122-123. Information about noncash investing and finacing activities should be provided on pages 122-123. Provide also on pages 122-123 a reconciliation between "Cash and Cash Equivalents at End of Year" with related amounts on the balance sheet.
2. Under "Other" specify significant amounts and group others.
3. Operating Activities - Other: Include gains and losses pertaining operating activities only. Gains and losses pertaining to investing and financing activities should be reported in those activities. Show on pages 122-123 the amount of interest paid (net of amounts capitalized) and income taxes paid.
------------------------------------------------------------------------------------------------------------------------------------
Line                       Description (See Instruction No.5 for Explanation of Codes)                     Amounts
No.                                                  (a)                                                     (b)
------------------------------------------------------------------------------------------------------------------------------------
1  Net Cash Flow from Operating Activities:
------------------------------------------------------------------------------------------------------------------------------------
2  Net Income (Line 722(c) on page 117)                                                                    $29,505,709
------------------------------------------------------------------------------------------------------------------------------------
3  Noncash Charges (Credits) to Income:
------------------------------------------------------------------------------------------------------------------------------------
4    Depreciation and Depletion                                                                             31,304,470
------------------------------------------------------------------------------------------------------------------------------------
5    Amortization of (Specify)
------------------------------------------------------------------------------------------------------------------------------------
6    Debt Discount and Expense                                                                               1,207,983
------------------------------------------------------------------------------------------------------------------------------------
7
------------------------------------------------------------------------------------------------------------------------------------
8    Deferred Income Taxes (Net)                                                                             5,380,355
------------------------------------------------------------------------------------------------------------------------------------
9    Investment Tax Credit Adjustment (Net)                                                                   (689,336)
------------------------------------------------------------------------------------------------------------------------------------
10   Net (Increase) Decrease in Receivables                                                                (14,921,638)
------------------------------------------------------------------------------------------------------------------------------------
11   Net (Increase) Decrease in Inventory                                                                      646,115
------------------------------------------------------------------------------------------------------------------------------------
12   Net (Increase) Decrease in Allowances Inventory
------------------------------------------------------------------------------------------------------------------------------------
13   Net Increase (Decrease) in Payables and Accrued Expenses                                              (25,821,745)
------------------------------------------------------------------------------------------------------------------------------------
14   Net (Increase) Decrease in Other Regulatory Assets                                                     14,774,328
------------------------------------------------------------------------------------------------------------------------------------
15   Net Increase (Decrease) in Other Regulatory Liabilities                                                 5,512,299
------------------------------------------------------------------------------------------------------------------------------------
16   (Less) Allowance for Other Funds Used During Construction
------------------------------------------------------------------------------------------------------------------------------------
17   (Less) Undistrributed Earnings from Subsidiary Companies                                               (7,896,157)
------------------------------------------------------------------------------------------------------------------------------------
18   Other Allowance for Borrowed Funds Used During Construction                                            (1,347,797)
------------------------------------------------------------------------------------------------------------------------------------
19          * See insert page 120A                                                                           3,105,433
------------------------------------------------------------------------------------------------------------------------------------
20
------------------------------------------------------------------------------------------------------------------------------------
21
------------------------------------------------------------------------------------------------------------------------------------
22   Net Cash Provided by (Used in) Operating Activities (Total of Lines 2 thru 21)                        $56,552,333
------------------------------------------------------------------------------------------------------------------------------------
23
------------------------------------------------------------------------------------------------------------------------------------
24 Cash Flows from Investment Activities:
------------------------------------------------------------------------------------------------------------------------------------
25  Construction and Acquisition of Plant (Including Land):
------------------------------------------------------------------------------------------------------------------------------------
26   Gross Additions to Utility Plant (less nuclear fuel)                                                (39,391,745)
------------------------------------------------------------------------------------------------------------------------------------
27   Gross Additions to Nuclear Fuel
------------------------------------------------------------------------------------------------------------------------------------
28   Gross Additions to Common Utility                                                                    (28,932,600)
------------------------------------------------------------------------------------------------------------------------------------
29   Gross Additions to Nonutility Plant                                                                      (83,451)
------------------------------------------------------------------------------------------------------------------------------------
30   (Less) Allowance for Other Funds Used During Construction
----------------------------------------------------------------------------------------------------------------------------------
31   Other: Allowance for Borrowed Funds During Construction                                                1,347,797
------------------------------------------------------------------------------------------------------------------------------------
32
------------------------------------------------------------------------------------------------------------------------------------
33
------------------------------------------------------------------------------------------------------------------------------------
34   Cash Outflows for Plant (Total of lines 26 thru 33)                                                  ($67,059,999)
------------------------------------------------------------------------------------------------------------------------------------
35
------------------------------------------------------------------------------------------------------------------------------------
36   Aquisition of Other Noncurrent Assets (d)
------------------------------------------------------------------------------------------------------------------------------------
37   Proceeds from Disposal of Noncurrent Assets (d)
------------------------------------------------------------------------------------------------------------------------------------
38
------------------------------------------------------------------------------------------------------------------------------------
39   Investments in and Advances to Assoc. and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------------
40   Contributions and Advances from Assoc. and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------------
41   Disposition of Investments in (and Advances to)
------------------------------------------------------------------------------------------------------------------------------------
42   Associated and Subsidiary Companies
------------------------------------------------------------------------------------------------------------------------------------
43
------------------------------------------------------------------------------------------------------------------------------------
44   Purchase of Investment Securities (a)
------------------------------------------------------------------------------------------------------------------------------------
45   Proceeds from Sales of Investment Securities (a)
------------------------------------------------------------------------------------------------------------------------------------

FERC FORM NO.1 (ED. 12-96)         Page 120

---------------------------------------------------------------------------------------------------
Name of Respondent                      This Report is      Date of Report      Year of Report
Orange and Rockland Utilities, Inc.     An Original          04/30/98           Dec. 31, 1997
---------------------------------------------------------------------------------------------------
   Utility Plant (Net)
   -------------------
   Depreciation Reserve:
    Depreciation charged to clearing accounts                    3,764,084
    Depreciation held for future use                                 6,752
    Salvage (net)                                               (1,154,060)
    Retirements                                                 (5,553,935)
    Other debits and credits to reserve                            (17,397)
   Adjustments, transfers, retirements of utility plant          4,639,972

   Nonutility Property (Net)
   ------------------------
   Depreciation Reserve:
    Depreciation accrual                                            23,162
    Salvage (net)                                                   15,577

   Other
   -----
   Prepaid and other current assets                             (1,464,426)
   Other investments                                                  (234)
   Preliminary survey and investigation charges                    (89,188)
   Miscellaneous deferred debits                                 4,302,673
   Research and development                                        524,124
   Unamortized debt expense                                       (825,000)
   Capital stock expense                                           (13,706)
   Reserve for claims and damages                                  693,266
   Pension and other benefits                                    3,117,160
   Provision for rate refunds                                   (1,132,434)
   Customer advances for construction                              207,138
   Other deferred credits                                       (3,938,095)
                                                             --------------
                                                               $ 3,105,433
                                                             ==============

   Supplemental Disclosure of Cash Flow Information
   ------------------------------------------------
    Cash paid during the year for:
    Interest                                                   $27,965,546
    Federal income taxes                                       $10,000,000

   1. Cash and Cash Equivalents                                    1997                  1996
                                                                   ----                  ----
      Account 131 - Cash                                       $ 1,245,871           $2,793,353
      Account 135 - Working Funds                                   42,824               16,836
      Account 136 - Temporary Cash Investments                           0                    0
                                                             --------------          -----------

                                                                $1,288,695           $2,810,189
                                                             ==============          ===========

           Net Change                                          ($1,521,494)
                                                               ============


--------------------------------------------------------------------------------
FERC FORM NO. 1

                                   Page 120A

------------------------------------------------------------------------------------------------------------------------------------
Name of Respondent                              This Report Is:                  Date of Report           Year of Report
Orange and Rockland Utilities, Inc.             (1) [X] An Original              (Mo.  Da.  Yr.)
                                                (2) [_] A Resubmission               04/30/98             Dec. 31, 1997
------------------------------------------------------------------------------------------------------------------------------------
                                      STATEMENT OF CASH FLOWS (Continued)
------------------------------------------------------------------------------------------------------------------------------------
 4. Investing Activities                                               5. Codes used:
    Include at Other (line 31) net cash outflow to acquire other          (a) Net proceeds or payments.
    companies. Provide a reconciliation of assets acquired with           (b) Bonds, debentures and other long term debt.
    liabilities assumed on pages 122-123.                                 (c) Include commercial paper.
    Do not include on this statement the dollar amount of Leases          (d) Identify separately such items as investments, fixed
    capitalized per US of A General Instruction 20; instead                   assets, intangibles, etc.
    provided a reconciliation of the dollar amount of Leases           6. Enter on pages 122-123 clarifications and explanations.
    capitalized with the plant cost on pages 122-123.
------------------------------------------------------------------------------------------------------------------------------------
Line          Description (See Instruction No. 5 for Explanation of Codes)                          Amounts
No.                                       (a)                                                         (b)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
46    Loans Made or Purchased
------------------------------------------------------------------------------------------------------------------------------------
47    Collections on Loans
------------------------------------------------------------------------------------------------------------------------------------
48
------------------------------------------------------------------------------------------------------------------------------------
49    Net (Increase) Decrease in Receivables
------------------------------------------------------------------------------------------------------------------------------------
50    Net (Increase) Decrease in Inventory
------------------------------------------------------------------------------------------------------------------------------------
51    Net (Increase) Decrease in Allowances Held for Speculation
------------------------------------------------------------------------------------------------------------------------------------
52    Net Increase (Decrease) in Payables and Accrued Expenses
------------------------------------------------------------------------------------------------------------------------------------
53    Other:
------------------------------------------------------------------------------------------------------------------------------------
54
------------------------------------------------------------------------------------------------------------------------------------
55
------------------------------------------------------------------------------------------------------------------------------------
56    Net Cash Provided by (Used in) Investing Activities
------------------------------------------------------------------------------------------------------------------------------------
57     (Total of lines 34 thru 55)                                                              ($67,059,999)
------------------------------------------------------------------------------------------------------------------------------------
58
------------------------------------------------------------------------------------------------------------------------------------
59    Cash Flows from Financing Activities:
------------------------------------------------------------------------------------------------------------------------------------
60    Proceeds from Issuance of:
------------------------------------------------------------------------------------------------------------------------------------
61     Long - Term Debt (b)                                                                       81,928,423
------------------------------------------------------------------------------------------------------------------------------------
62     Preferred Stock
------------------------------------------------------------------------------------------------------------------------------------
63     Common Stock                                                                                   17,138
------------------------------------------------------------------------------------------------------------------------------------
64     Other:
------------------------------------------------------------------------------------------------------------------------------------
65
------------------------------------------------------------------------------------------------------------------------------------
66    Net Increase in Short - Term Debt (c)                                                       47,725,000
------------------------------------------------------------------------------------------------------------------------------------
67     Other:
------------------------------------------------------------------------------------------------------------------------------------
68
------------------------------------------------------------------------------------------------------------------------------------
69
------------------------------------------------------------------------------------------------------------------------------------
70     Cash Provided by Outside sources (Total of lines 61 thru 69)                             $129,670,561
------------------------------------------------------------------------------------------------------------------------------------
71
------------------------------------------------------------------------------------------------------------------------------------
72    Payments for Retirement of:
------------------------------------------------------------------------------------------------------------------------------------
73     Long - term Debt (b)                                                                      (78,237,201)
------------------------------------------------------------------------------------------------------------------------------------
74     Preferred Stock                                                                            (1,407,231)
------------------------------------------------------------------------------------------------------------------------------------
75     Common Stock                                                                               (3,011,294)
------------------------------------------------------------------------------------------------------------------------------------
76     Other:
------------------------------------------------------------------------------------------------------------------------------------
77
------------------------------------------------------------------------------------------------------------------------------------
78    Net Decrease in Short - Term Debt (c)
------------------------------------------------------------------------------------------------------------------------------------
79
------------------------------------------------------------------------------------------------------------------------------------
80    Dividends on Preferred Stock                                                                (2,799,823)
------------------------------------------------------------------------------------------------------------------------------------
81    Dividends on Common Stock                                                                  (35,228,840)
------------------------------------------------------------------------------------------------------------------------------------
82    Net Cash provided by (Used in) Financing Activities
------------------------------------------------------------------------------------------------------------------------------------
83       (Total of lines 70 thru 81)                                                              $8,986,172
------------------------------------------------------------------------------------------------------------------------------------
84
------------------------------------------------------------------------------------------------------------------------------------
85    Net Increase (Decrease) in Cash and Cash Equivalents
------------------------------------------------------------------------------------------------------------------------------------
86       (Total of lines 22, 57, and 83)                                                         ($1,521,494)
------------------------------------------------------------------------------------------------------------------------------------
87
------------------------------------------------------------------------------------------------------------------------------------
88    Cash and Cash Equivalents at Beginning of Year                                               2,810,189
------------------------------------------------------------------------------------------------------------------------------------
89
------------------------------------------------------------------------------------------------------------------------------------
90    Cash and Cash Equivalents at End of Year                                                     1,288,695
------------------------------------------------------------------------------------------------------------------------------------

FERC FROM NO. 1 (ED. 12-96)              Page 121

                      Orange and Rockland Utilities, Inc.
                                Financial Data
                               December 31, 1997

Interest Coverage (Times)
  SEC - Book                                                  N/A

Earning per Average Common Share:
  Continuing Operations                                     $  3.09
  Discontinued Operations                                     (1.13)
                                                            -------
  Consolidated Earnings per Average Common Share               1.96
                                                            =======

Return on average common equity                                7.09%

Book value per share
  Average                                                   $ 27.60
  End of Period                                               27.69

Effective tax rate                                               33%

Capitalization Ratios:
  SEC Basis
     Common Stock Equity                                      51.30%
     Non-Reedemable Preferred and Preference Stock             5.89%
     Long-Term Debt (includes current portion)                42.81%
                                                            -------
                                                             100.00%
                                                            =======

  PSC Basis
     Common Stock Equity                                      51.05%
     Non-Reedemable Preferred and Preference Stock             5.86%
     Long-Term Debt (includes current portion)                42.61%
     Customer Deposits                                         0.48%
                                                            -------
                                                             100.00%
                                                            =======

                                  APPENDIX F

                                                                      APPENDIX F


                          CONFORMING MODIFICATIONS TO
                 CORPORATE STRUCTURE AND RELATED PROVISIONS OF
                     CON EDISON SETTLEMENT AGREEMENT AND
                    ORANGE AND ROCKLAND RESTRUCTURING PLAN
                    --------------------------------------

     Except as otherwise discussed herein, the corporate structure section of the Con Edison Settlement Agreement (Article V and Appendix J) and the corporate structure and affiliate rules sections of the Orange and Rockland Restructuring Plan (Article IV.A - C and Appendices E, H and I) continue unchanged. The changes set forth below are conforming in nature and do not change the substance of the settlement agreements.

     These modifications will take effect when approved by the Commission.


                        Con Edison Settlement Agreement
                        -------------------------------

Formation of Holding Company
----------------------------

     Section V.1.(iv) - Defining "Subsidiary" And "Affiliate"  As described in
     --------------------------------------------------------
the Joint Petition, Orange and Rockland will become a direct subsidiary of CEI. The subsidiaries of Orange and Rockland will therefore become indirect subsidiaries of CEI and affiliates of CEI's other subsidiaries, including Con Edison and CEI's existing unregulated subsidiaries.

     Section V.1(iv) of the Con Edison Settlement Agreement states that "subsidiaries other than Con Edison are referred to collectively as 'the unregulated subsidiaries' or 'unregulated affiliates.'" CEI will now have more than one regulated subsidiary, and this provision will therefore be conformed to reflect the fact that the terms "subsidiary" and "affiliate" will include both regulated and unregulated subsidiaries and affiliates. Any provision intended to apply only to either regulated or unregulated subsidiaries and affiliates will
      ----
be amended, where necessary, to make such limitation clear.

Affiliate Relations - In General
--------------------------------

     Section V.4(i) - Separate Building  This provision provides that "[n]o
     ----------------------------------
unregulated affiliate may be located in the same building as Con Edison beyond 180 days after its formation. Con Edison and CEI may occupy the same building." This provision will be conformed to make it clear that Con Edison and Orange and Rockland may be located in the same building, subject to the provisions of the merger agreement.

Transfer of Assets
-------------------

     Section V.5(i) - Transfers Between Regulated Affiliates  This provision
     -------------------------------------------------------
will be amended to recognize that transfers of assets between Con Edison and Orange and Rockland will not require the Commission's approval under Section 70 of the Public Service Law.

     Section V.5(ii) - Transfers Between Regulated Affiliates  This provision
     --------------------------------------------------------
will be amended to permit transfers of assets between regulated affiliates at net book value.

     Section V.6(i) - Separate Operating Employees  This provision will be
     ---------------------------------------------
amended to expressly permit Con Edison and Orange and Rockland to share operating employees. Accounting will be in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.6(iii) - Officers  This provision provides that "[o]fficers of
     ---------------------------
CEI may be officers of Con Edison." This provision will be amended by adding the words "and Orange and Rockland, Rockland Electric Company and Pike County Light & Power Company" to the quoted language.

     Section V.6(iv) AND (v) - Employee Transfers  These provisions will be
     --------------------------------------------
amended to expressly permit the transfer of employees between Con Edison and Orange and Rockland and to recognize that the service limitation and compensation applicable to transfers with unregulated affiliates will not be applicable to the utility transfers.

     Section V.6(viii) - Common Benefit Plans  This provision permits employees
     ----------------------------------------
of CEI, Con Edison and CEI's unregulated subsidiaries to participate in common pension and benefit plans. This provision will be amended to also permit employees of Orange and Rockland and other regulated affiliates to participate in such plans.

Provision of Services and Goods
-------------------------------

     Section V.7(i) - Corporate Services This provision will be amended to
     -----------------------------------
permit Con Edison to provide corporate services to Orange and Rockland. Such services will be provided by Con Edison in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(ii) - Other Services This provision will be amended to permit
     --------------------------------
Con Edison to provide services other than corporate services to Orange and Rockland and to provide such services at fully-loaded cost, except as otherwise required under PSL sec. 110. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(iii) - Services Purchased From Affiliates This section will be
     -----------------------------------------------------
amended to recognize that CEI and Con Edison may purchase services from regulated affiliates, including Orange and Rockland. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section V.7(iv) - Common Insurance This provision will be amended to permit
     ----------------------------------
CEI and all of its subsidiaries to be covered by common property/casualty and other business insurance policies.


                    Orange and Rockland Restructuring Plan
                    --------------------------------------

     The affiliate rules applicable to Orange and Rockland are included in
Article IV and Appendices H and I of the Orange and Rockland Restructuring Plan.

Corporate Structure
-------------------

     Section IV.A - Holding Company This section will be amended to conform to
     ------------------------------
the merger agreement, pursuant to which Orange and Rockland will not form a registered holding company but instead will become a subsidiary of CEI.

     This section will also be amended to recognize that to effectuate the mechanics of the merger, Orange and Rockland will transfer ownership of its common equity to CEI.

Appendix H - Standards of Competitive Conduct - A statement will be added to
---------------------------------------------
this appendix to make clear that the use of the term "Holding Company" refers to CEI rather than to the registered holding company that Orange and Rockland had intended to form.

Appendix I - Transfer of Assets
-------------------------------

     Sections 2(a) and (b) - Transfer of Assets  These sections will be
     ------------------------------------------
conformed to the changes indicated for Sections V.5(i) and (ii) of the Con Edison agreement, described, supra.
                             -----

Appendix I - Personnel
----------------------

     Sections 3(a), (c) and (d) - Separate Operating Employees and Employee
     ----------------------------------------------------------------------
Transfers  These sections will be conformed to the changes indicated for
---------
Sections V.6(i), 6(iv) and 6(v) of the Con Edison agreement, described, supra.
                                                                        -----

     Sections 3(f) - Compensation  This provision, which permits the stock of
     ----------------------------
the Holding company to be used as an element of compensation of common officers of the Holding company and the Delivery company, will be conformed to substitute CEI for the Holding company.

     Sections 3(g) - Common Benefit Plans  This provision permits employees of
     ------------------------------------
the registered holding company that Orange and Rockland had intended to form, Orange and Rockland and its unregulated subsidiaries to participate in common pension and benefit plans. This provision will be amended to eliminate the reference to the to-be-formed holding company and also permit employees of Orange and Rockland and its affiliates to participate in common pension and benefit plans with CEI and its other subsidiaries consistent with the change indicated for Section V.6(viii) of the Con Edison agreement, described, supra.
                                                                        -----

     Appendix I - Provision of Services and Goods
     --------------------------------------------

     Section 4(a) - Corporate Services  This provision was written with the
     ---------------------------------
expectation that Orange and Rockland would form a registered holding company with a service company that would provide services to a "Delivery Company" (i.e., Orange and Rockland) and unregulated subsidiaries. This provision will be conformed to reflect the merger.

     Section 4(b) - Other Services  This provision will be amended to recognize
     -----------------------------
that Orange and Rockland may provide non-corporate services to Con Edison and to provide such services at fully-loaded cost, except as otherwise required under PSL sec. 110. Such services will be provided in accordance with the amended accounting procedures (Joint Petition, Appendix G).

     Section 4(d) - Common Insurance  This provision would be conformed to
     -------------------------------
permit CEI and all of its subsidiaries to be covered by common property/casualty and other business insurance policies consistent with the change indicated for
Section V.7(iv) of the Con Edison agreement described, supra.
                                                       -----

                                    * * * *

     Development of a single set of procedures is indicated, and the Petitioners are willing to discuss such a step if other parties also believe such a step to be feasible.

                                  APPENDIX G

                                                                      APPENDIX G

                          CONFORMING MODIFICATIONS TO
                AFFILIATE TRANSACTIONS ACCOUNTING PROCEDURES OF
                      CON EDISON SETTLEMENT AGREEMENT AND
                    ORANGE AND ROCKLAND RESTRUCTURING PLAN

     Except as otherwise discussed herein, the accounting appendices to the Con Edison Settlement Agreement (Appendix I) and the Orange and Rockland Restructuring Plan (Appendix J) would continue unchanged./1/ The changes set forth below are conforming in nature and do not change the substance of the settlement agreements.

     MODIFICATIONS TO APPENDIX I TO CON EDISON SETTLEMENT AGREEMENT
     --------------------------------------------------------------

     Section 3.1 - Background  This provision will be amended to (1) recognize
     ------------------------
Orange and Rockland and its subsidiaries as direct and indirect subsidiaries of CEI and as affiliates of Con Edison and CEI's other unregulated subsidiaries and
(2) make this accounting procedure also applicable to Orange and Rockland.

     Section 3.2(a) - Transfer of Assets  This section will be amended to
     -----------------------------------
conform to the change to Section V.5(i) of the settlement, which establishes that transfers of assets between regulated affiliates will be made at net book cost.

     Section 3.3(a) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the changes to Sections V.7(i) and (ii) of the settlement, which permit Con Edison to provide corporate and other services to Orange and Rockland. This section will also recognize that the provision of electric energy or gas to Orange and Rockland shall be governed by PSL sec. 110, subject to any applicable FERC requirements, and that Con Edison will charge Orange and Rockland the same rates for Con Edison's tariff services as Con Edison charges all similarly-situated customers.

     Section 3.3(d) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the change to Section V.7(iii), which recognizes that Con Edison may purchase goods and services from Orange and Rockland and that the pricing of such services shall be in accordance with the accounting guidelines set forth in the Orange and Rockland Restructuring Plan.

___________________

/1/ The cost allocation guidelines in Appendix J to the Plan were in draft form. Orange and Rockland committed to "file with the Director of the Office of Accounting and Finance of the Department of Public Service all amendments and supplements to the guidelines, thirty days prior to making such change(s)" and the Plan provided that such changes would be considered in either the unbundling phase of the proceeding or as part of the application to form a holding company (Appendix I, section 1(b)). In light of the proposed merger, Orange and Rockland proposes that these changes be considered as part of the Joint Petition and will submit a copy of this Appendix G to the Director in satisfaction of the aforementioned filing requirement.

     Section 3.4(a)(1) - Direct Cost Allocations  This section will be amended
     -------------------------------------------
to conform to the change to Section V.7(ii), which provides that other (non-corporate) services provided by Con Edison to Orange and Rockland will be provided on a fully-loaded cost basis.

     Section 3.4(c)(2) and (3) - Proportional and Other Allocations  These
     --------------------------------------------------------------
sections will be amended to conform to the changes to Sections V.6(viii) and 7(iv), which permit (1) Orange and Rockland employees to participate in common pension and benefit plans and (2) CEI and all affiliates to be covered by common property/casualty and other business insurance policies, respectively.

     MODIFICATIONS TO APPENDIX J TO ORANGE AND ROCKLAND RESTRUCTURING PLAN
     ---------------------------------------------------------------------

     Section 3.1 - Background  This provision will be amended to (1) recognize
     ------------------------
Orange and Rockland and its subsidiaries as direct and indirect subsidiaries of CEI and as affiliates of Con Edison and CEI's other unregulated subsidiaries and
(2) make this accounting procedure also applicable to Con Edison.

     Section 3.2 - Transfers of Assets and Employees  A section will be added
     -----------------------------------------------
to Appendix J to provide accounting guidelines for transfers of assets and employees, consistent with the rules set forth in sections 2 and 3 of Appendix I.

     Section 3.3(c) - Provision of Goods and Services  This section will be
     ------------------------------------------------
amended to conform to the changes to Sections V.7(i) and (ii) of the Con Edison Settlement Agreement, which permits Con Edison to provide corporate and other services to Orange and Rockland at fully-loaded cost, recognizing that Con Edison's provision of electric energy or gas to Orange and Rockland shall be governed by PSL sec. 110, subject to any applicable FERC requirements, and that Orange and Rockland will pay the same rates for Con Edison's tariff services as all similarly-situated customers.

     Section 3.4(c)(2)/2/ and Exhibit A, Section (4) - Cost Causative
     ----------------------------------------------------------------
Allocations - These sections will be amended to clarify the bases for allocating
-----------
costs by deleting, for example, reference to consolidated assets.

     Sections 3.4(c)(2)/3/ and (3) - Proportional and Other Allocations  These
     ------------------------------------------------------------------
sections will be amended to conform to the changes to Sections 3(g) and 4(d) of the Orange and Rockland Restructuring Plan, which permit (1) employees of CEI, Con Edison, Orange and Rockland and their affiliates to participate in common pension and benefit plans and (2) CEI and all affiliates to be covered by common property/casualty and other business insurance policies, respectively.

                                     ****

____________________

/2/ Note: there are two provisions numbered "(c)2." The Proposed change relates to the second one.
/3/ Note: there are two provisions numbered "(c)2." This proposed change relates to the second one.

     Development of a single set of procedures is indicated, and the Petitioners are willing to discuss such a step if other parties also believe such a step to be feasible.

                                  APPENDIX H

                                                                      APPENDIX H

                QUANTIFICATION AND ALLOCATION OF SYNERGY SAVINGS
                             (THOUSANDS OF DOLLARS)

                                RY 3-00     RY 3-01   RY 3-02   RY 3-03   RY 3-04   RY 3-05  RY 3-06   RY 3-07   RY -3-08   RY 3-09
                                -------     -------   -------   -------   -------   -------  -------   -------   --------   -------
NET SYNERGY SAVINGS
BEFORE COSTS TO ACHIEVE         $19,991     $39,315   $45,195   $47,141   $49,163   $51,226   $53,357   $55,569   $57,865   $60,249

5-YEAR AMORTIZATION OF
COSTS TO ACHIEVE                 (5,928)     (7,905)   (7,905)   (7,905)   (7,905)   (1,976)        -         -         -         -

NET SYNERGY SAVINGS
AFTER COSTS TO ACHIEVE           14,063      31,410    37,290    39,237    41,256    49,250    53,357    55,569    57,865    60,249

DISPOSITION OF SAVINGS
 O&R CUSTOMER BENEFIT***            922         922     3,049     3,496     3,965     5,579     6,449     6,964     7,502     8,067
 CON ED CUSTOMER BENEFIT***       7,409      13,484    15,597    16,122    16,664    19,046    20,229    20,821    21,430    22,058

   TOTAL CUSTOMER BENEFIT         8,331      14,406    18,645    19,618    20,629    24,625    26,678    27,784    28,933    30,125

CEI SHAREHOLDER BENEFIT           5,732      17,004    18,645    19,618    20,629    24,625    26,678    27,784    28,933    30,125

TOTAL DISPOSITION              $ 14,063     $31,410   $37,290   $39,237   $41,258   $49,250   $53,357   $55,569   $57,865   $60,249

                                 Total
                                 -----
NET SYNERGY SAVINGS
BEFORE COSTS TO ACHIEVE        $479,072

5-YEAR AMORTIZATION OF
COSTS TO ACHIEVE                (39,523)

NET SYNERGY SAVINGS
AFTER COSTS TO ACHIEVE          439,549**

DISPOSITION OF SAVINGS
 O&R CUSTOMER BENEFIT***         46,914         21%
 CON ED CUSTOMER BENEFIT***     172,860         79%

   TOTAL CUSTOMER BENEFIT       219,774        100%

CEI SHAREHOLDER BENEFIT         219,774

TOTAL DISPOSITION              $439,549

*    Synergies begin July 1, 1999 and RY 3-00 includes 9 months of savings.
** Total savings of $467,576 inclusive of Orange and Rockland's out-of-state utility operations.
*** Total customer savings, inclusive of gross receipts taxes, amount to $50,445 for Orange and Rockland customers and $185,871 for Con Edison customers.

                                  APPENDIX I

                                                                      APPENDIX I


                      BENEFIT DISPOSITION AND METHODOLOGY
                      -----------------------------------

I.   FRAMEWORK:
     ---------

       i) Amortize actual costs to achieve and transaction costs over five-year period ending June 2004.

       ii) Allocate to customers one-half estimated synergies, net of transaction costs and costs to achieve, through March 31, 2002. Disposition thereof is per this appendix.

       iii) For post March 2002 period, apply merger savings retention procedure (below, sec. IV) as part of next general rate case for each service indicated.

II.  APPLICATION TO ORANGE AND ROCKLAND
     ----------------------------------

     Electric Operations
     -------------------

          The following amounts will be accrued for electric ratepayer benefit on the books of Orange and Rockland and used to offset other deferred debits accrued under the Orange and Rockland Restructuring Plan:

          12 months ending March 31, 2000: - $   694,000
          12 months ending March 31, 2001: - $   694,000
          12 months ending March 31, 2002: - $ 2,296,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000: - $ 1,716,000
          12 months ending March 31, 2001: - $ 2,288,000
          12 months ending March 31, 2002: - $ 2,288,000

     Gas Operations
     --------------

          The estimated share of benefits that will be applied to Orange and Rockland gas customers is:

          12 months ending March 31, 2000:   -    $227,000
          12 months ending March 31, 2001:   -    $227,000
          12 months ending March 31, 2002:   -    $752,000

          In the absence of a settlement agreement in effect, specific prospective application of such estimated savings benefit would be addressed in Orange and Rockland's next gas rate case.

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000:   -    $ 562,000
          12 months ending March 31, 2001    -    $ 750,000
          12 months ending March 31, 2002:   -    $ 750,000

     POST MARCH 31, 2002:
     -------------------

          Subject to the merger savings retention prescribed below (sec. IV), Orange and Rockland's electric and gas customers will realize merger savings under the revenue requirement set forth in Orange and Rockland's next general rate cases.

III. APPLICATION TO CON EDISON
     -------------------------

     Electric Operations
     -------------------

          The following amounts will be accrued for ratepayer benefit on the books of Con Edison and used to benefit electric customers under the Con Edison Settlement Agreement.

          12 months ending March 31, 2000:   -    $ 6,001,000
          12 months ending March 31, 2001:   -    $10,922,000
          12 months ending March 31, 2002:   -    $12,633,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000:  -     $2,956,000
          12 months ending March 31, 2001:  -     $3,942,000
          12 months ending March 31, 2002:  -     $3,942,000

     Gas Operations
     --------------

          The estimated share of benefits applicable to Con Edison gas customers is:

          12 months ending March 31, 2000:  -     $1,111,000
          12 months ending March 31, 2001:  -     $2,023,000
          12 months ending March 31, 2002:  -     $2,339,000

          These amounts will be credited to gas customers through the gas adjustment in the period indicated:

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000:  -     $547,000
          12 months ending March 31, 2001:  -     $730,000
          12 months ending March 31, 2002:  -     $730,000

     Steam Operations
     ----------------

          The following amounts will be accrued for steam ratepayers benefit on the books of Con Edison and used to benefit customers:

          12 months ending March 31, 2000:  -     $296,000
          12 months ending March 31, 2001:  -     $539,000
          12 months ending March 31, 2002:  -     $624,000

          The following amounts will be amortized ratably to expense (subject to reconciliation):

          12 months ending March 31, 2000:  -     $146,000
          12 months ending March 31, 2001:  -     $195,000
          12 months ending March 31, 2002:  -     $195,000

     POST MARCH 31, 2002:
     -------------------

          Subject to the merger savings retention prescribed below (sec. IV), Con Edison electric, gas and steam customers will realize merger savings under the revenue requirement set forth in Con Edison's next general rate case for each service.

IV.  MERGER SAVINGS RETENTION PROCEDURE
     ----------------------------------

          The 50% shareholder retention in RY 3-03 through RY 3-09 will be based on actual achieved synergy savings. The respective utilities' cost of service will reflect the full realized synergy savings, offset by an entry to reflect the one-half sharing with the shareholder calculated in the manner herein set forth. The calculation compares the actual (reduced by synergy savings) cost of the affected areas to a target (i.e, projection of costs in the absence of
                                ---
Merger), crediting 50% of the difference to the shareholder up to a maximum annual amount. The target will be the actual 1998 costs of the affected areas shown on the attached, escalated by the CPI and reduced for non-synergy productivity of 2% annually. The shareholder benefit will be contingent on actual costs being below targeted levels, ensuring customer benefit. The maximum annual shareholder benefit will be 150% of the estimated savings for customers set forth in Appendix H. Under the methodology, the investor share can exceed estimated investor benefit only when customers' benefits are also in excess of the estimate.

          The calculation of shareholder benefit will be done on a total company basis and allocated proportionately among services. Disposition of savings after RY 3-09 will be determined at that time.

                    CENTRAL FUNCTIONS AFFECTED BY SYNERGIES




                              Accounting (including public accounts)
                              Tax
                              Treasurer/Shareholders Services
                              Rate Engineering/Compliance

                              Auditing

                              Business Development

                              Office of CEO

                              Public Affairs

                              Employee Relations
                              Environmental, Health & Safety
                              Purchasing
                              Information Resources
                              R&D (including EPRI & GRI dues)

                              Legal

                              Corporate and Fiscal Expenses

                              Associations & Dues



     Note: The target for the cost centers shown above for either company will be the actual costs recorded for the year 1998, adjusted to reflect generation divestiture and normalized for major organizational changes or extraordinary expenses or credits that may occur. The resulting target will be increased by the annual CPI and reduced by non-synergy productivity of 2% annually.